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Exhibit 99.1

Travelport Limited

Financial Statements

TRAVELPORT LIMITED
INDEX TO FINANCIAL STATEMENTS

Page
Report of Independent Registered Public Accounting Firm	2
Statements of Operations for the period July 13, 2006 (Formation Date) through December 31, 2006 (Restated), and for the Predecessor period January 1, 2006 through August 22, 2006 (Restated) and the years ended December 31, 2005 (Restated) and 2004 (Restated)	3
Balance Sheets at December 31, 2006 (Restated) and 2005 (Restated)	4
Statements of Cash Flows for the period July 13, 2006 (Formation Date) through December 31, 2006 (Restated), and for the Predecessor period January 1, 2006 through August 22, 2006 (Restated) and the years ended December 31, 2005 (Restated) and 2004 (Restated)	5
Statements of Changes in Shareholders' Equity for the period July 13, 2006 (Formation Date) through December 31, 2006 (Restated), and for the Predecessor period January 1, 2006 through August 22, 2006 (Restated) and the years ended December 31, 2005 (Restated) and 2004 (Restated)	6
Notes to Financial Statements	7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

To the Board of Directors of
Travelport Limited

        We have audited the accompanying consolidated balance sheet of Travelport Limited and subsidiaries (the "Company") as of December 31, 2006, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the period from July 13, 2006 (date of formation) through December 31, 2006. We have also audited the combined balance sheet of the Travelport Businesses of AvisBudget Group, Inc. (formerly Cendant Corporation) (the "Predecessor") as of December 31, 2005, and the related combined statements of operations, changes in shareholders' equity, and cash flows for the period from January 1, 2006 through August 22, 2006 and the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 1 to the consolidated financial statements, the Company was formed on July 13, 2006 and the Travelport Businesses of AvisBudget Group, Inc. have been consolidated with the Company since the date of acquisition on August 23, 2006. The financial statements for periods prior to August 23, 2006 include the financial condition, results of operations and cash flows for the Travelport Businesses of AvisBudget Group, Inc. on a predecessor basis.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Travelport Limited and subsidiaries as of December 31, 2006, and the results of their operations and their cash flows for the period July 13, 2006 (date of formation) through December 31, 2006, and such combined financial statements present fairly, in all material respects, the financial position of the Travelport Businesses of AvisBudget Group, Inc. as of December 31, 2005, and the results of their operations and their cash flows for the period January 1, 2006 through August 22, 2006 and the years ended December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 2 to the financial statements, the accompanying consolidated financial statements as of December 31, 2006 and for the period from July 13, 2006 (date of formation) through December 31, 2006 and the combined financial statements as of December 31, 2005 and for the period from January 1, 2006 through August 22, 2006 and for the years ended December 31, 2005 and 2004 have been restated.

DELOITTE & TOUCHE LLP

Parsippany, New Jersey
March 20, 2007
(January 24, 2008 as to the effects
of the restatement discussed in Note 2)

TRAVELPORT LIMITED
STATEMENTS OF OPERATIONS
(in millions)

	Company (Consolidated)
		Predecessor (Combined)
	As Restated (See Note 2)
		As Restated (See Note 2)
	July 13, 2006 (Formation Date) through December 31, 2006		Year Ended December 31,
		January 1, 2006 through August 22, 2006
			2005	2004
Net revenue	$833	$1,710	$2,409	$1,758

Costs and expenses
Cost of revenue	378	721	1,006	855
Selling, general and administrative	349	654	851	438
Separation and restructuring charges	16	92	22	—
Depreciation and amortization	78	125	204	124
Other income, net	—	(7)	(4)	—
Impairment of long-lived assets	14	2,365	422	—

Total costs and expenses	835	3,950	2,501	1,417

Operating income (loss)	(2)	(2,240)	(92)	341
Interest expense, net	(150)	(39)	(27)	(6)
Other expenses, net	(1)	(1)	(1)	—

Income (loss) from continuing operations before income taxes	(153)	(2,280)	(120)	335
Provision (benefit) for income taxes	3	(116)	(76)	85

Income (loss) from continuing operations, net of tax	(156)	(2,164)	(44)	250
Loss from discontinued operations, net of tax	(2)	(6)	(6)	(1)
Gain (loss) from disposal of discontinued operations, net of tax	8	(6)	—	—

Net income (loss)	$(150)	$(2,176)	$(50)	$249

See Notes to Financial Statements

TRAVELPORT LIMITED
BALANCE SHEETS
(in millions, except share data)

		As Restated (See Note 2)
	As Restated (See Note 2)
		Predecessor (Combined)
	Company (Consolidated)
		December 31, 2005
	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$97	$88
Accounts receivable (net of allowance for doubtful accounts of $27 and $22)	447	406
Due from AvisBudget	—	874
Deferred income taxes	13	44
Other current assets	161	104
Assets of discontinued operations	—	37

Total current assets	718	1,553
Property and equipment, net	517	500
Goodwill	2,146	4,043
Trademarks and tradenames	707	491
Other intangible assets, net	1,633	668
Deferred income taxes	34	684
Other non-current assets	381	81

Total assets	$6,136	$8,020

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$308	$218
Accrued expenses and other current liabilities	830	695
Current portion of long-term debt	24	5
Deferred income taxes	13	3
Liabilities of discontinued operations	—	42

Total current liabilities	1,175	963
Long-term debt	3,623	352
Deferred income taxes	247	194
Tax sharing liability	125	133
Other non-current liabilities	197	193

Total liabilities	5,367	1,835

Commitments and contingencies (note 17)
Shareholders' equity:
Common stock $1.00 par value; 12,000 shares authorized, 12,000 shares issued and outstanding	—	—
Additional paid in capital	908	—
Accumulated deficit	(150)	—
AvisBudget net investment	—	6,278
Accumulated other comprehensive	11	(93)

Total shareholders' equity	769	6,185

Total liabilities and shareholders' equity	$6,136	$8,020

See Notes to Financial Statements

TRAVELPORT LIMITED
STATEMENTS OF CASH FLOWS
(in millions)

	Company (Consolidated)	Predecessor (Combined)
		As Restated (See Note 2)
	As Restated (See Note 2)
			Year Ended December 31,
	July 13, 2006 (Formation Date) through December 31, 2006
		January 1, 2006 through August 22, 2006
			2005	2004
Operating Activities of continuing operations
Net income (loss)	$(150)	$(2,176)	$(50)	$249
Loss (income) from discontinued operations	(6)	12	6	1

Income (loss) from continuing operations	(156)	(2,164)	(44)	250
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	78	125	204	124
Impairment of long-lived assets	14	2,365	422	—
Deferred income taxes	(5)	(111)	(55)	78
Provision for bad debts	1	10	(10)	16
Gain on sale of property	—	(9)	(1)	—
Amortization of debt issuance costs	17	—	—	—
Unrealized losses on derivative instruments	11	—	—	—
Non-cash charges related to tax sharing liability	5	14	16	—
Non-cash Travelport equity grants	6	—	—	—
Changes in assets and liabilities, net of effects from acquisitions and disposals
Accounts receivable	97	(85)	(18)	(4)
Other current assets	37	8	1	(9)
Accounts payable, accrued expenses and other current liabilities	(101)	151	15	—
Other	8	(31)	22	(74)

Net cash provided by operating activities of continuing operations	12	273	552	381

Investing activities of continuing operations
Property and equipment additions	(67)	(102)	(152)	(103)
Businesses acquired, net of cash acquired	(4,110)	(20)	(1,503)	(1,163)
Loan to Worldspan	(125)	—	—	—
Net intercompany funding with AvisBudget		199	(482)	(384)
Proceeds from asset sales	—	10	10	71
Other	(9)	(5)	4	4

Net cash (used in) provided by investing activities of continuing operations	(4,311)	82	(2,123)	(1,575)

Financing activities of continuing operations
Proceeds from borrowings	3,603	1,900	350	—
Principal payments on borrowings	(1,789)	(467)	(50)	(14)
Repayment from (advance to) AvisBudget	1,783	(1,783)	—	—
Capital contribution from AvisBudget	—	—	1,703	1,227
Issuance of common stock	902	—	—	—
Dividends paid	—	—	(350)	—
Payment for settlement of tax sharing liability	—	(32)	—	—
Debt issuance costs	(105)	—	—	—

Net cash provided by (used in) financing activities of continuing operations	4,394	(382)	1,653	1,213

Effect of changes in exchange rates on cash and cash equivalents	2	8	(36)	—

Net increase (decrease) in cash and cash equivalents of continuing operations	97	(19)	46	19

Cash provided by (used in) discontinued operations
Operating activities	1	(10)	(5)	1
Investing activities	(1)	5	5	(11)
Financing activities	—	—	—	—
Effects of exchange rate changes	—	—	(2)	—

	—	(5)	(2)	(10)

Cash and cash equivalents at beginning of period	—	93	49	40

Cash and cash equivalents at end of period	97	69	93	49
Less cash of discontinued operations	—	—	(5)	(7)

Cash and cash equivalents of continuing operations	$97	$69	$88	$42

Supplemental disclosure of cash flow information
Income tax payments, net	$14	$19	$18	$35
Interest payments	$88	$25	$10	$6
Non-cash forgiveness of debt	$—	$916	$—	$—

See Notes to Financial Statements

TRAVELPORT LIMITED
STATEMENTS OF CHANGES IN EQUITY
(in millions)

	Common Stock	Additional Paid In Capital	Accumulated Deficit	AvisBudget's Net Investment	Accumulated Other Comprehensive Income (Loss)	Total Equity
Predecessor
Balance as of January 1, 2004	$—	$—	$—	$3,499	$31	$3,530
Comprehensive income:
Net income (as restated, see note 2)	—	—	—	249	—
Currency translation adjustment, net of tax of $4	—	—	—	—	13
Unrealized loss on cash-flow hedges, net of tax of $(2)	—	—	—	—	(1)
Minimum pension liability adjustment, net of tax of $(2)	—	—	—	—	(6)
Total comprehensive income (as restated, see note 2)						255
Capital contribution from AvisBudget	—	—	—	1,227	—	1,227

Balance as of December 31, 2004 (as restated, see note 2)	—	—	—	4,975	37	5,012
Comprehensive loss:
Net loss (as restated, see note 2)	—	—	—	(50)	—
Currency translation adjustment, net of tax of $(49)	—	—	—	—	(124)
Unrealized gain on cash flow hedges, net of tax	—	—	—	—	2
Minimum pension liability adjustment, net of tax of $(4)	—	—	—	—	(8)
Total comprehensive loss (as restated, see note 2)						(180)
Capital contribution from AvisBudget	—	—	—	1,703	—	1,703
Dividends paid to AvisBudget	—	—	—	(350)	—	(350)

Balance as of December 31, 2005 (as restated, see note 2)	—	—	—	6,278	(93)	6,185
Comprehensive loss:
Net loss (as restated, see note 2)	—	—	—	(2,176)	—
Currency translation adjustment, net of tax of $46	—	—	—	—	135
Unrealized losses on available for sale securities, net of tax	—	—	—	—	6
Unrealized losses on cash flow hedges, net of tax	—	—	—	—	(1)
Total comprehensive loss (as restated, see note 2)						(2,036)
Non-cash contribution of assets from AvisBudget	—	—	—	45	—	45
Non-cash forgiveness of intercompany debt with AvisBudget	—	—	—	(916)	—	(916)

Balance as of August 22, 2006 (as restated, see note 2)	$—	$—	$—	$3,231	$47	$3,278

Company
Issuance of common stock	$—	$902	$—	$—	$—	$902
Equity-based compensation	—	6	—	—	—	6
Comprehensive loss:
Net loss (as restated, see note 2)	—	—	(150)	—	—
Currency translation adjustment, net of tax of $1	—	—	—	—	20
Unrealized loss on cash flow hedges, net of tax of $(6)	—	—	—	—	(9)
Total comprehensive loss (as restated, see note 2)						(139)

Balance as of December 31, 2006 (as restated, see note 2)	$—	$908	$(150)	$—	$11	$769

See Notes to Financial Statements

TRAVELPORT LIMITED

NOTES TO FINANCIAL STATEMENTS
(Unless otherwise noted, all amounts are in millions, except share data)

1.    Basis of Presentation

        Travelport Limited (hereafter "Travelport" or "the Company"), formerly TDS Investor (Bermuda) Ltd., is a Bermuda corporation formed on July 13, 2006 for the purpose of the acquisition of the Travelport businesses of AvisBudget Group, Inc. ("AvisBudget," formerly Cendant Corporation). Travelport is one of the world's largest travel conglomerates. It operates 20 leading brands including Galileo, a global distribution system (GDS); Orbitz, an on-line travel agent; and Gulliver's Travel Associates, a wholesaler of travel content. The Company has approximately 8,000 employees and operates in 130 countries. Travelport is owned by affiliates of The Blackstone Group ("Blackstone") of New York and Technology Crossover Ventures ("TCV") of Palo Alto, California.

        On August 23, 2006, Travelport completed the acquisition of the Travelport businesses of AvisBudget for a total purchase price of approximately $4.1 billion, which was funded with $900 million of equity contributions from the owners as well as debt proceeds from the issuance of $2,200 million in term loans under a new senior secured credit facility, the issuance of $899 million of senior notes and the issuance of $504 million of senior subordinated notes (the "Acquisition"). Prior to the Acquisition, the Company's operations were limited to the formation of the Company and entering into derivative transactions related to the debt that was subsequently issued. Such financing activities resulted in a net loss of $11 million prior to the Acquisition and are included in the consolidated results of operations for the period July 13, 2006 (Formation Date), through December 31, 2006. As a result, the Travelport businesses of AvisBudget are considered a predecessor company (the "Predecessor") to Travelport. The financial statements as of December 31, 2006 and for the period July 13, 2006 (Formation Date) through December 31, 2006 include the financial condition, results of operations and cash flows for Travelport on a successor basis, reflecting the impact of the preliminary purchase price allocation. The financial statements for periods prior to August 23, 2006 include the financial condition, results of operations and cash flows for the Travelport businesses of AvisBudget on a predecessor basis, reflecting the historical carrying values of the Travelport businesses of AvisBudget.

        The Travelport businesses of AvisBudget represent a combined reporting entity comprised of the assets and liabilities used in managing and operating the travel distribution services businesses of AvisBudget, which are considered a Predecessor to the Company. The Travelport businesses of AvisBudget include Cendant Travel Distribution Services Group, Inc., its subsidiaries, certain technologies contained in WizCom International, Inc., a subsidiary of AvisBudget and the entities in which Travelport directly or indirectly has a controlling financial interest.

        The Predecessor's combined results of operations, financial position and cash flows may not be indicative of the Company's future performance and do not necessarily reflect what its combined results of operations, financial position and cash flows would have been had the Company operated as a separate, stand-alone entity during the periods presented, including changes in its operations and capitalization as a result of the separation from AvisBudget.

        Certain corporate and general and administrative expenses, including those related to executive management, information technology, tax, insurance, accounting, legal and treasury services and certain employee benefits have been allocated by AvisBudget to the Predecessor based on forecasted revenue. Management believes such allocations are reasonable. However, the associated expenses recorded by the Predecessor in the accompanying Combined Statements of Operations may not be indicative of the actual expenses that would have been incurred had the Predecessor been operating as a separate, standalone entity. Following the Acquisition, the Company performs these functions using internal resources or purchased services, although certain of these services are provided by AvisBudget during a transitional period pursuant to a transition services agreement. Refer to Note 23—Related Party Transactions for a detailed description of the transactions with AvisBudget.

Business Description

        The Company operated in the following business segments through December 31, 2006:

Business to Business ("B2B")—The B2B businesses primarily focus on electronic travel distribution services of Galileo that connect travel suppliers to travel agencies, who in turn distribute travel and travel-related products and services to their customers. In addition, the B2B businesses provide wholesale accommodation and destination services of Gullivers Travelers Associates ("GTA"), as well as offer transaction processing solutions for travel suppliers and other travel industry customers.

Business to Consumer ("B2C")—The B2C businesses focus on offering travel products and services directly to consumers, largely through online travel agencies Orbitz, CheapTickets and ebookers which offer a full range of travel products and services easily and efficiently.

2.    Restatement

        In December 2007, the Company identified errors at a subsidiary within its B2B segment associated with subscriber activities related to (1) the recording of revenue and (2) the estimation of financial assistance expense. These errors resulted in an overstatement of revenue and an understatement of cost of revenue and accrued expenses. As a result of these errors, management determined to restate the Company's previously issued financial statements as of December 31, 2006 and 2005 and for the period from January 1, 2006 through August 22, 2006 (Predecessor), for the period from July 13, 2006 (Formation Date) through December 31, 2006 and for the years ended December 31, 2005 and 2004.

        In addition, the Company identified errors in (1) the recording of certain revenue transactions within its B2C segment, resulting in an overstatement of revenue and (2) the estimation of the fair value of deferred tax balances recorded as part of the Acquisition, resulting in the overstatement of goodwill. In concluding to restate the previously issued financial statements identified above, management determined to also correct these and other immaterial errors in the appropriate accounting periods.

        The following tables present the effect of correcting these errors on previously issued financial statements.

STATEMENTS OF OPERATIONS

	Company (Consolidated)		Predecessor (Combined)
	July 13, 2006 (Formation Date) through December 31, 2006		January 1, 2006 through August 22, 2006		Year Ended December 31, 2005		Year Ended December 31, 2004
	As Previously Reported	As Restated	As Previously Reported	As Restated	As Previously Reported	As Restated	As Previously Reported	As Restated
Net revenue	$839	$833	$1,711	$1,710	$2,411	$2,409	$1,758	$1,758

Cost of expenses
Cost of revenue	378	378	717	721	1,006	1,006	851	855
Selling, general and administrative	347	349	654	654	851	851	438	438
Separation and restructuring charges	16	16	92	92	22	22	—	—
Depreciation and amortization	78	78	125	125	204	204	124	124
Impairment of long-lived assets	14	14	2,376	2,365	422	422	—	—
Other income, net	—	—	(7)	(7)	(4)	(4)	—	—

Total costs and expenses	833	835	3,957	3,950	2,501	2,501	1,413	1,417

Operating income (loss)	6	(2)	(2,246)	(2,240)	(90)	(92)	345	341
Interest expense, net	(151)	(150)	(39)	(39)	(27)	(27)	(6)	(6)
Other expense, net	(1)	(1)	(1)	(1)	(1)	(1)	—	—

Income (loss) from continuing operations before income taxes	(146)	(153)	(2,286)	(2,280)	(118)	(120)	339	335
Provision (benefit) for income taxes	4	3	(115)	(116)	(75)	(76)	85	85

Income (loss) from continuing operations	(150)	(156)	(2,171)	(2,164)	(43)	(44)	254	250
Loss from discontinued operations, net of tax	(2)	(2)	(6)	(6)	(6)	(6)	(1)	(1)
Gain (loss) from disposal of discontinued operations, net of tax	8	8	(6)	(6)	—	—	—	—

Net income (loss)	$(144)	$(150)	$(2,183)	$(2,176)	$(49)	$(50)	$253	$249

BALANCE SHEETS

	Company (Consolidated)		Predecessor (Combined)
	December 31, 2006		December 31, 2005
	As Previously Reported	As Restated	As Previously Reported	As Restated
Assets
Current assets:
Cash and cash equivalents	$97	$97	$88	$88
Accounts receivable, net	454	447	408	406
Due from Avis Budget	—	—	874	874
Deferred income taxes	6	13	44	44
Other current assets	155	161	104	104
Assets of discontinued operations	—	—	37	37

Total current assets	712	718	1,555	1,553
Property and equipment, net	516	517	500	500
Goodwill	2,165	2,146	4,043	4,043
Trademarks and tradenames	707	707	491	491
Other intangible assets, net	1,634	1,633	668	668
Deferred income taxes	12	34	684	684
Other non-current assets	384	381	81	81

Total assets	$6,130	$6,136	$8,022	$8,020

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$308	$308	$218	$218
Accrued expenses and other current liabilities	821	830	692	695
Current portion of long-term debt	24	24	5	5
Deferred income taxes	13	13	3	3
Liabilities of discontinued operations	—	—	42	42

Total current liabilities	1,166	1,175	960	963
Long-term debt	3,623	3,623	352	352
Deferred income taxes	247	247	194	194
Tax sharing liability	125	125	133	133
Other non-current liabilities	194	197	193	193

Total liabilities	5,355	5,367	1,832	1,835

Commitments and contingencies
Shareholders' equity:
Common shares $1.00 par value; 12,000 shares authorized, 12,000 shares issued and outstanding	—	—	—	—
Additional paid in capital	908	908	—	—
Accumulated deficit	(144)	(150)	—	—
Avis Budget net investment	—	—	6,283	6,278
Accumulated other comprehensive income (loss)	11	11	(93)	(93)

Total shareholders' equity	775	769	6,190	6,185

Total liabilities and shareholders' equity	$6,130	$6,136	$8,022	$8,020

STATEMENT OF CASH FLOWS

	Company (Consolidated)		Predecessor (Combined)
	July 13, 2006 (Formation Date) through December 31, 2006		January 1, 2006 through August 22, 2006		Year Ended December 31, 2005		Year Ended December 31, 2004
	As Previously Reported	As Restated	As Previously Reported	As Restated	As Previously Reported	As Restated	As Previously Reported	As Restated
Operating activities of continuing operations
Net income (loss)	$(144)	$(150)	$(2,183)	$(2,176)	$(49)	$(50)	$253	$249
Income (loss) from discontinued operations	(6)	(6)	12	12	6	6	1	1

	(150)	(156)	(2,171)	(2,164)	(43)	(44)	254	250
Adjustments to reconcile net income (loss) to net cash provided by operating activities of continuing operations
Depreciation and amortization	78	78	125	125	204	204	124	124
Impairment of long-lived assets	14	14	2,376	2,365	422	422	—	—
Deferred income taxes	(5)	(5)	(111)	(111)	(55)	(55)	78	78
Provision for bad debts	2	1	9	10	(10)	(10)	16	16
Gain on sale of property	—	—	(9)	(9)	(1)	(1)	—	—
Amortization of debt issuance costs	17	17	—	—	—	—	—	—
Unrealized losses on derivative instruments	11	11	—	—	—	—	—	—
Non-cash charges related to tax sharing liability	5	5	14	14	16	16	—	—
Non-cash Travelport equity grants	6	6	—	—	—	—	—	—
Changes in assets and liabilities, net of effects from acquisitions and disposals
Accounts receivable	95	97	(88)	(85)	(20)	(18)	(4)	(4)
Other current assets	45	37	8	8	1	1	(9)	(9)
Accounts payable, accrued expenses and other current liabilities	(108)	(101)	150	151	16	15	(4)	—
Other	2	8	(30)	(31)	22	22	(74)	(74)

Net cash provided by operating activities of continuing operations	$12	$12	$273	$273	$552	$552	$381	$381

        The investing activities of continuing operations and financing activities of continuing operations are not impacted by the restatement.

3.    Summary of Significant Accounting Policies

Consolidation Policy

        The Company's consolidated financial statements include the accounts of Travelport, Travelport's wholly-owned subsidiaries, and entities for which Travelport controls a majority of the entity's outstanding common stock. The Company eliminated significant intercompany transactions and accounts in its consolidated financial statements.

Revenue Recognition

        The Company provides global distribution and computer reservation services, offers retail consumer and corporate travel agency services through its online travel agencies and provides travel marketing information to airline, car rental and hotel clients as described below.

Distribution Revenue

        The Company provides travel agencies, Internet sites and other subscribers with the ability to access schedule and fare information, book reservations and print tickets for air travel. The Company also provides subscribers with information and booking capability covering car rentals and hotel reservations at properties throughout the world. Such distribution services are provided through the use of a computerized reservation system, the Galileo Global Distribution System (the "Galileo GDS"). As compensation for services provided, fees are collected, on a per segment basis, from airline, car rental, hotel and other travel-related suppliers for reservations booked through the Galileo GDS. Revenue for air travel reservations is recognized at the time of the booking of the reservation, net of estimated cancellations. Cancellations are estimated based on the historical level of cancellations, which have not been significant. Revenue for car and hotel reservations is recognized upon fulfillment of the reservation. The timing of the recognition of car and hotel reservation revenue reflects the difference in the contractual rights related to such services as compared to the airline reservation services.

        The Company provides the components of packaged vacations to travel agencies, primarily through GTA, which the travel agencies sell to individual travelers or groups of travelers. Services include reservation services provided by GTA for hotel, ground transportation and other travel related services, exclusive of airline reservations. The components of the packaged vacations are based on the specifications requested by the travel agencies. The revenue generated from the sale of packaged vacation components is recognized upon departure of the individual traveler or the group of travelers, as the Company has performed all services for the travel agency at that time and the travel agency is the tour operator and provider of the packaged vacation.

        The Company provides travel agency services to corporations as well as technology solutions to airlines. Such revenues are recognized as the services are performed.

Consumer Revenue

        The Company provides airline, car rental, hotel and other travel reservation and fulfillment services to its customers through its network of travel brands, including its online brands Orbitz, CheapTickets and ebookers. These products and services are offered on a stand-alone and packaged basis, primarily through the agency and merchant business models. Revenue recognition for the components of a package is based upon the nature of each separate component, as disclosed below.

        Under the agency model, the Company passes reservations booked by its consumers to the travel provider. The Company receives commissions or fees from the travel provider and/or traveler, and may also receive fees from companies operating computer systems through which the reservations are booked.

        Under the merchant model, the Company negotiates with suppliers for access to travel content at negotiated net rates. The Company facilitates the booking of those travel products and services by consumers, either on a stand-alone basis or as part of a packaged combination of products, at a price that includes an amount sufficient to pay the travel supplier the net rate along with an estimate of the amount of any occupancy and other local taxes, plus an additional amount the Company charges for service fees. Consumers pay for merchant transactions prior to departing on their trip, generally when the reservation is booked, and such amounts are included in accrued travel supplier payments and deferred revenue until the reservation is utilized. The Company generally does not have purchase obligations for any unsold inventory. The Company records revenue on a net basis, based upon the amount collected from consumers net of all amounts paid to suppliers. The Company accrues for the estimated amount of the supplier invoice, at the time revenue is recognized. In certain cases, the actual amount owed differs from the estimated amount, and the difference is recognized as revenue.

Air Revenue

        Agency air revenue is derived from supplier transaction fees, consumer service fees, reservation system booking incentives, and transaction fees and is generally recorded when the reservation is made and secured with a credit card, net of estimated future cancellations. A portion of supplier transaction fees is based upon contractual agreements, while the remainder is determined by the individual airlines.

        Merchant air revenue, whereby the Company determines the ticket price, is recognized when the Company's obligations are met, which generally occurs when payment is received and the travel voucher is issued to the consumer.

        The Company receives booking incentives under access agreements with reservation system providers for travel bookings made through the providers' systems. The level of incentives earned is based on contractual agreements and increases based on annual volume of bookings. These incentives are collected monthly, based on estimated annual volumes, but are recognized as revenue at the time of booking based on the applicable contractual rate and volume achieved to date.

Non-Air Travel Revenue

        Non-air agency revenue is derived from supplier transaction fees and reservation system booking incentives relating to lodging, car rental, cruise, and vacation reservation services. The Company generally recognizes supplier transaction fees upon utilization of the reservation by the consumer, and reservation system booking incentives upon notification of entitlement. Merchant hotel and car booking revenue, whereby the Company determines the price, are recorded upon utilization of the reservation by the consumer.

Advertising and Other Revenue

        Other revenue is primarily comprised of revenue from advertising, sponsor links on the Company's websites and commissions from sales of various third party travel-related products on the Company's websites. Advertising revenue is derived primarily from the delivery of advertisements on the Company's websites and is recognized either on display of each individual advertisement or ratably over the advertising period, depending on the terms of the advertising contract. Revenues from sponsor links is recognized upon notification of entitlement from the alliance partner.

Cost of Revenue

        Cost of revenue consists of direct costs incurred to generate the Company's revenue, including commissions and costs incurred for third-party national distribution companies ("NDCs"), financial incentives paid to travel agencies who subscribe to the GDS, and costs for call center operations, data processing and related technology costs.

        In markets not supported by the Company's sales and marketing organizations, the Company utilizes an NDC structure, where feasible, in order to take advantage of the NDC partner's local market knowledge. The NDC is responsible for cultivating the relationship with subscribers in its territory, installing subscribers' computer equipment, maintaining the hardware and software supplied to the subscribers and providing ongoing customer support. The NDC earns a share of the booking fees generated in the NDC's territory.

        The Company enters into productivity agreements with significant subscribers, which provide for incentives in the form of cash payments, equipment or other services at no charge. The amount of the incentive varies depending upon the expected volume of the subscriber's business. The Company establishes liabilities for these incentives and recognizes the related expense as the revenue is earned in accordance with the contractual terms. Where incentives are provided at inception, the Company defers and amortizes the expense over the life of the contract.

        Technology management costs, data processing costs, and telecommunication costs included in cost of revenue consist primarily of internal system and software maintenance fees, data communications and other expenses associated with operating the Company's Internet sites and payments to outside contractors.

Allowance for Doubtful Accounts

        The Company's trade receivables are reported in the balance sheets net of allowance for doubtful accounts. The Company provides for estimated bad debts based on its assessment of the ultimate realizability of receivables, considering historical collection experience, the economic environment and specific customer information. When the Company determines that an account is not collectible, the account is written-off to the allowance for doubtful accounts. Bad debt expense (benefit) is recorded in selling, general and administrative expenses on the statements of operations and amounted to $2 million, $10 million, $(10) million and $16 million for the periods July 13, 2006 (Formation Date) through December 31, 2006, January 1, 2006 through August 22, 2006, and for the years 2005 and 2004, respectively. The Predecessor recorded a benefit of $10 million to bad debt expense in 2005 primarily as a result of collections on customer accounts in 2005 which were specifically reserved for in prior years and improved collection patterns.

Advertising Expense

        Advertising costs are expensed in the period incurred and include online marketing costs such as search and banner advertising, and offline marketing such as television media and print advertising. Advertising expense, included in selling, general and administrative expenses on the statements of operations, was approximately $96 million, $201 million, $249 million and $116 million for the periods

July 13, 2006 (Formation Date) through December 31, 2006, January 1, 2006 through August 22, 2006, and for the years 2005 and 2004, respectively.

Income Taxes

        The provision for income taxes is determined in accordance with SFAS 109 "Accounting for Income Taxes" using the asset and liability method, under which deferred tax assets and liabilities are calculated based upon the temporary differences between the financial statement and income tax bases of assets and liabilities using currently enacted tax rates. The deferred tax assets are recorded net of a valuation allowance when, based on the weight of available evidence, it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. Decreases to the valuation allowance are recorded as reductions to the provision for income taxes and increases to the valuation allowance result in additional provision for income taxes. However, if the valuation allowance is adjusted in connection with an acquisition, such adjustment is recorded through goodwill rather than the provision for income taxes. The realization of the deferred tax assets, net of a valuation allowance, is primarily dependent on estimated future taxable income. A change in the Company's estimate of future taxable income may require an addition or reduction to the valuation allowance.

        The Predecessor's operations have been included in the consolidated federal tax return of AvisBudget up to the date of Acquisition. In addition, the Predecessor has filed consolidated, combined and unitary state income tax returns with AvisBudget in jurisdictions where required or permitted. The income taxes associated with the Predecessor's inclusion in AvisBudget's federal and state income tax returns are included in the Due from AvisBudget, net line item on the accompanying balance sheets. The provision for income taxes is computed as if the Predecessor filed its federal, state and foreign income tax returns on a stand-alone basis and, therefore, determined using the asset and liability method, under which deferred tax assets and liabilities are calculated based upon the temporary differences between the financial statement and income tax bases of assets and liabilities using the tax rates of the Predecessor on a stand-alone basis. These differences are based upon estimated differences between the book and tax bases of the assets and liabilities for the Predecessor as of December 31, 2005. The deferred tax assets and liabilities may be adjusted in connection with the finalization of AvisBudget's prior years' income tax returns or in connection with the separation of AvisBudget into four independent companies.

Cash and Cash Equivalents

        The Company considers highly-liquid investments purchased with an original maturity of three months or less to be cash equivalents.

TRAVELPORT LIMITED

NOTES TO FINANCIAL STATEMENTS
(Unless otherwise noted, all amounts are in millions, except share data) (Continued)

3.    Summary of Significant Accounting Policies (Continued)

Derivative Instruments

        The Company uses derivative instruments as part of its overall strategy to manage its exposure to market risks primarily associated with fluctuations in foreign currency and interest rates. As a matter of policy, the Company does not use derivatives for trading or speculative purposes.

        All derivatives are recorded at fair value either as assets or liabilities. Changes in fair value of the hedged item in a fair value hedge are recorded as an adjustment to the carrying amount of the hedged item and recognized currently in earnings as a component of net revenues, cost of revenue or selling, general and administrative expenses, based upon the nature of the hedged item, in the statements of operations. Changes in fair value of derivatives not designated as hedging instruments are recognized currently in earnings in the statements of operations. The effective portion of changes in fair value of derivatives designated as cash flow hedging instruments is recorded as a component of other comprehensive income. The ineffective portion is reported currently in earnings in the statements of operations. Amounts included in other comprehensive income are reclassified into earnings in the same period during which the hedged cash flows affect earnings.

Property and Equipment

        Property and equipment (including leasehold improvements) are recorded at cost, net of accumulated depreciation and amortization. Depreciation, recorded as a component of depreciation and amortization expense on the statements of operations, is computed using the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements, also recorded as a component of depreciation and amortization, is computed using the straight-line method over the shorter of the estimated benefit period of the related assets or the lease term. Useful lives are up to 30 years for buildings, up to 20 years for leasehold improvements, from 3 to 15 years for capitalized software and from 3 to 7 years for furniture, fixtures and equipment.

        The Company capitalizes the costs of software developed for internal use in accordance with Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Capitalization of software developed for internal use commences during the development phase of the project. The Company amortizes software developed or obtained for internal use on a straight-line basis when such software is substantially ready for use.

Impairment of Long-Lived Assets

        In connection with Statement of Financial Accounting Standard ("SFAS") No. 142, "Goodwill and Other Intangible Assets," ("SFAS No. 142") the Company is required to assess goodwill and other indefinite-lived intangible assets for impairment annually, or more frequently if circumstances indicate impairment may have occurred. The Company assesses goodwill for possible impairment by comparing the carrying value of its reporting units to their fair values. The Company determines the fair value of its reporting units utilizing estimated future discounted cash flows and incorporates assumptions that it believes marketplace participants would utilize. The Company uses comparative market multiples and other factors to corroborate the discounted cash flow results, if available. Goodwill and other indefinite-lived intangible assets are tested for impairment and written down to fair value, in accordance with SFAS No. 142 if the carrying value exceeds fair value.

        The Company evaluates the recoverability of its other long-lived assets, including amortizing intangible assets, if circumstances indicate impairment may have occurred pursuant to SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This analysis is performed by comparing the respective carrying values of the assets to the current and expected future cash flows, on an undiscounted basis, to be generated from such assets. If such analysis indicates that the carrying value of these assets is not recoverable, the carrying value of such assets is reduced to fair value through a charge to the statements of operations.

        The Company performs its annual impairment testing in the fourth quarter of each year subsequent to completing its annual forecasting process or more frequently if circumstances indicate impairment may have occurred.

Accumulated Other Comprehensive Income (Loss)

        Accumulated other comprehensive income (loss) consists of accumulated foreign currency translation adjustments, unrealized gains and losses on derivative financial instruments related to foreign currency and interest rate hedge transactions, additional minimum pension liabilities and unrealized gains and losses on marketable securities classified as available-for-sale. Foreign currency translation adjustments exclude income taxes related to indefinite investments in foreign subsidiaries. Assets and liabilities of foreign subsidiaries having non-U.S.-dollar functional currencies are translated at exchange rates at the balance sheet dates. Revenue and expenses are translated at average exchange rates during the periods presented. The gains or losses resulting from translating foreign currency financial statements into U.S. dollars, net of hedging gains or losses and taxes, are included in accumulated other comprehensive income on the balance sheets. Gains or losses resulting from foreign currency transactions are not significant and are included in earnings as a component of net revenues, cost of revenues or selling, general and administrative expenses, based upon the nature of the underlying transaction, in the statements of operations. The effect of exchange rates on cash balances denominated in foreign currency is included as a separate component on the statements of cash flows.

Equity-Based Compensation

        The Company introduced an equity-based long term incentive plan after the Acquisition, for the purpose of retaining certain key employees. Under this program key employees were granted restricted equity units and partnership interests in the partnership, comprised of Blackstone and TCV affiliates, which controls the Company.

        In addition, certain employees of the Predecessor previously participated in AvisBudget's share based payment programs. All outstanding stock options and restricted stock units ("RSUs") of AvisBudget vested in July 2006.

        The Company records compensation expense related to its equity-based compensation plan under SFAS No. 123R "Share-Based Payment". The Company and the Predecessor expensed all employee equity-based compensation over their vesting period based upon the fair value of the award on the date of grant. The equity-based compensation is reflected in the statements of operations and included as a component of equity on the consolidated balance sheet as the ultimate payment of such awards will not be achieved through use of the Company's cash or other assets.

Use of Estimates

        The preparation of financial statements in conformity with the accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and classification of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results may differ materially from those estimates.

        The Company's accounting policies, which include significant estimates and assumptions, include estimation of the collectibility of accounts receivable, including amounts due from airlines that are in bankruptcy or who have faced financial difficulties, amounts for future cancellations of airline bookings processed through the GDS system, determination of the fair value of assets and liabilities acquired in a business combination, the evaluation of the recoverability of the carrying value of intangible assets and goodwill, and the evaluation of uncertainties surrounding the calculation of the Company's tax assets and liabilities, including assessing the recoverability of deferred tax assets and related amounts that may be due under the tax sharing agreement with the founding airlines of Orbitz—see further information at Note 14.

Recently Issued Accounting Pronouncements

        In February 2007, the Financial Accounting Standards Board ("FASB") issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS No. 159"), providing companies with an option to report selected financial assets and liabilities at fair value. The Standard's objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. Generally accepted accounting principles have required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings. SFAS No. 159 helps to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The Standard requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the Company's choice to use fair value on its earnings. It also requires entities to display the fair value of those assets and liabilities for which the Company has chosen to use fair value on the face of the balance sheet. SFAS No. 159 is effective for the Company on January 1, 2008. The Company is currently evaluating the impact of the adoption of this Statement on its financial statements.

        In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans" ("SFAS No. 158"). SFAS No. 158 requires an employer to recognize the over-funded or under-funded status of a defined benefit postretirement plan (other than a multi-employer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS No. 158 also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The Company will adopt SFAS

No. 158 on January 1, 2007, as required, but does not expect that adoption of such pronouncement will have a material effect on its financial statements.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS No. 157") which defines fair value, establishes a framework for measuring fair value and expands disclosure about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company will adopt SFAS No. 157 on January 1, 2008, as required, and is currently evaluating the impact of such adoption on its financial statements.

        In September 2006, the SEC released Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements" ("SAB 108"). SAB 108 provides guidance on the SEC's views regarding quantifying the materiality of financial statement misstatements, including misstatements that were not material to prior years' financial statements. SAB 108 is effective for the Company's fiscal year ended after November 15, 2006. The application of SAB 108 required the Company to quantify the impact of correcting all misstatements, including both the carryover and reversing effects of prior year misstatements, on the current year financial statements. The initial application of SAB 108 had no impact on the financial statements. Management applied the guidance in SAB 108 in evaluating the errors discussed in Note 2.

        In June 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" ("FIN 48"), which is an interpretation of SFAS No. 109, "Accounting for Income Taxes." FIN 48 prescribes a recognition threshold and a measurement standard for recognition and measurement in the financial statements of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The Company will adopt the provisions of FIN 48 effective January 1, 2007, as required, and anticipates recording an adjustment to the fair value of net assets acquired in the Acquisition up to $20 million. The expected impact may change based on further analysis. However, the Company has been indemnified by Avis Budget for substantially all of these tax-related matters.

4.    Discontinued Operations

        During the second quarter of 2006, the Predecessor formalized a plan to dispose of a subsidiary engaged in wholesale travel operations in the United Kingdom. The Company completed the sale of this subsidiary in December 2006.

        Summarized statements of operations data for discontinued operations is as follows:

	Company (Consolidated)	Predecessor (Combined)
	July 13, 2006 (Formation Date) through December 31, 2006	January 1, 2006 through August 22, 2006	Year Ended December 31, 2005	Year Ended December 31, 2004
Net revenue	$4	$10	$17	$27

Loss before income taxes	(2)	(8)	(8)	(1)
Benefit for income taxes	—	2	2	—

Loss from discontinued operations, net of tax	$(2)	$(6)	$(6)	$(1)

Gain (loss) on disposal of discontinued operations, net of tax	$8	$(6)	$—	$—

        Summarized balance sheet data for discontinued operations, excluding intercompany payable and receivable balances, is as follows:

Predecessor
As of December 31, 2005
Assets of discontinued operations:
Current assets	$32
Property and equipment, net	4
Other non-current assets	1

Total assets of discontinued operations	$37

Liabilities of discontinued operations:
Current liabilities	$41
Other liabilities	1

Total liabilities of discontinued operations	$42

5.    Acquisitions

        Assets acquired and liabilities assumed in business combinations are recorded based upon their estimated fair values at the respective acquisition dates. The results of operations of businesses acquired by the Company have been included in the statements of operations since their respective dates of acquisition. The excess of the purchase price over the estimated fair values of the underlying assets acquired and liabilities assumed was allocated to goodwill. The allocation of purchase price is based upon preliminary estimates and assumptions. Accordingly, the allocations may be subject to revision when the Company receives final information, including appraisals and valuation work performed by third party experts and other analyses. Any revisions to the fair values, which may be significant, will be recorded by the Company as further adjustments to the purchase price allocations.

Proposed 2007 Acquisition

        On December 7, 2006, the Company announced that it had entered into a definitive agreement to acquire Worldspan Technology Inc. ("Worldspan") for approximately $1.4 billion, to create a leading global travel solution provider. Simultaneously with the execution of the merger agreement, Travelport loaned $125 million to Worldspan in exchange for a payment in kind (PIK) note which Travelport funded through cash on hand. The term of the note is 9 years and bears interest initially at 3% increasing to LIBOR plus 11% over the term provided that in no event will the interest rate exceed 12%. Interest has been accrued at the weighted average interest rate over the stated term of the note. In addition, an affiliate of one the significant shareholders of the Company loaned Worldspan $125 million in exchange for a PIK note. Upon completion of the Worldspan acquisition both notes will be applied against the $1.4 billion purchase price. The transaction has been unanimously approved by the boards and major shareholders of both companies but consummation of the transaction remains subject to customary conditions to closing, including regulatory approvals.

2006 Acquisitions

        On August 23, 2006, the Company acquired 100% of the Travelport businesses of AvisBudget for approximately $4.1 billion in cash. The assets acquired and liabilities assumed in connection with the Acquisition were recorded at their estimated fair values on the acquisition date. The excess of the purchase price over the estimated fair values of the underlying assets acquired and liabilities assumed was allocated to goodwill. This allocation is based upon a valuation derived from assumptions and estimates provided by Company management, and is subject to revision for purchase price and other adjustments related to the finalization of deal related liabilities and consideration.

        The allocation of the purchase price is summarized as follows:

Amount
Cash consideration	$4,119
Transaction costs and expenses	60

Total purchase price	4,179
Less: Historical value of tangible assets acquired in excess of liabilities assumed	383
Less: Fair value adjustments	1,672

Goodwill	$2,124

        The fair value adjustments included in the preliminary allocation of the purchase price above primarily consisted of:

Amount
Fair value of identifiable intangible assets	$2,368
Adjustments to deferred income taxes and income tax payable	(724)
Costs associated with exit activities	(25)
Fair value adjustments to:
Tangible assets acquired	(29)
Liabilities assumed	82

$1,672

        The following table summarizes the fair values of the assets acquired and liabilities assumed in connection with the Acquisition:

Amount
Cash	$69
Other current assets	643
Property and equipment	479
Other non-current assets	159
Intangible assets
Trademarks and tradenames	702
Customer relationships	1,596
Vendor reliationships and other	70
Goodwill	2,124

Total assets	5,842

Total current liabilities	1,138
Total non-current liabilities	303
Deferred taxes	222

Total liabilities	1,663

Fair value of net assets acquired	$4,179

        Definite lived intangibles consist mainly of customer relationships and other intangibles, each with an average life of 16 years. The Company based the purchase price for the Acquisition on historical and forecast performance metrics, which included EBITDA and cash flow. The purchase price resulted in a significant amount of goodwill due to the leading industry and brand position and growth opportunities in the market. As a result, the predominant portion of the purchase price is based on the expected financial performance of the business, and not the net asset value on the books at the time of the acquisition. As a result, a significant amount of the purchase price was allocated to goodwill. The goodwill was assigned $873 million to B2B, none of which is expected to be tax deductible and $1,251 million to B2C, $786 million of which is expected to be tax deductible. Tax deductible goodwill is based on the preliminary purchase price allocation for tax purposes, estimated filing amounts to date, as well as the current expectation of tax elections to be made by purchaser and seller, all of which are subject to change.

TRAVELPORT LIMITED

NOTES TO FINANCIAL STATEMENTS
(Unless otherwise noted, all amounts are in millions, except share data) (Continued)

5.    Acquisitions (Continued)

        Other.    In 2006, the Predecessor recorded approximately $43 million of goodwill in connection with the acquisition of Needahotel, an Ireland based online provider of hotel accommodations in Europe, which was acquired on February 8, 2006 for consideration of approximately $32 million.

        None of this goodwill is expected to be tax deductible.

2005 Acquisitions

        Gullivers Travel Associates.    On April 1, 2005, the Predecessor completed the acquisition of Donvand Limited, which operates under the names Gullivers Travel Associates and Octopus Travel Group Limited (collectively, "Gullivers"). Gullivers is a wholesaler of hotel rooms, destination services, travel packages and group tours and a global online provider of lodging and destination services. The Predecessor believed that this acquisition positioned the Predecessor as a worldwide leader in the global online travel intermediary space.

        The allocation of the purchase price is summarized as follows:

Amount
Cash consideration	$1,202
Transaction costs and expenses	12

Total purchase price	1,214
Less: Historical value of assets acquired in excess of liabilities assumed	79
Less: Fair value adjustments	342

Goodwill	$793

        The fair value adjustments included in the allocation of the purchase price above primarily consisted of:

Amount
Allocation of purchase price to intangible assets(a)	$499
Deferred tax liability for book-tax basis differences in assets and liabilities	(155)
Costs associated with exiting activities(b)	(4)
Other fair value adjustments	2

$342

(a)
Represents (i) $109 million of indefinite-lived trademarks associated with the Predecessor's exclusive right to use the Gullivers name, (ii) $357 million of customer relationships with an estimated weighted-average life of 15 years and (iii) $33 million of other intangible assets with an estimated weighted-average life of 20 years.

(b)
As part of the acquisition, the Predecessor's management formally committed to various strategic initiatives primarily aimed at creating synergies between the cost structures of the Predecessor and Gullivers, which were expected to be achieved through the involuntary termination of certain Gullivers' employees. The Predecessor formally communicated the termination of employment to approximately 14 employees, principally representing certain members of Gullivers' senior management. As of December 31, 2005, all of these employees had been terminated. As a result of these actions, the Predecessor established personnel-related liabilities of $4 million. As of December 31, 2005, all of the personnel-related liabilities had been paid.

        The following table summarizes the fair values of the assets acquired and liabilities assumed in connection with the Predecessor's acquisition of Gullivers:

Amount
Cash	$157
Other current assets	141
Property and equipment	53
Intangible assets	499
Goodwill	793

Total assets	1,643

Total current liabilities	270
Total non-current liabilities	159

Total liabilities	429

Fair value of net assets acquired	$1,214

        The Company based the net purchase price for the acquisition on historical as well as forecast performance metrics, which include EBITDA and cash flow, as well as synergies expected to be realized throughout the organization. As a result, the predominant portion of the purchase price is based on the expected financial performance of the business, and not the net asset value on the books at the time of the acquisition. As a result, a significant amount of the purchase price was allocated to goodwill. None of the goodwill is expected to be deductible for tax purposes.

        ebookers plc.    On February 28, 2005, the Predecessor acquired ebookers plc ("ebookers"), a leading full service online travel agency in Europe offering a wide range of discount and standard price travel products and services including airfares, hotels, car rentals, cruises and travel insurance. Management believed that this acquisition enhances the Predecessor's role in the global online travel intermediary space. The allocation of the purchase price is summarized as follows:

Amount
Cash consideration	$444
Transaction costs and expenses	10

Total purchase price	454
Plus: Historical value of liabilities assumed in excess of assets acquired	33
Less: Fair value adjustments	118

Goodwill	$369

        The fair value adjustments included in the allocation of the purchase price above primarily consisted of:

Amount
Allocation of purchase price to intangible assets(a)	$187
Deferred tax liability for book-tax basis differences in assets and liabilities	(36)
Costs associated with exiting activities(b)	(10)
Other fair value adjustments	(23)

$118

(a)
Represents (i) $135 million of indefinite-lived trademarks associated with the Predecessor's exclusive right to use the ebookers name, (ii) $41 million of customer relationships with an estimated weighted-average life of five years and (iii) $11 million of other intangible assets with an estimated weighted-average life of 10 years.

(b)
As part of the acquisition, the Predecessor's management formally committed to various strategic initiatives primarily aimed at creating synergies between the cost structures of the Predecessor and ebookers, which were expected to be achieved through the involuntary termination of certain ebookers employees and the termination of certain lease obligations. The Predecessor formally communicated the termination of employment to approximately 110 employees, representing a wide range of employee groups, and as of December 31, 2005, substantially all of these employees had been terminated. As a result of these actions, the Predecessor established personnel-related and facility-related liabilities of $6 million and $4 million, respectively. As of December 31, 2005, cash payments of $6 million were made to reduce the personnel-related liability. Accordingly, as of December 31, 2005, substantially all of the personnel-related liability costs had been paid. Additionally, during 2005, other adjustments of $1 million were made to reduce the facility-related liability. Accordingly, the remaining balance for the facility-related liability as of December 31, 2005 was $3 million. The Company anticipates the remainder of the lease termination costs will be paid by 2009.

        The following table summarizes the fair values of the assets acquired and liabilities assumed in connection with the Predecessor's acquisition of ebookers:

Amount
Cash	$82
Other current assets	32
Property and equipment	24
Intangible assets	187
Goodwill	369
Other non-current assets	13

Total assets	707

Total current liabilities	157
Total non-current liabilities	96

Total liabilities	253

Fair value of net assets acquired	$454

        The Company based the net purchase price for the acquisition on historical as well as forecast performance metrics, which include EBITDA and cash flow as well as expected benefits of expanding its online presence geographically. As a result, the predominant portion of the purchase price is based on the expected financial performance of the business, and not the net asset value on the books at the time of the acquisition. As a result, a significant amount of the purchase price was allocated to goodwill. None of the goodwill is expected to be deductible for tax purposes. This acquisition was not material to the Predecessor's results of operations, financial position or cash flows.

        Other.    During 2005, the Predecessor also acquired AsiaHotels.com and Away.com for aggregate consideration of $11 million in cash, which resulted in goodwill (based on the allocation of the purchase price) of $8 million, of which $5 million is expected to be deductible for tax purposes. These acquisitions were not significant to the Predecessor's results of operations, financial position or cash flows.

Pro Forma Financial Information

        The following pro forma data for the Company's significant acquisitions of Travelport and Gullivers includes the results of operations as if each acquisition had been consummated as of the beginning of the respective period presented. This pro forma data is based on historical information and does not necessarily reflect the actual results that would have occurred, nor is it indicative of future results of operations.

	Predecessor (Combined)
	Period January 1, 2006 through August 22, 2006			Year Ended December 31, 2005
	Historical As Restated	Adjustments(a)	Pro Forma	Historical As Reported	Adjustments(a)	Pro Forma
Net revenue	$1,710	$(29)	$1,681	$2,409	$48	$2,457
Loss from continuing operations	(2,164)	1,979	(185)	(44)	(96)	(140)

(a)
Includes adjustments to operating expenses for an annual monitoring fee that we expect to pay to the Blackstone Group, amortization and depreciation expense based on the fair value and estimated lives ascribed to tangible and intangible assets for recording of the acquisition and incremental interest expense and amortization of deferred financing fees related to the new debt offering. Impairment of intangible assets in both periods is excluded as the goodwill and intangible assets would be stated at fair value at the beginning of each period presented, and therefore an impairment would not exist. The adjustments for 2005 also include amounts for Gullivers, from January 1, 2005 through April 1, 2005, the date of acquisition

6.    Impairment of Long-Lived Assets

        The purchase price for the Acquisition of the Predecessor by the Company indicated that the carrying value of the Predecessor's goodwill balance may have been impaired. Accordingly, the Predecessor tested the carrying value of the recorded goodwill. The fair value of each reporting unit was based on the purchase price for the Predecessor, as allocated to each reporting unit based on the forecasted cash flows for each.

TRAVELPORT LIMITED

NOTES TO FINANCIAL STATEMENTS
(Unless otherwise noted, all amounts are in millions, except share data) (Continued)

6.    Impairment of Long-Lived Assets (Continued)

        In 2006 as a result of the impairment tests performed concurrent with the announcement of the Acquisition, the Predecessor recorded a total impairment charge of $2,365 million, including $2,364 million related to goodwill and $1 million related to definite lived intangible assets. In preparing the calculation of the impairment, the Predecessor utilized the final purchase price allocation of the buyer to determine the fair value of assets and liabilities, including intangible assets. Of the total goodwill impairment of $2,364 million, $2,008 million and $356 million related to reporting units comprising Business to Business and Business to Consumer, respectively. At the time of testing goodwill for impairment, the Predecessor also tested other intangible assets for impairment. As a result of these tests, the Predecessor recorded an impairment of $1 million which related to definite lived intangible assets related to a reporting unit comprising Business to Consumer. Due to a change in operations after the Acquisition was completed, the Company recorded an additional impairment of $14 million related to long-lived software licenses.

        In 2005, as a result of the annual impairment test performed, the Predecessor determined that the carrying values of goodwill and certain other indefinite-lived intangible assets, primarily in its B2C businesses, exceeded their estimated fair values. Consequently, the Predecessor also tested its other long-lived assets for impairment. In connection with the impairment assessments performed, the Predecessor recorded a pretax charge of $422 million, of which $251 million reduced the value of goodwill and $171 million reduced the value of other intangible assets (including $120 million related to trademarks and tradenames). This impairment resulted from a decline in future anticipated cash flows generated primarily by its consumer travel businesses.

7.    Intangible Assets

        Intangible assets consisted of:

	Company (Consolidated)
				Predecessor (Combined)
	As of December 31, 2006
				As of December 31, 2005
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Non-Amortizable Intangible Assets
Goodwill	$2,146	—	—	$4,043	—	—

Trademarks and tradenames	$707	—	—	$491	—	—

Amortizable Intangible Assets
Customer relationships	$1,608	$45	$1,563	$704	$84	$620
Vendor relationships and other	71	1	70	65	17	48

	$1,679	$46	$1,633	$769	$101	$668

        The changes in the carrying amount of goodwill for the Company between July 13, 2006 (Formation Date) and December 31, 2006 are as follows:

	Balance at July 13, 2006	Goodwill Acquired	Foreign Exchange	Balance at December 31, 2006
Business to Business	$—	$873	$22	$895
Business to Consumer	—	1,251	—	1,251

Goodwill	$—	$2,124	$22	$2,146

        The changes in the carrying amount of goodwill for the Predecessor are as follows:

	Balance at January 1, 2006	Goodwill Acquired during 2006	Adjustments to Goodwill Acquired during 2005(*)	Impairment	Foreign Exchange	Balance at August 22, 2006
Business to Business	$2,857	$43	$(83)	$(2,008)	$185	$994
Business to Consumer	1,186	—	2	(356)	(47)	785

Goodwill	$4,043	$43	$(81)	$(2,364)	$138	$1,779

(*)
Adjustments to goodwill reflect the final purchase price allocation of Gullivers, including refinement of the fair value of assets and liabilities acquired.

	Balance at January 1, 2005	Goodwill Acquired during 2005	Adjustments to Goodwill Acquired during 2004(*)	Impairment	Foreign Exchange	Balance at December, 2005
Business to Business	$2,218	$734	$—	$—	$(95)	$2,857
Business to Consumer	1,170	436	(125)	(251)	(44)	1,186

Goodwill	$3,388	$1,170	$(125)	$(251)	$(139)	$4,043

(*)
Adjustments to goodwill reflect the final purchase price allocation of Orbitz, including refinement of the fair value of assets and liabilities acquired.

        Amortization expense relating to all intangible assets was as follows:

	Company (Consolidated)	Predecessor (Combined)
	July 31, 2006 (Formation Date) through December 31, 2006		Year Ended December 31,
		January 1, 2006 through August 22, 2006
			2005	2004
Customer relationships	$43	$28	$34	$16
Vendor relationships and other	1	3	12	1

Total (*)	$44	$31	$46	$17

(*)
Included as a component of depreciation and amortization on the statements of operations.

        The Company expects related amortization expense relating to those intangible assets for the five succeeding fiscal years to approximate $127 million, $127 million, $126 million, $119 million and $106 million in 2007, 2008, 2009, 2010 and 2011, respectively.

8.    Separation and restructuring charges

        Separation and restructuring charges consist of:

	Company (Consolidated)	Predecessor (Combined)
	July 31, 2006 (Formation Date) through December 31, 2006		Year Ended December 31,
		January 1, 2006 through August 22, 2006
			2005	2004
Separation costs	$13	$74	$—	$—
Restructuring charges	3	18	22	—

	$16	$92	$22	$—

  Separation costs

        Separation costs of $13 million for the period July 31, 2006 (Formation Date) through December 31, 2006 consist primarily of payments made to employees related to retention and bonus plans of $6 million as well as $7 million in professional fees and other costs directly related to the separation plan. Separation costs of $74 million recorded by the Predecessor include $29 million of non-cash compensation expense related to the accelerated vesting of stock options and restricted stock units, $16 million for employee severance, $15 million for employee retention and $14 million in various other separation costs including consulting and accounting fees.

  Restructuring Charges

        During the second quarter of 2006, the Predecessor committed to various strategic initiatives targeted principally at reducing costs, enhancing organizational efficiency and consolidating and rationalizing existing processes and facilities. The initial recognition of the restructuring charge and the corresponding utilization from inception are summarized by category as follows:

	Personnel Related	Facility Related	Other	Total
Initial charge	$9	$8	$4	$21
Cash payments	(7)	(7)	—	(14)
Other non-cash reduction	—	—	(2)	(2)

Balance, December 31, 2006	$2	$1	$2	$5

        The restructuring charges included within other in the table above include asset impairments and consulting fees.

        During first quarter 2005, the Predecessor committed to various strategic initiatives targeted principally at reducing costs, enhancing organizational efficiency and consolidating and rationalizing existing processes and facilities. The more significant areas of cost reduction include reduction in staff, as such all charges have been classified as personnel related.

        The initial recognition of the restructuring charge and the corresponding utilization from inception are summarized as follows:

Initial charge	$22
Cash payments	(9)
Other non-cash reduction	(1)

Balance, December 31, 2005	$12

        The balance at December 31, 2005 represents amounts under executive severance contracts settled in 2006.

        The restructuring charges have not been recorded within the reportable segments of the Company, as these amounts are not reviewed by management in evaluating the results of the segments.

9.    Income Taxes

        The provision (benefit) for income taxes consisted of:

	Company (Consolidated)	Predecessor (Combined)
	July 13, 2006 (Formation Date) to December 31, 2006		Year Ended December 31,
		January 1, 2006 through August 22, 2006
			2005	2004
Current
Federal	$—	$(46)	$(56)	$(11)
State	—	3	(2)	2
Foreign	8	38	37	16

	8	(5)	(21)	7

Deferred
Federal	6	(37)	(1)	57
State	1	(51)	(6)	15
Foreign	(12)	(23)	(48)	6

	(5)	(111)	(55)	78

Provision (benefit) for income taxes	$3	$(116)	$(76)	$85

        Pre-tax income for domestic and foreign operations consisted of:

	Company (Consolidated)	Predecessor (Combined)
	July 13, 2006 (Formation Date) through December 31, 2006		Year Ended December 31,
		January 1, 2006 through August 22, 2006
			2005	2004
Domestic	$(87)	$(2,407)	$(16)	$131
Foreign	(66)	127	(104)	204

Income (loss) before income taxes from continuing operations	$(153)	$(2,280)	$(120)	$335

        Current and non-current deferred income tax assets and liabilities, as of December 31, were comprised of:

	Company (Consolidated)
		Predecessor (Combined)
	As of December 31, 2006
		As of December 31, 2005
Current deferred income tax assets:
Accrued liabilities and deferred income	$23	$28
Provision for doubtful accounts	3	7
Net operating loss carryforwards	—	9
Other	—	5
Valuation allowance(*)	(13)	(5)

Current deferred income tax assets	13	44

Current deferred income tax liabilities:
Prepaid expenses	(4)	(3)
Accrued liabilities and deferred income	(8)	—
Other	(1)	—

Current deferred income tax liability	(13)	(3)

Current net deferred income tax (liability) asset	$—	$41

Non-current deferred income tax assets:
Net operating loss carryforwards	$156	$83
Alternative minimum tax credit carryforward	1	5
Accrued liabilities and deferred income	15	52
Depreciation and amortization	262	361
Capital loss carryforward	14	14
Acquisition and integration-related liabilities	31	123
Change in reserve accounts	8	41
Accumulated other comprehensive income	3	59
Other	1	—
Valuation allowance(*)	(457)	(54)

Non-current deferred income tax assets	34	684

Non-current deferred income tax liabilities:
Accrued liabilities and deferred income	—	(3)
Depreciation and amortization	(246)	(153)
Deferred gain on intercompany transfer of assets	—	(37)
Other	(1)	(1)

Non-current deferred income tax liability	(247)	(194)

Non-current net deferred income tax asset (liability)	$(213)	$490

(*)
A valuation allowance was recorded on certain deferred tax assets that were recorded during purchase accounting, as well as on additional deferred tax assets that were generated through December 31, 2006. The valuation allowance of $470 million as of December 31, 2006 relates to net operating loss carryforwards for U.S. Federal ($54 million), U.S. State ($4 million), non-U.S. jurisdictions ($77 million), capital loss carryforwards ($14 million) and other items with tax to book basis differences ($321 million). The valuation allowance established in purchase accounting related to tax attributes that existed as of the purchase accounting date for net operating loss carryforwards for U.S. Federal ($18 million) and non-U.S. jurisdictions ($70 million), as well as for capital loss carryforwards ($14 million) and other items with tax to GAAP basis differences ($320 million). The valuation allowance will be reduced when and if the Company determines that the deferred income tax assets are more likely than not to be realized. If determined to be realizable, goodwill would be reduced to the extent of the valuation allowance established in purchase accounting.

        As of December 31, 2006, the Company had federal net operating loss carryforwards of approximately $54 million, which expire between 2020 and 2026. At December 31, 2006, no provision has been made for deferred income taxes on any portion of approximately $125 million of accumulated and undistributed earnings of foreign subsidiaries, since it is the present intention of management to reinvest the undistributed earnings indefinitely in those foreign operations. The determination of the amount of unrecognized deferred income tax liability for unremitted earnings is not practicable.

        In December 2004, the FASB issued FASB Staff Position No. FAS 109-2, "Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004." The American Jobs Creation Act of 2004, which became effective October 22, 2004, provides a one-time dividends received deduction on the repatriation of certain foreign earnings to a U.S. taxpayer, provided certain criteria are met. The Predecessor has applied the provisions of this act to qualifying earnings repatriations through December 31, 2005. In December 2005, the Predecessor repatriated $350 million of unremitted earnings, which was used for domestic investment purposes. This repatriation resulted in income tax expense of approximately $28 million. The Company's effective income tax rate differs from the U.S. federal statutory rate as follows for the year ended December 31:

	Company (Consolidated)
	July 13, 2006 (Formation Date) through December 31, 2006	Predecessor (Combined)
		January 1, 2006 through August 22, 2006	2005	2004
Federal statutory rate	35.0%	35.0%	35.0%	35.0%
State and local income taxes, net of federal tax benefits	(0.4)	0.9	(3.7)	3.2
Taxes on foreign operations at alternate rates	(13.0)	1.3	33.8	(15.0)
Taxes on repatriations made to benefit from provisions of the American Jobs Creation Act of 2004, net of credits	—	—	(23.2)	—
Taxes on other repatriated foreign income, net of taxes on tax credits	(0.9)	0.4	9.5	1.7
Tax differential on impairment of intangible assets, Including net state and foreign impact	—	(32.6)	19.2	—
Adjustment of estimated income tax accruals	—	—	(9.1)	0.4
Change in federal tax valuation allowance	(22.4)	—	—	—
Other	(.3)	0.1	1.8	0.1

	(2.0)%	5.1%	63.3%	25.4%

TRAVELPORT LIMITED

NOTES TO FINANCIAL STATEMENTS
(Unless otherwise noted, all amounts are in millions, except share data) (Continued)

9.    Income Taxes (Continued)

        The Company is subject to income taxes in the United States and numerous foreign jurisdictions. Significant judgment is required in determining the Company's worldwide provision for income taxes and recording the related assets and liabilities. In the ordinary course of business, there are many transactions and calculations where the ultimate tax determination is uncertain. The Company is regularly under audit by tax authorities. Accruals for tax contingencies are provided for in accordance with the requirements of SFAS No. 5, "Accounting for Contingencies."

        Pursuant to the Purchase Agreement, the Company is indemnified by Avis Budget for all income tax liabilities relating to periods prior to the Acquisition. The Company believes that its accruals for tax liabilities, including the indemnified liabilities, are adequate for all remaining open years, based on its assessment of many factors, including past experience and interpretations of tax law applied to the facts of each matter.

        Although the Company believes there is appropriate support for the positions taken on its tax returns, the Company has recorded liabilities representing the best estimates of the probable loss on certain positions. The Company believes that the accruals for tax liabilities are adequate for all open years, based on assessment of many factors including past experience and interpretations of tax law applied to the facts of each matter. Although the Company believes the recorded assets and liabilities are reasonable, tax regulations are subject to interpretation and tax litigation is inherently uncertain; therefore, the Company's assessments can involve both a series of complex judgments about future events and rely heavily on estimates and assumptions. While the Company believes that the estimates and assumptions supporting the assessments are reasonable, the final determination of tax audits and any other related litigation could be materially different than that which is reflected in historical income tax provisions and recorded assets and liabilities.

        The results of an audit or litigation related to these matters include a range of potential outcomes, which may involve material amounts. However, as discussed above, the Company has been indemnified by Avis Budget for all income taxes relating to periods prior to the sale of the Company and therefore, does not expect such resolution to have a significant impact on its earnings, financial position or cash flows.

10.    Other Current Assets

        Other current assets consisted of:

	Company (Consolidated)	Predecessor (Combined)
	As of December 31, 2006	As of December 31, 2005
Derivative assets	$59	$—
Prepaid expenses	30	40
Sales and use tax receivables	23	19
Other	49	45

	$161	$104

11.    Property and Equipment, net

        Property and equipment, net, consisted of:

	Company (Consolidated)	Predecessor (Combined)
	As of December 31, 2006	As of December 31, 2005
Land	$4	$1
Capitalized software	242	533
Furniture, fixtures and equipment	123	264
Building and leasehold improvements	98	47
Construction in progress	84	64

	551	909
Less: Accumulated depreciation and amortization	(34)	(409)

Property and equipment, net	$517	$500

        During the period July 13, 2006 (Formation Date) through December 31, 2006, January 1, 2006 through August 22, 2006 and for the years ended December 31, 2005 and 2004, the Company and the Predecessor recorded depreciation expense of $34 million, $94 million and $158 million and $107 million, respectively.

12.    Other Non-Current Assets

        Other non-current assets consisted of:

	Company (Consolidated)	Predecessor (Combined)
	As of December 31, 2006	As of December 31, 2005
Worldspan note	$125	$—
Deferred financing costs	88	—
Development advances	55	51
AvisBudget tax receivable	53	—
Other	60	30

	$381	$81

13.    Accrued Expenses and Other Current Liabilities

        Accrued expenses and other current liabilities consisted of:

	Company (Consolidated)	Predecessor (Combined)
	As of December 31, 2006	As of December 31, 2005
Accrued travel supplier payments, deferred revenue and customer advances	$321	$266
Accrued payroll and related	81	77
Accrued commissions and incentives	93	93
Accrued sales and use tax	65	67
Accrued interest expense	43	5
Accrued advertising and marketing	36	38
Accrued merger and acquisition costs	40	33
Current portion of tax sharing liability	10	42
Other	141	74

	$830	$695

14.    Tax Sharing Liability

        The tax sharing liability relates to an agreement between Orbitz and its former owners or their affiliates (the "Founding Airlines") governing the allocation of approximately $307 million of tax benefits resulting from a taxable exchange affected at the time of the Orbitz initial public offering in December 2003 ("Orbitz IPO"). For each tax period during the term of the tax agreement, the Company is obligated to pay the Founding Airlines a percentage of the amount of the tax benefit realized as a result of additional deductions taken as a result of a taxable exchange. The term of the tax agreement commenced upon consummation of the Orbitz IPO and continues until all tax benefits have been utilized. With respect to each applicable tax period, the tax benefit payment is payable to the Founding Airlines when the Company receives the tax benefit. As of December 31, 2006 and 2005, this liability had a balance of $135 million and $175 million, respectively, representing the net present value of the liability based upon the expected realization of such benefits and the related payment to the Founding Airlines. The Company accreted interest expense related to this liability of approximately $5 million for the period July 13, 2006 (Formation Date) through December 31, 2006. The Predecessor accreted interest expense related to this liability of $14 million and $16 million for the period January 1, 2006 through August 22, 2006 and for the year ended December 31, 2005, respectively. Based upon the payments expected to be made within one year of the balance sheet date $10 million and $42 million of the liability is included as a component of accrued expenses and other current liabilities at December 31, 2006 and 2005, respectively. During the period January 1, 2006 through August 22, 2006, the Predecessor cash settled $32 million of this liability and the liability was reduced by an additional $9 million as a result of fair value adjustments related to the Acquisition.

15.    Long-Term Debt

        Long-term debt consisted of:

		Company (Consolidated)	Predecessor (Combined)
	Maturity	As of December 31, 2006	As of December 31, 2005
Senior Secured Credit Facilities
Term loan facility
Dollar-denominated	August 2013	$1,407	$—
Euro-denominated	August 2013	816	—
Senior notes			—
Dollar-denominated floating rate notes	September 2014	150	—
Euro-denominated floating rate notes	September 2014	310	—
9 7/8% notes	September 2014	450	—
Senior subordinated notes			—
11 7/8% Dollar-denominated notes	September 2016	300	—
10 7/8% Euro-denominated notes	September 2016	211	—
AvisBudget revolving credit agreement		—	350
Other		3	7

Total long-term debt		3,647	357
Less: current portion		24	5

Long-term debt		$3,623	$352

Senior Secured Credit Facilities

        On August 23, 2006, in connection with the Acquisition, the Company entered into a $2.6 billion senior secured credit facility consisting of: (i) a $2,200 million term loan facility; (ii) a $275 million revolving credit facility; and (iii) a $125 million synthetic letter of credit facility. The Company is required to repay the term loans in quarterly installments equal to 1% per annum of the original funded principal amount, commencing on December 29, 2006. Approximately $6 million was paid on December 29, 2006. The $275 million revolving credit facility is comprised of U.S. Dollar denominated sub-facility of $175 million and an alternative currency sub-limit (Sterling and Euro) of $100 million.

        Borrowings under the term loan facility bear interest at LIBOR plus 3.00% with respect to the dollar-denominated facility, and EURIBOR plus 2.75% with respect to the Euro-denominated facility. Borrowings under the $275 million revolving credit facility bear interest at LIBOR plus 2.75%. Under the $125 million synthetic letter of credit facility, the Company must pay a facility fee equal to the applicable margin under the term loan facility on the amount on deposit. At December 31, 2006, there were no borrowings outstanding under the revolving credit facility.

TRAVELPORT LIMITED

NOTES TO FINANCIAL STATEMENTS
(Unless otherwise noted, all amounts are in millions, except share data) (Continued)

15.    Long-Term Debt (Continued)

Senior Notes

        On August 23, 2006, in connection with the Acquisition, the Company issued $150 million of dollar-denominated senior dollar floating rate notes, € 235 million euro-denominated senior floating rate notes ($299 million dollar equivalent) and $450 million 9 7/8% senior fixed rate notes. The dollar-denominated floating rate senior notes bear interest at a rate equal to LIBOR plus 4 5/8%. The euro-denominated floating rate senior notes bear interest at a rate equal to EURIBOR plus 4 5/8% (before the impact of hedging arrangements). The senior notes are unsecured senior obligations of the Company and are subordinated to all existing and future secured indebtedness of the Company (including the senior secured credit facility) and will be senior in right of payment to any existing and future subordinated indebtedness (including the senior subordinated notes).

Senior Subordinated Notes

        On August 23, 2006, in connection with the Acquisition, the Company issued $300 million of 11 7/8% dollar-denominated notes and € 160 million of 10 7/8% euro-denominated notes ($204 million dollar equivalent). The senior subordinated notes are unsecured senior subordinated obligations of the Company and are subordinated in right of payment to all existing and future senior indebtedness and secured indebtedness of the Company (including the senior credit facilities and the senior notes).

AvisBudget Revolving Credit Agreement

        In 2005, Galileo International Technology, LLC ("GIT"), a wholly owned subsidiary that formed part of the Predecessor, was permitted borrowing access under the AvisBudget Group, Inc. $3.5 billion Five Year Competitive Advance and Revolving Credit Agreement dated as of November 22, 2004 ("the AvisBudget Credit Facility") in connection with AvisBudget's repatriation of foreign earnings under the American Jobs Creation Act of 2004. The outstanding borrowings at December 31, 2005 funded a dividend payment to AvisBudget Group, Inc. of $350 million.

        The amounts borrowed under the AvisBudget Credit Facility by GIT were guaranteed by AvisBudget. Other than GIT, the Predecessor was not party to the AvisBudget Credit Facility and did not guarantee any borrowings thereunder, including the borrowings of GIT. The borrowings bore interest at LIBOR plus 39 basis points and had a weighted average interest rate of 5.1% for the period January 1, 2006 through August 22, 2006. The Predecessor incurred interest expense of approximately $8 million for the period January 1, 2006 through August 22, 2006. The AvisBudget Credit Facility had a contractual maturity date of November 2009; however, the outstanding balance of the loan was repaid prior to the closing of the Acquisition as described below.

Interim Credit Agreement

        On July 18, 2006, the Predecessor entered into a $2.2 billion unsecured interim credit agreement, consisting of a $1.8 billion term loan agreement and a $400 million revolving credit agreement. The credit facilities had a maturity date of July 17, 2007. Loans under the interim credit agreement bore interest, at the Predecessor's option, at 87.5 basis points over LIBOR, or at the alternate base rate. On July 27, 2006, the Predecessor borrowed $1.9 billion under the credit facilities in order to advance $1,635 million to AvisBudget and to repay the entire remaining $265 million of GIT indebtedness outstanding under the AvisBudget Credit Facility. The interim credit agreement was repaid in full on

August 23, 2006 with a portion of the proceeds received from the term loan facility, the senior notes and the senior subordinated notes discussed above. The Predecessor incurred approximately $10 million in interest expense related to this interim credit agreement.

Debt Maturities

        Aggregate maturities of debt as of December 31, 2006 are as follows:

Year	Amount
2007	$24
2008	24
2009	22
2010	22
2011	22
Thereafter	3,533

$3,647

Debt Issuance Costs

        In connection with the debt issuances associated with the Acquisition, the Company recorded $105 million of debt issuance costs. Debt issuance costs are capitalized within other assets on the balance sheet and amortized over the life of the related debt into earnings as part of interest expense on the statement of operations. Amortization of debt issuance costs totaled $17 million for the period July 13, 2006 to December 31, 2006 including approximately $10 million of fees related to an unused bridge financing arrangement.

Debt Covenants and Guarantees

        The senior secured credit agreement and the indentures governing our notes contain a number of covenants that, among other things, restrict, subject to certain exceptions, the Company's ability to: incur additional indebtedness or issue preferred stock; create liens on assets; enter into sale and leaseback transaction; engage in mergers or consolidations; sell assets; pay dividends and distributions or repurchase our capital stock; make investments, loans or advances; repay subordinated indebtedness (including the Company's senior subordinated notes); make certain acquisitions; engage in certain transactions with affiliates; amend material agreements governing our subordinated indebtedness (including the Company's senior subordinated notes); change our lines of business; and change the status of the Company as a passive holding company.

        In addition, the Company is required to maintain a maximum total leverage ratio. The senior secured credit agreement and indentures also contain certain customary affirmative covenants and event of default. As of December 31, 2006, the Company was in compliance with all restrictive and financial covenants related to long-term debt.

        The senior notes and senior subordinated notes are guaranteed by the Company's subsidiaries incorporated in the U.S. with the exception of GIT. See Note 22 for the consolidated condensed financial statements of the Guarantor and Non-Guarantor subsidiaries.

16.    Financial Instruments

RISK MANAGEMENT

        Following is a description of the Company's risk management policies:

Foreign Currency Risk

        The Company uses foreign currency forward contracts to manage its exposure to changes in foreign currency exchange rates associated with its foreign currency denominated receivables and payables and forecasted earnings of foreign subsidiaries. The Company primarily hedges its foreign currency exposure to the British pound, Euro and Australian dollar. Substantially all the forward contracts utilized by the Company do not qualify for hedge accounting treatment under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The fluctuations in the value of these forward contracts do, however, largely offset the impact of changes in the value of the underlying risk that they are intended to economically hedge. Gains (losses) on these forward contracts amounted to $—million, $10 million, ($12) million and $12 million during the period July 13, 2006 (Formation Date) through December 31, 2006, the period January 1, 2006 through August 22, 2006 and the years ended 2005 and 2004, respectively.

Interest Rate Risk

        A portion of the debt used to finance much of the Company's operations is exposed to interest rate fluctuations. The Company uses various hedging strategies and derivative financial instruments to create an appropriate mix of fixed and floating rate assets and liabilities. The primary interest rate exposure at December 31, 2006 was to interest rate fluctuations in the United States and Europe, specifically LIBOR and EURIBOR interest rates. The company currently uses interest rate swaps as the derivative instrument in these hedging strategies. The derivatives used to manage the risk associated with the Company's floating rate debt were designated as cash flow hedges. Certain interest rate components of the Company's cross currency hedging transactions entered into by the Company have been designated as ineffective resulting in a non-cash charge of $11 million, recorded within interest expense on the Company's consolidated statement of operations. In connection with its cash flow hedges designated as effective, the Company recorded a net loss of $15 million, before tax to other comprehensive income. Deferred amounts to be recognized in earnings will change with market conditions and will be substantially offset by changes in the value of the related hedge transactions. The Company does not have any deferred gains or losses recorded in other comprehensive income for contracts that will mature in the next twelve months. At December 31, 2006 the Company's interest rate hedges cover transactions for periods that do not exceed five years.

Credit Risk and Exposure

        The Company is exposed to counterparty credit risk in the event of nonperformance by counterparties to various agreements and sales transactions. The Company manages such risk by evaluating the financial position and creditworthiness of such counterparties and by requiring collateral in instances in which financing is provided. The Company mitigates counterparty credit risk associated with its derivative contracts by monitoring the amounts at risk with each counterparty to such contracts, periodically evaluating counterparty creditworthiness and financial position, and where possible, dispersing its risk among multiple counterparties.

        As of December 31, 2006, there were no significant concentrations of credit risk with any individual counterparty or groups of counterparties.

Market Risk

        The Company provides global distribution and reservation services, offers retail consumer and corporate travel agency services through its online travel agencies and provides travel marketing information to airline, car rental and hotel clients. The Company provides airline, car rental, hotel and other travel reservation and fulfillment services to its customers through its network of online travel companies. The Company's results of operations are affected by many economic factors, including the level of economic activity in the markets in which it operates. In the travel services business, a decline in economic activity typically results in a decline in both business and leisure travel and, accordingly, a decline in the volume of transactions in both of the Business to Business segments and the Business to Consumer segments. Additionally, our customers are located worldwide, generating approximately 55% and 57% of revenue from outside the United States during the period July 13, 2006 (Formation Date) through December 31, 2006 and the period January 1, 2006 through August 22, 2006, respectively. Accordingly, a decline in economic activity either in the United States or in international markets may have a material adverse effect on our performance.

        Other business risks faced by the Company relates to its dependence on relationships with travel suppliers, primarily airlines and hotels, exposure to risks associated with online commerce security and credit card fraud, dependence on third party technology developers, technology outages and breakdown, and failure to integrate various disconnected business units and technology.

FAIR VALUE

        The fair value of financial instruments is generally determined by reference to market values resulting from trading on a national securities exchange or an over-the-counter market. In cases where quoted market prices are not available, fair value is based on estimates using present value or other valuation techniques, as appropriate. The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and other current liabilities approximate fair value due to the short-term maturities of these assets and liabilities.

        The carrying amounts and estimated fair values of all other financial instruments as of December 31, are as follows:

	2006		2005
Asset/(liability)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Worldspan note	$125	$125	$—	$—
Long-term debt	(3,647)	(3,641)	(357)	(357)
Derivatives
Unrealized foreign exchange gains on foreign currency interest rate swaps	47	47	2	2
Foreign exchange forwards — liabilities	—	—	(5)	(5)
Unrealized loss on interest rate swaps	(26)	(26)	—	—

17.    Commitments and Contingencies

Commitments

Leases

        The Company is committed to making rental payments under noncancelable operating leases covering various facilities and equipment.

        Future minimum lease payments required under noncancelable operating leases as of December 31, 2006 are as follows:

Year	Amount
2007	$33
2008	31
2009	31
2010	27
2011	23
Thereafter	90

$235

        Commitments under capital leases amounted to $3 million as of December 31, 2006 primarily related to office and information technology equipment.

        During the period July 13, 2006 (Formation Date) through December 31, 2006, the period January 1, 2006 through August 22, 2006 and the years 2005 and 2004, the Company and the Predecessor incurred total rental expense of $13 million, $21 million, $28 million and $22 million, respectively, principally related to leases of office buildings at each of the business units.

Purchase Commitments

        In the normal course of business, the Company makes various commitments to purchase goods and services from specific suppliers, including those related to capital expenditures. As of December 31, 2006, the Company had approximately $385 million of outstanding purchase commitments, primarily relating to service contracts for information technology (of which $125 million relates to 2007). These purchase obligations extend through 2011.

Contingencies

Company Litigation

        The Company is involved in various claims, legal proceedings and governmental inquiries related to contract disputes, business practices, intellectual property and other commercial, employment and tax matters.

        Orbitz sued Worldspan in Illinois state court in September 2005. The complaint alleged that Worldspan misrepresented and omitted material facts in connection with the parties' negotiation of amendments to the parties' CRS access contract ("The CRS Agreement") in 2002 and 2004, and that the omissions and misrepresentations violated the Illinois Consumer Fraud Act. Orbitz's complaint sought to rescind the amendments to the CRS Agreement and unspecified monetary damages. On

September 19, 2005, Worldspan removed Orbitz's state court case to federal court. On April 3, 2006, the case was remanded back to state court. On July 5, 2006, Orbitz filed an Amended Complaint against Worldspan, asserting 8 causes of action including Director Conflict of Interest, Fraudulent Inducement under the Illinois Consumer Fraud Act, Common Law Fraud, Equitable Estoppel, two Breach of Contract counts, and Declaratory Relief. In the Amended Complaint, Orbitz seeks rescission of the contract, unspecified monetary damages and costs, and a Declaratory Judgment. On August 14, 2006, Worldspan filed a motion to dismiss 4 of Orbitz's claims in the Amended Complaint (consumer fraud, fraud, director conflict and equitable estoppel). The parties have briefed the issues raised by Worldspan's motion, but the case has been stayed by agreement of the parties.

        Worldspan sued Orbitz in federal court in Chicago in September 2005. The complaint alleged breach of contract and the violation of the federal Computer Fraud and Abuse Act. Worldspan alleged that Orbitz violated the parties' CRS Agreement by using certain Worldspan data to support Orbitz's Supplier Link product, and by using the services of non-Worldspan CRS's to support Supplier Link bookings. Additionally, Worldspan alleged that Orbitz's shopping provider, ITA, is a CRS and that the use of ITA's non-CRS related services breached the CRS Agreement. Worldspan's Computer Fraud and Abuse Act claim related to Orbitz's alleged impermissible use of Worldspan's system for use or support of Supplier Link bookings. The complaint sought in excess of $50 million as damages. On April 19, 2006, Worldspan's federal complaint was dismissed in its entirety. Worldspan appealed the order, and filed its opening brief in support of the appeal with the Seventh Circuit on November 6, 2006. The appeal has been stayed by agreement of the parties, and no hearing or ruling date has been set.

        Worldspan filed a separate Illinois state court case against Orbitz on April 24, 2006. In that complaint, Worldspan alleged the same state law claims as its dismissed federal suit. Worldspan filed an amended complaint on October 16, 2006 adding a claim under the Georgia Computer Systems Protection Act and contract claims alleging failure by Orbitz to mediate certain issues and breach of the covenant of good faith and fair dealing. On November 17, 2006, Orbitz filed a motion to dismiss Worldspan's complaint, and the parties have briefed the issues. This case has been stayed by the agreement of the parties.

        The Company and certain of its online travel businesses are parties to litigation brought by consumers and municipalities and other governmental entities involving hotel occupancy taxes. The Company believes that the claims in such litigation lack merit and will continue to defend vigorously against them.

        The Company believes that it has adequately accrued for such matters as appropriate or, for matters not requiring accrual, believes that they will not have a material adverse effect on its results of operations, financial position or cash flows based on information currently available. However, litigation is inherently unpredictable and, although the Company believes that its accruals are adequate and/or that it has valid defenses in these matters based upon advice of counsel, unfavorable resolutions could occur. As such, an adverse outcome from such unresolved proceedings for which claims are awarded in excess of the amounts accrued for could be material to the Company with respect to earnings or cash flows in any given reporting period. However, the Company does not believe that the impact of such unresolved litigation would result in a material liability to the Company in relation to its financial position or liquidity.

Guarantees/Indemnifications

Standard Guarantees/Indemnifications

        In the ordinary course of business, the Company enters into numerous agreements that contain standard guarantees and indemnities whereby the Company indemnifies another party for breaches of representations and warranties. In addition, many of these parties are also indemnified against any third party claim resulting from the transaction that is contemplated in the underlying agreement. Such guarantees or indemnifications are granted under various agreements, including those governing (i) purchases, sales or outsourcing of assets or businesses, (ii) leases of real estate, (iii) licensing of trademarks, (iv) use of derivatives and (v) issuances of debt securities. The guarantees or indemnifications issued are for the benefit of the (i) buyers in sale agreements and sellers in purchase agreements, (ii) landlords in lease contracts, (iii) financial institutions in derivative contracts and (iv) underwriters in debt security issuances. While some of these guarantees extend only for the duration of the underlying agreement, many survive the expiration of the term of the agreement or extend into perpetuity (unless subject to a legal statute of limitations). There are no specific limitations on the maximum potential amount of future payments that the Company could be required to make under these guarantees, nor is the Company able to develop an estimate of the maximum potential amount of future payments to be made under these guarantees as the triggering events are not subject to predictability and there is little or no history of claims against the Company under such arrangements. With respect to certain of the aforementioned guarantees, such as indemnifications of landlords against third party claims for the use of real estate property leased by the Company, the Company maintains insurance coverage that mitigates any potential payments to be made.

        Contractual Obligations to Indemnify AvisBudget for Certain Taxes Relating to the Separation from AvisBudget.

        The Company's separation from AvisBudget involved a restructuring of the Travelport business whereby certain former foreign subsidiaries were separated independent of the Company's separation from Avis Budget. It is possible that the independent separation of these foreign subsidiaries could give rise to an increased tax liability for Avis Budget that would not have existed had these foreign subsidiaries been separated with the Company. In order to induce Avis Budget to approve the separation structure, the Company agreed to indemnify AvisBudget for any increase in AvisBudget's tax liability resulting from the structure. The Company is not able to predict the amount of such tax liability, if any. To the extent that the Company's obligation to indemnify Avis Budget subjects the Company to additional costs, such costs would be treated as adjustment to the purchase price, increasing tax-deductible goodwill, and could significantly and negatively affect the Company's financial condition.

18.    Equity

Description of Capital Stock

        The Company has authorized share capital of $12,000 and has issued 12,000 shares, with a par value of $1 per share. Subject to any resolution of the members of the Company to the contrary (and without prejudice to any special rights conferred thereby on the holders of any other shares or class of shares), the share capital of the Company is divided into shares of a single class the holders of which, subject to the provisions of the bylaws, are (i) entitled to one vote per share; (ii) entitled to such dividends as the Board may from time to time declare; (iii) in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, entitled to the surplus assets of the Company; and (iv) generally entitled to enjoy all of the rights attaching to shares.

        The Board may, subject to the bylaws and in accordance with the Companies Act of 1981, as amended from time to time, declare a dividend to be paid to the members, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly in specie in which case the Board may fix the value for distribution in specie of any assets. No unpaid dividend shall bear interest as against the Company.

        The Board may fix any date as the record date for determining the members entitled to receive any dividend. The Company may pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others. The Board may declare and make such other distributions (in cash or in specie) to the members as may be lawfully made out of the assets of the Company. No unpaid distribution shall bear interest as against the Company.

Accumulated other comprehensive income

        Accumulated other comprehensive income, net of tax, consisted of:

	Currency Translation Adjustments	Unrealized Gains on Available for Sale Securities	Unrealized Gains (Losses) on Cash Flow Hedges	Minimum Pension Liability Adjustment	Accumulated Other Comprehensive Income
Predecessor
Balance, January 1, 2004	$41	$—	$—	$(10)	$31
Activity during period	13	—	(1)	(6)	6

Balance, December 31, 2004	54	—	(1)	(16)	37
Activity during period	(124)	—	2	(8)	(130)

Balance, December 31, 2005	(70)	—	1	(24)	(93)
Activity during period	135	6	(1)	—	140

Balance, August 22, 2006	$65	$6	$—	$(24)	$47

Company
Activity during period	$20	$—	$(9)	$—	$11

Balance, December 31, 2006	$20	$—	$(9)	$—	$11

TRAVELPORT LIMITED

NOTES TO FINANCIAL STATEMENTS
(Unless otherwise noted, all amounts are in millions, except share data) (Continued)

19.    Equity-Based Compensation

        The Company introduced an equity based long term incentive program in 2006 for the purpose of retaining certain key employees. Under this program, key employees were granted restricted equity units and interests in the partnership that owns 100% of the Company. The Company's board of directors approved the grant of up to 100 million restricted equity units. The equity awards issued consist of four classes of partnership interest. The Class A-2 equity units vest at a pro-rata rate of 6.25% on a quarterly basis and become fully vested in May 2010. The Class B partnership interests vest annually over a four-year period beginning in August 2007. The Class C and D awards vest upon the occurrence of a liquidity event subject to certain other performance criteria. None of the awards require the payment of an exercise price by the recipient.

        The activity of the Company's equity award program is presented below:

Partnership Interest
Restricted Equity Units Class A-2
			Class B		Class C		Class D
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value
Balance at July 13, 2006	—	—	—	—	—	—	—	—
Granted at fair market value	36,372,213	$1.00	11,278,539	$0.49	11,278,539	$0.43	11,278,539	$0.38
Exercised	—	—	—	—	—	—	—	—
Forfeited	—	—	—	—	—	—	—	—

Balance at December 31, 2006	36,372,213	$1.00	11,278,539	$0.49	11,278,539	$0.43	11,278,539	$0.38

        The fair values of these equity awards are estimated on the dates of grant using a Monte-Carlo valuation model with the following weighted average assumptions:

Dividend yield	—
Expected volatility	40.00%
Risk-free interest rate	4.73%
Expected holding period (years)	6.6 years

        The total estimated fair value of all awards granted was $51 million. As of December 31, 2006, 4.2 million Class A-2 restricted equity units were vested, and no partnership interests were vested. The Company expensed the restricted equity units and the Class B partnership interests over their vesting period based upon the fair value of the awards on the date of grant. During the period July 13, 2006 (Formation Date) through December 31, 2006, the Company recognized $6.1 million in compensation expense related to the restricted equity units and the Class B partnership interests, none of which is expected to provide a tax benefit. The Company did not record any compensation expense for the Class C and Class D Partnership Interest as it was determined that it is not probable that these awards will vest due to the contingent performance criteria.

AvisBudget Stock-Based Compensation Plans

Stock Options

        Stock options granted by AvisBudget to its employees generally have a ten-year term, and those granted prior to 2004 vested ratably over periods ranging from two to five years. In 2004, AvisBudget adopted performance and time vesting criteria for stock option grants. The predetermined performance criteria determine the number of options that will ultimately vest and are based on the growth of AvisBudget's earnings and cash flows over the vesting period of the respective award. The number of options that vested range from 0% to 200% of the base award. Vesting occurred over a four-year period, but did not exceed 25% of the base award in each of the three years following the grant date. All unvested stock options vested 30 days subsequent to the separation of Realogy Corporation and Wyndham Worldwide Corporation from AvisBudget. AvisBudget's policy was to grant options with exercise prices at then-current fair market value.

        The annual activity of AvisBudget's common stock option plans related to the Predecessor's employees consisted of:

			Year Ended
	Period January 1, 2006 through August 22, 2006
			2005		2004
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Balance at beginning of period	6,132,529	$15.87	7,366,449	$16.29	8,935,858	$15.43
Granted at fair market value(a)	—	—	134,480	20.03	1,650,889	18.18
Transfers(b)	1,462,169	19.09	—	—	—	—
Granted in connection with PHH spin-off(c)	—	—	305,706	*	—	—
Exercised	(343,309)	11.19	(1,192,216)	13.83	(2,621,185)	14.58
Forfeited/canceled	(421,543)	20.18	(481,890)	18.43	(599,113)	16.11
Vested/converted as a result of separation	(6,829,846)	16.53	—	—	—	—

Balance at end of period	—		6,132,529	$15.87	7,366,449	$16.29

(*)
Not meaningful.

(a)
In 2005 and 2004, the stated value reflects the maximum number of options assuming achievement of all performance and time vesting criteria.

(b)
Represents the number of stock option award to AvisBudget employees that became Travelport employees. The number of stock options transferred is equal to the total grants to these employees since the respective plan inception date.

(c)
As a result of the January 2005 distribution of PHH Corporation by AvisBudget, the closing price of AvisBudget common stock was adjusted downward by $1.10 on January 31, 2005. Additionally, AvisBudget granted incremental options to achieve a balance of 1.04249 options outstanding subsequent to the spin-off for each option outstanding prior to the spin-off. The exercise price of each option was also adjusted downward by a proportionate value.

        The weighted-average grant-date fair value of AvisBudget common stock options granted in the normal course of business during 2005 and 2004 was $5.89 and $6.90, respectively. The fair values of these stock options are estimated on the dates of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for AvisBudget common stock options granted in 2005 and 2004:

	2005	2004
Dividend yield	1.7%	1.5%
Expected volatility	30.0%	30.0%
Risk-free interest rate	3.8%	4.0%
Expected holding period (years)	5.5	5.5

Restricted Stock Units

        RSUs granted by AvisBudget entitled the Predecessor employees to receive one share of AvisBudget common stock upon vesting. RSUs granted in 2003 vested ratably over a four-year term. Subsequently, AvisBudget adopted performance and time vesting criteria for RSU grants. The predetermined performance criteria determined the number of RSUs that will ultimately vest and were based on the growth of AvisBudget's earnings and cash flows over the vesting period of the respective award. The number of RSUs that vested ranged from 0% to 200% of the base award. Vesting occurred over a four year period, but did not exceed 25% of the base award in each of the three years following the grant date. Upon the separation of Realogy and Wyndham, approximately 50% of the unvested RSUs outstanding at December 31, 2005 were cancelled and the remaining 50% vested thirty days following such separation.

        The annual activity related to AvisBudget's RSU plan for the Predecessor's employees consisted of:

	January 1, 2006 through August 22, 2006		Year Ended
			2005		2004
		Weighted Average Grant Price
	Number of RSUs		Number of RSUs	Weighted Average Grant Price	Number of RSUs	Weighted Average Grant Price
Balance at beginning of period	5,466,924	$21.24	2,007,022	$22.96	425,373	$14.31
Granted at fair market value(a)	—	—	4,200,418	20.82	1,805,401	24.24
Transfers(b)	582,953	20.52	—	—	—	—
Granted in connection with PHH spin-off(c)	—	—	99,314	*	—	—
Vested/exercised	(39,981)	16.21	(256,938)	19.29	(104,800)	14.31
Forfeited/canceled	(2,876,820)	21.23	(582,892)	21.34	(118,952)	19.15
Vested/converted as a result of Separation	(3,133,076)	21.18	—	—	—

Balance at end of period	—		5,466,924	$21.24	2,007,022	$22.96

(*)
Not meaningful.

(a)
In 2005 and 2004, reflects the maximum number of RSUs assuming achievement of all performance and time vesting criteria.

(b)
As a result of the January 2005 spin-off of PHH Corporation by AvisBudget, the closing price of AvisBudget common stock was adjusted downward by $1.10 on January 31, 2005. In order to provide an equitable adjustment to holders of its RSUs, AvisBudget granted incremental RSUs to achieve a balance of 1.0477 RSUs outstanding subsequent to the spin-off for each RSU outstanding prior to the spin-off.

Equity-Based Compensation Expense Allocated to the Company

        During the period January 1, 2006 through August 22, 2006 and the years ended December 31, 2005 and 2004, AvisBudget allocated pre-tax equity-based compensation expense of $38 million, $15 million and $3 million, respectively, to the Predecessor. Such compensation expense relates only to the options and RSUs that were granted by AvisBudget to the Company's employees subsequent to January 1, 2003. The allocation was based on the estimated number of options and RSUs AvisBudget believed it would ultimately provide and the underlying vesting period of the award. As AvisBudget measured its stock-based compensation expense using the intrinsic value method during the periods prior to January 1, 2003, AvisBudget did not recognize compensation expense upon the issuance of equity awards to its employees. Therefore, the Predecessor was not allocated compensation expense for options that were granted by AvisBudget to the Predecessor employees prior to January 1, 2003 (there were no RSUs granted prior to January 1, 2003). See Note 3—Summary of Significant Accounting Policies for more information regarding the accounting policy for stock-based compensation.

        Presented below is the effect on net income for 2004 had compensation expense been recognized by AvisBudget and allocated to the Company for options that were granted prior to January 1, 2003:

Year Ended December 31, 2004
Reported net income	$249
Add back: Stock-based employee compensation expense included in reported net income, net of tax	2
Less: Total stock-based employee compensation expense determined under fair value based method for all awards, net of tax	(2)

Pro forma net income	$249

        As of January 1, 2005, there were no outstanding awards for which stock-based compensation expense is not reflected within reported net income; accordingly, pro forma information is not presented subsequent to December 31, 2004.

20.    Employee Benefit Plans

Defined Contribution Savings Plans

        The Company sponsors a defined contribution savings plan that provides certain eligible employees of the Company an opportunity to accumulate funds for retirement. The Company matches the contributions of participating employees on the basis specified by the plan. The Company's cost for contributions to this plan was $5 million, $6 million, $6 million and $6 million for period July 13, 2006 (Formation Date) through December 31, 2006, the period January 1, 2006 through August 22, 2006, the and for the years ended, 2005 and 2004, respectively.

Defined Benefit Pension, Postretirement and Other Plans

        The Company sponsors domestic non-contributory defined benefit pension plans, which cover certain eligible employees. The majority of the employees participating in these plans are no longer accruing benefits. Additionally, the Company sponsors contributory defined benefit pension plans in certain foreign subsidiaries with participation in the plans at the employee's option. Under both the domestic and foreign plans, benefits are based on an employee's years of credited service and a percentage of final average compensation, or as otherwise described by the plan. As of December 31, 2006 and 2005, the aggregate accumulated benefit obligation of these plans was $337 million and $306 million, respectively. Substantially all of the defined benefit pension plans maintained by the Company had accumulated benefit obligations that exceeded the fair value of the assets of such plans at December 31, 2006 and 2005. The Company's policy is to contribute amounts sufficient to meet minimum funding requirements as set forth in employee benefit and tax laws, plus such additional amounts the Company determines to be appropriate. The Company also maintains post-retirement health and welfare plans for eligible employees of certain domestic subsidiaries.

        The Company uses a December 31 measurement date for its defined benefit pension and postretirement benefit plans. For such plans, the following tables provide a statement of funded status as of December 31, 2006 and 2005, and summaries of the changes in the benefit obligation and fair value of assets for the years then ended:

	Defined Benefit Pension Plans			Postretirement Benefit Plan
	Company	Predecessor		Company	Predecessor
	Period July 13, 2006 (Formation Date) through December 31, 2006	Period January 1, 2006 through August 22, 2006	Year Ended 2005	Period July 13, 2006 (Formation Date) through December 31, 2006	Period January 1, 2006 through August 22, 2006	Year Ended 2005
Benefit obligation, beginning of year	$331	$306	$296	$12	$13	$15
Service cost	—	—	1	—	—	—
Interest cost	5	8	13	—	—	1
Actuarial loss	2	14	16	—	—	(1)
Net benefits paid	(3)	(6)	(8)	—	(1)	(2)
Currency translation adjustment and other	2	9	(12)	—	—	—

Benefit obligation, end of period	$337	$331	$306	$12	$12	$13

Fair value of plan assets, beginning of period	$260	$224	$219	$—	$—	$—
Return on plan assets	17	22	14	—	—	—
Employer contribution	7	7	10	—	—	1
Net benefits paid	(3)	(6)	(8)	—	—	(1)
Currency translation adjustment and other	4	13	(11)	—	—	—

Fair value of plan assets, end of period	$285	$260	$224	$—	$—	$—

Funded status	$(52)	$(71)	$(82)	$(12)	$(12)	$(13)
Unrecognized actuarial loss	(8)	29	40	—	—	3

Net amount recognized	$(60)	$(42)	$(42)	$(12)	$(12)	$(10)

        The following table provides the components of net periodic benefit cost for the periods July 13, 2006 (Formation Date) through December 31, 2006, the period January 1, 2006 to December 31, 2006 and the years 2005 and 2004:

	Defined Benefit Pension Plans				Postretirement Benefit Plan
	Company	Predecessor			Company	Predecessor
	July 13, 2006 (Formation Date) through December 31, 2006	January 1, 2006 through August 22, 2006	2005	2004	July 13, 2006 (Formation Date) through December 31, 2006	January 1, 2006 through August 22, 2006	2005	2004
Service cost	$—	$—	$1	$1	$—	$—	$—	$—
Interest cost	5	8	13	13	—	—	1	1
Expected return on plan assets	(5)	(8)	(12)	(12)	—	—	—	—
Amortization of prior service cost	—	—	—	—	—	—	—	(41)
Recognized net actuarial loss	—	2	1	—	—	—	—	—

Net periodic benefit cost	$—	$2	$3	$2	$—	$—	$1	$(40)

        During 2004 the activity in the Postretirement Benefit Plan reflects a gain of $38 million relating to a plan amendment adopted in 2003, whereby coverage for all retirees over age 65 and for certain employees under the age of 50 was eliminated and the participant premiums were increased.

        The Company's defined benefit pension and postretirement benefit plans utilize a discount rate of 5.2% and 5.5% for 2006 and 2005, respectively. The Company's defined benefit pension plans utilize an expected long-term rate of return on plan assets of 8.25% for 2006 and 2005. Such rate is based on long-term capital markets forecasts and risk premiums for respective asset classes, expected asset allocations, expected inflation and other factors. The Company's health and welfare benefit plans use an assumed health care cost trend rate of 9% for 2006, declining 1% for each succeeding year through 2010. The effect of a one-percentage point change in the assumed health care cost trend would not have a material impact on the net periodic benefit costs or the accumulated benefit obligations of the Company's health and welfare plans.

        The Company seeks to produce a return on investment for the plans which is based on levels of liquidity and investment risk that are prudent and reasonable, given prevailing market conditions. The assets of the plans are managed in the long-term interests of the participants and beneficiaries of the plans. The Company manages this allocation strategy with the assistance of independent diversified professional investment management organizations.

        The allocation of assets for the Benefit Plans as of December 31, 2006 and 2005 follows:

	Defined Benefit Pension Plans
	2006	2005
Equity securities	67%	65%
Fixed income securities (including cash)	24%	27%
Alternative investments	9%	8%

Total	100%	100%

        The Company's contributions to its defined benefit pension and postretirement benefit plans are estimated to aggregate $20 million in 2007.

        The Company estimates its defined benefit pension and other postretirement benefit plans will pay benefits to participants as follows:

	Defined Benefit Pension Plans	Postretirement Benefit Plan
Fiscal year ending December 31:
2007	$9	$2
2008	9	2
2009	10	2
2010	10	2
2011	10	2
Five fiscal years thereafter	61	4

	$109	$14

21.    Segment Information

        The reportable segments presented below represent the Company's operating segments for which separate financial information is available and which is utilized on a regular basis by its chief operating decision maker to assess performance and to allocate resources. The Company evaluates the performance of its segments based on segment EBITDA, which is defined as net revenue minus cost of revenue, sales and marketing expenses, other overhead charges directly attributable to the segment and impairment of intangible assets. Certain expenses which are managed outside of the segments are excluded from the results of the segments. These consist primarily of corporate and unallocated expenses, other income and expense items, and other non-recurring charges such as restructuring and related activities. Corporate and unallocated expenses consist primarily of indirect expenses, including corporate administrative services that are separately managed. Gains and losses associated with sale of businesses and investments are excluded from segment performance.

TRAVELPORT LIMITED

NOTES TO FINANCIAL STATEMENTS
(Unless otherwise noted, all amounts are in millions, except share data) (Continued)

21.    Segment Information (Continued)

        On an overall basis, management evaluates the performance of the Company based upon net revenue and "EBITDA", which is defined as net income from continuing operations before interest, income taxes, depreciation and amortization, each of which is presented on the Company's Statements of Operations. The Company's presentation of EBITDA may not be comparable to similarly-titled measures used by other companies.

		Predecessor (Combined)
	Company (Consolidated)
			Year Ended December 31,
	July 13, 2006 (Formation Date) through December 31, 2006
		January 1, 2006 through August 22, 2006
			2005	2004
Business to Business
Net revenue	$603	$1,198	$1,738	$1,546
Segment EBITDA	110	(1,728)	477	499
Business to Consumer
Net revenue	250	543	703	181
Segment EBITDA	8	(277)	(303)	(22)
Other
Net revenue(a)	—	—	—	55
EBITDA(b)	(43)	(111)	(63)	(12)
Intersegment eliminations(c)
Net revenue	(20)	(31)	(32)	(24)
Combined Totals
Revenue	833	1,710	2,409	1,758
EBITDA	$75	$(2,116)	$111	$465

(a)
Includes net revenue of the Membership Travel Business of $55 million for 2004. These businesses were transferred to AvisBudget Group, Inc. effective January 1, 2005.

(b)
Other includes the following:

		Predecessor (Combined)
	Company (Consolidated)
			Year Ended December 31,
	July 13, 2006 (Formation Date) through December 31, 2006
		January 1, 2006 through August 22, 2006
			2005	2004
Corporate and unallocated expenses	$(21)	$(26)	$(39)	$(24)
Restructuring and related activities	(3)	(18)	(22)	—
Gain (loss) on foreign currency	(5)	1	(5)	3
Separation costs	(13)	(74)	—	—
Membership travel activity	—	—	—	9
Other income (expense)	(1)	6	3	—

Total	$(43)	$(111)	$(63)	$(12)

(c)
Consists primarily of eliminations related to the inducements paid by B2B to B2C.

        Provided below is a reconciliation of EBITDA to income before taxes:

	Company (Consolidated)	Predecessor (Combined)
			Year Ended December 31,
	July 13, 2006 (Formation Date) through December 31, 2006
		January 1, 2006 through August 22, 2006	2005	2004
EBITDA	$75	$(2,116)	$111	$465
Interest expense, net	(150)	(39)	(27)	(6)
Depreciation and amortization	(78)	(125)	(204)	(124)

Income (loss) from continuing operations before income taxes	$(153)	$(2,280)	$(120)	$335

        Provided below is a reconciliation of segment assets to total assets.

	Company	Predecessor
	As of December 31, 2006	As of December 31, 2005
Business to business	$3,886	$4,608
Business to consumer	2,048	2,494
Corporate and other	202	918

Total assets	$6,136	$8,020

        The geographic segment information provided below is classified based on geographic location of the Company's subsidiaries:

	United States	United Kingdom	All Other Countries	Total
Net Revenue
Company
July 13, 2006 (Formation Date) through December 31, 2006	$374	$66	$393	$833
Predecessor
January 1, 2006 through August 22, 2006	721	206	783	1,710
2005	1,071	245	1,093	2,409
2004	752	95	911	1,758

        Net revenue by country is determined by the domicile of the legal entity receiving the revenue for consumer revenue and the location code for segment booking revenue for distribution revenue.

22.    Guarantor and Non-Guarantor Condensed Financial Statements

        The following condensed financial information presents the Company's Consolidating Condensed Balance Sheet as of December 31, 2006 and the Consolidating Condensed Statement of Operations and Statement of Cash Flows for the period July 13, 2006 (Formation Date) through December 31, 2006 and the Predecessor's Combining Condensed Balance Sheet as of December 31, 2005 and the Combining Condensed Statements of Operations and Cash Flows for the periods January 1, 2006 through August 22, 2006 and the years ended December 31, 2005 and 2004 for: (a) Travelport Limited ("the Parent Guarantor"); (b) TDS Investor (Luxembourg) S.à.r.l ("the Intermediate Parent Guarantor"), (c) Travelport LLC (formerly known as Travelport Inc.). ("the Issuer"), (d) the guarantor subsidiaries; (e) the non-guarantor subsidiaries; (f) elimination and adjusting entries necessary to combine the Parent, Intermediate Parent Guarantor with the guarantor and non-guarantor subsidiaries; and (e) the Company and Predecessor on a Consolidated and Combined basis, respectively.

TRAVELPORT LIMITED
CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS
(Unless otherwise noted, all amounts are in millions, except share data)
July 13, 2006 (Formation Date) through December 31, 2006

	Parent Guarantor	Intermediate Parent Guarantor	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net revenue	$—	$—	$—	$409	$444	$(20)	$833

Cost and expenses
Cost of revenue	—	—	—	71	327	(20)	378
Selling, general and administrative	—	—	—	221	128	—	349
Separation and restructuring charges	—	—	—	15	1	—	16
Depreciation and amortization	—	—	—	45	33	—	78
Impairment of intangible assets	—	—	—	14	—	—	14

Total costs and expenses	—	—	—	366	489	(20)	835

Operating income (loss)	—	—	—	43	(45)	—	(2)
Interest expense, net	—	—	(139)	(9)	(2)	—	(150)
Other expense, net	—	—	—	—	(1)	—	(1)
Equity in earnings of subsidiaries	(150)	(112)	27	—	—	235	—

Income (loss) from continuing operations before income taxes	(150)	(112)	(112)	34	(48)	235	(153)
Provision (benefit) for income taxes	—	—	—	7	(4)	—	3

Income (loss) from continuing operations, net of tax	(150)	(112)	(112)	27	(44)	235	(156)
Loss from discontinued operations, net of tax	—	—	—	—	(2)	—	(2)
Gain on disposal of discontinued operations, net of tax	—	—	—	—	8	—	8

Net income (loss)	$(150)	$(112)	$(112)	$27	$(38)	$235	$(150)

TRAVELPORT LIMITED
CONSOLIDATING CONDENSED BALANCE SHEET
(Unless otherwise noted, all amounts are in millions, except share data)
As of December 31, 2006

	Parent Guarantor	Intermediate Parent Guarantor	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$—	$—	$19	$78	$—	$97
Accounts receivable, net	—	—	—	78	369	—	447
Deferred income taxes	—	—	—	5	8	—	13
Other current assets	—	—	59	39	63	—	161

Total current assets	—	—	59	141	518	—	718
Investment in subsidiary/intercompany	769	(1,216)	2,325	—	—	(1,878)	—
Property and equipment, net	—	—	—	362	155	—	517
Goodwill	—	—	—	924	1,222	—	2,146
Trademarks and tradenames	—	—	—	538	169	—	707
Other intangible assets, net	—	—	—	954	679	—	1,633
Deferred income taxes	—	—	—	(4)	38	—	34
Other non-current assets	—	—	125	118	138	—	381

Total assets	$769	$(1,216)	$2,509	$3,033	$2,919	$(1,878)	$6,136

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$—	$—	$—	$71	$237	$—	$308
Accrued expenses and other current liabilities	—	—	55	367	408	—	830
Current portion of long-term debt	—	—	22	1	1	—	24
Deferred income taxes	—	—	—	5	8	—	13

Total current liabilities	—	—	77	444	654	—	1,175
Long-term debt	—	—	3,622	—	1	—	3,623
Deferred income taxes	—	—	—	—	247	—	247
Tax sharing liability	—	—	—	125	—	—	125
Other non-current liabilities	—	—	26	139	32	—	197

Total liabilities	—	—	3,725	708	934	—	5,367
Total shareholders' equity/intercompany	769	(1,216)	(1,216)	2,325	1,985	(1,878)	769

Total liabilities and shareholders' equity	$769	$(1,216)	$2,509	$3,033	$2,919	$(1,878)	$6,136

TRAVELPORT LIMITED
CONSOLIDATING CONDENSED CASH FLOWS
(Unless otherwise noted, all amounts are in millions, except share data)
For the Period July 13, 2006 (Formation Date) through December 31, 2006

	Parent Guarantor	Intermediate Parent Guarantor	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities of continuing operations
Net income (loss)	$(150)	$(112)	$(112)	$27	$(38)	$235	$(150)
Loss from discontinued operations	—	—	—	—	(6)	—	(6)

Income (loss) from continuing operations	(150)	(112)	(112)	27	(44)	235	(156)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	—	—	—	45	33	—	78
Impairment of intangible assets	—	—	—	14	—	—	14
Deferred income taxes	—	—	—	7	(12)	—	(5)
Provision for bad debts	—	—	—	—	1	—	1
Amortization of debt issuance costs	—	—	17	—	—	—	17
Unrealized losses on derivative instruments	—	—	11	—	—	—	11
Non-cash charges related to tax sharing liability	—	—	—	5	—	—	5
Non-cash Travelport equity grants	—	—	—	6	—	—	6
Equity in earnings of subsidiaries	150	112	(27)	—	—	(235)	—
Changes in assets and liabilities, net of effects from acquisitions and disposals
Accounts receivable	—	—	—	61	36	—	97
Other current assets	—	—	—	3	34	—	37
Accounts payable, accrued expenses and other current liabilities	—	—	(4)	(92)	(5)	—	(101)
Other	—	—	—	5	3		8

Net cash provided by (used in) operating activities of continuing operations	—	—	(115)	81	46	—	12

Investing activities of continuing operations
Property and equipment additions	—	—	—	(51)	(16)	—	(67)
Businesses acquired, net of cash acquired and acquisition-related payments	—	—	(2,059)	—	(2,051)	—	(4,110)
Loan to Worldspan	(125)	—	—	—	—	—	(125)
Net intercompany funding	(777)	—	(1,318)	—	2,095	—	—
Proceeds from asset sales	—	—	—	—	—	—	—
Other	—	—	—	(11)	2	—	(9)

Net cash provided by (used in) investing activities of continuing operations	(902)	—	(3,377)	(62)	30	—	(4,311)

Financing activities of continuing operations
Proceeds from borrowings	—	—	3,603	—	—	—	3,603
Principal payments on borrowings	—	—	(6)	(1,783)	—	—	(1,789)
Repayment from AvisBudget	—	—	—	1,783	—	—	1,783
Issuance of common stock	902	—	—	—	—	—	902
Debt issuance cost	—	—	(105)	—	—	—	(105)

(continued)

	Parent Guarantor	Intermediate Parent Guarantor	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by financing activities of continuing operations	902	—	3,492	—	—	—	4,394

Effect of changes in exchange rates on cash and cash equivalents	—	—		—	2	—	2

Net increase in cash and cash equivalents of continuing operations	—	—	—	19	78	—	97

Cash provided by (used in) discontinued operations
Operating activities	—	—	—	—	1	—	1
Investing activities	—	—	—	—	(1)	—	(1)
Cash and cash equivalents at beginning of period	—	—	—	—	—	—	—

Cash and cash equivalents at end of period	$—	$—	$—	$19	$78	$—	$97

        The following combining condensed financial information presents the Combining Condensed Balance Sheets as of December 31, 2005 and 2004 and the Combining Condensed Statements of Operations and Statements of Cash Flows as if the guarantor/non-guarantor subsidiary structure had been in place at the Predecessor for each of the two years in the period ended December 31, 2005 of: (a) Cendant Travel Distribution Service Group, Inc., ("the Parent"); (b) the guarantor subsidiaries; (c) the non-guarantor subsidiaries; (d) elimination and adjusting entries necessary to combine the Parent with the guarantor and non-guarantor subsidiaries; and (e) the Company on a combined basis. The condensed financial information of the Intermediate Parent Guarantor and the Issuer are not included for periods prior to August 22, 2006 as these entities did not have any operations prior to this date.

TRAVELPORT BUSINESSES OF AVISBUDGET CORPORATION (PREDECESSOR)
COMBINING CONDENSED STATEMENT OF OPERATIONS
For the Period January 1, 2006 through August 22, 2006

	Parent Guarantor	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Predecessor Combined
Net revenue	$—	$838	$913	$(41)	$1,710

Cost and expenses
Cost of revenue	—	335	427	(41)	721
Selling, general and administrative	—	343	311	—	654
Separation and restructuring charges	—	92	—	—	92
Depreciation and amortization	—	72	53	—	125
Other income, net	—	(7)	—	—	(7)
Impairment of intangible assets	—	2,148	217	—	2,365

Total costs and expenses	—	2,983	1,008	(41)	3,950

Operating loss	—	(2,145)	(95)	—	(2,240)
Interest expense, net	—	(26)	(13)	—	(39)
Other expense, net	—	(1)	—	—	(1)
Equity in earnings of subsidiaries	(2,176)	—	—	(2,176)	—

Loss from continuing operations before income taxes	(2,176)	(2,172)	(108)	2,176	(2,280)
Provision (benefit) for income taxes	—	(132)	16	—	(116)

Loss from continuing operations, net of tax	(2,176)	(2,040)	(124)	2,176	(2,164)
Loss from discontinued operations, net of tax	—	—	(6)	—	(6)
Loss on disposal of discontinued operations, net of tax	—	—	(6)	—	(6)

Net loss	$(2,176)	$(2,040)	$(136)	$2,176	$(2,176)

TRAVELPORT BUSINESSES OF AVISBUDGET CORPORATION (PREDECESSOR)

COMBINING CONDENSED STATEMENT OF OPERATIONS
(Unless otherwise noted, all amounts are in millions, except share data)

For the Year Ended December 31, 2005

	Parent Guarantor	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Predecessor Combined
Net revenue	$—	$1,154	$1,302	$(47)	$2,409

Cost and expenses
Cost of revenue	—	440	613	(47)	1,006
Selling, general and administrative	—	422	429	—	851
Restructuring charges	—	22	—	—	22
Depreciation and amortization	—	129	75	—	204
Impairment of intangible assets	—	121	301	—	422
Other income, net	—	(1)	(3)	—	(4)

Total costs and expenses	—	1,133	1,415	(47)	2,501

Operating income (loss)	—	21	(113)	—	(92)
Interest expense, net	—	(17)	(10)	—	(27)
Other expense, net	—	—	(1)	—	(1)
Equity in earnings of subsidiaries	(50)		—	50	—

Income (loss) from continuing operations before income taxes	(50)	4	(124)	50	(120)
Benefit for income taxes	—	(66)	(10)	—	(76)

Income (loss) from continuing operations, net of tax	(50)	70	(114)	50	(44)
Loss from discontinued operations, net of tax	—	—	(6)	—	(6)

Net income (loss)	$(50)	$70	$(120)	$50	$(50)

TRAVELPORT BUSINESSES OF AVISBUDGET CORPORATION (PREDECESSOR)

COMBINING CONDENSED STATEMENT OF OPERATIONS
(Unless otherwise noted, all amounts are in millions, except share data)

For the Year Ended December 31, 2004

	Parent Guarantor	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Predecessor Combined
Net revenue	$—	$832	$937	$(11)	$1,758

Cost and expenses
Cost of revenue	—	387	479	(11)	855
Selling, general and administrative	—	229	209	—	438
Depreciation and amortization	—	85	39	—	124

Total costs and expenses	—	701	727	(11)	1,417

Operating income	—	131	210	—	341
Interest income (expense), net	—	15	(21)	—	(6)
Equity in earnings of subsidiaries	249	—	—	(249)	—

Income from continuing operations before income taxes	249	146	189	(249)	335
Provision for income taxes	—	63	22	—	85

Income from continuing operations, net of tax	249	83	167	(249)	250
Loss from discontinued operations, net of tax	—	—	(1)	—	(1)

Net income	$249	$83	$166	$(249)	$249

TRAVELPORT BUSINESSES OF AVISBUDGET CORPORATION (PREDECESSOR)
COMBINING CONDENSED BALANCE SHEET
(Unless otherwise noted, all amounts are in millions, except share data)
As of December 31, 2005

	Parent Guarantor	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Predecessor Combined
Assets
Current assets:
Cash and cash equivalents	$—	$13	$75	$—	$88
Accounts receivable, net	—	79	327	—	406
Due from AvisBudget	—	631	243	—	874
Deferred income taxes	—	8	36	—	44
Other current assets	—	43	61	—	104
Assets of discontinued operations	—	—	37	—	37

Total current assets	—	774	779	—	1,553
Investment in subsidiary	6,185	—	—	(6,185)	—
Property and equipment, net	—	354	146	—	500
Goodwill	—	2,567	1,476	—	4,043
Trademarks and tradenames	—	286	205	—	491
Other intangible assets, net	—	87	581	—	668
Deferred income taxes	—	62	622	—	684
Other non-current assets	—	40	41	—	81

Total assets	$6,185	$4,170	$3,850	$(6,185)	$8,020

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$—	$62	$156	$—	$218
Accrued expenses and other current liabilities	—	270	425	—	695
Current portion of long-term debt	—	5	—	—	5
Deferred income taxes	—	—	3	—	3
Liabilities of discontinued operations	—	—	42	—	42

Total current liabilities	—	337	626	—	963
Long-term debt	—	—	352	—	352
Deferred income taxes	—	156	38	—	194
Acquired company tax sharing liability	—	133	—	—	133
Other non-current liabilities	—	201	(8)	—	193

Total liabilities	—	827	1,008	—	1,835
Total shareholders' equity	6,185	3,343	2,842	(6,185)	6,185

Total liabilities and shareholders' equity	$6,185	$4,170	$3,850	$(6,185)	$8,020

TRAVELPORT BUSINESSES OF AVISBUDGET CORPORATION (PREDECESSOR)
COMBINING CONDENSED CASH FLOWS
(Unless otherwise noted, all amounts are in millions, except share data)
For the Period January 1, 2006 through August 22, 2006

	Parent Guarantor	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Elimination	Predecessor Combined
Operating activities
Net loss	$(2,176)	$(2,040)	$(136)	$2,176	$(2,176)
Loss from discontinued operations	—	—	12	—	12

Loss from continuing operations	(2,176)	(2,040)	(124)	2,176	(2,164)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	—	72	53	—	125
Impairment of intangible assets	—	2,148	217	—	2,365
Deferred income taxes	—	(88)	(23)	—	(111)
Provision for bad debts	—	—	10	—	10
Gain on sale of property	—	—	(9)	—	(9)
Non-cash charges related to tax sharing liability	—	14	—	—	14
Equity in earnings of subsidiaries	2,176	—	—	(2,176)	—
Changes in assets and liabilities, net of effects from acquisitions and disposals
Accounts receivable	—	(111)	26	—	(85)
Other current assets	—	(7)	15	—	8
Accounts payable, accrued expenses and other current liabilities	—	124	27		151
Other	—	26	(57)	—	(31)

Net cash provided by operating activities of continuing operations	—	138	135	—	273

Investing activities
Property and equipment additions	—	(76)	(26)	—	(102)
Net assets acquired, net of cash acquired and acquisition-related payments	—	—	(20)	—	(20)
Net intercompany funding to AvisBudget	—	(38)	237	—	199
Proceeds from asset sales	—	—	10	—	10
Increase in restricted cash	—	—	(5)	—	(5)

Net cash provided by (used in) investing activities of continuing operations	—	(114)	196	—	82

Financing activities
Proceeds from borrowings	—	1,900	—	—	1,900
Principal payments on borrowings	—	(117)	(350)	—	(467)
Advances to Avis Budget	—	(1,783)	—	—	(1,783)
Payment for settlement of tax sharing liability	—	(32)	—	—	(32)

Net cash used in financing activities of continuing operations	—	(32)	(350)	—	(382)

Effect of changes in exchange rates on cash and cash equivalents	—	—	8	—	8

Net decrease in cash and cash equivalents of continuing operations	—	(8)	(11)	—	(19)

Cash provided by (used in) discontinued operations
Operating activities	—	—	(10)	—	(10)
Investing activities	—	—	5	—	5

	—	—	(5)	—	(5)
Cash and cash equivalents at beginning of period	—	13	80	—	93

Cash and cash equivalents at end of period	$—	$5	$64	$—	$69

TRAVELPORT BUSINESSES OF AVISBUDGET CORPORATION (PREDECESSOR)
COMBINING CONDENSED CASH FLOWS
(Unless otherwise noted, all amounts are in millions, except share data)
For the Year Ended December 31, 2005

	Parent Guarantor	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Predecessor Combined
Operating activities of continuing operations
Net income (loss)	$(50)	$70	$(120)	$50	$(50)
Loss from discontinued operations	—	—	6	—	6

Income (loss) from continuing operations	(50)	70	(114)	50	(44)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	—	127	77	—	204
Impairment of intangible assets	—	121	301	—	422
Deferred income taxes	—	(7)	(48)	—	(55)
Provision for bad debts	—	(7)	(3)	—	(10)
Gain on sale of property	—	—	(1)	—	(1)
Equity in earnings of subsidiaries	50	—	—	(50)	—
Non-cash charges related to tax sharing liability	—	16	—	—	16
Changes in assets and liabilities, net of effects from acquisitions and disposals
Accounts receivable	—	(5)	(13)	—	(18)
Other current assets	—	3	(2)	—	1
Accounts payable, accrued expenses and other current liabilities	—	13	2	—	15
Other	—	(13)	35	—	22

Net cash provided by operating activities of continuing operations	—	318	234	—	552

Investing activities of continuing operations
Property and equipment additions	—	(103)	(49)	—	(152)
Net assets acquired, net of cash acquired and acquisition-related payments	—	4	(1,507)	—	(1,503)
Net intercompany funding to AvisBudget	—	(168)	(314)	—	(482)
Proceeds from asset sales	—	1	9	—	10
(Increase) decrease in restricted cash	—	10	(6)	—	4

Net cash used in investing activities of continuing operations	—	(256)	(1,867)	—	(2,123)

Financing activities of continuing operations
Proceeds from borrowings	—	—	350	—	350
Principal payments on borrowings	—	(2)	(48)	—	(50)
Capital contributions from AvisBudget	—	—	1,703	—	1,703
Dividends paid to AvisBudget	—	(45)	(305)	—	(350)

Net cash provided by (used in) financing activities of continuing operations	—	(47)	1,700	—	1,653

Effect of changes in exchange rates on cash and cash equivalents	—	—	(36)	—	(36)

Net increase in cash and cash equivalents of continuing operations	—	15	31	—	46

Cash provided by (used in) discontinued operations
Operating activities	—	—	(5)	—	(5)
Investing activities	—	—	5	—	5
Effects of exchange rate changes	—	—	(2)	—	(2)

	—	—	(2)	—	(2)
Cash and cash equivalents at beginning of year	—	(2)	51	—	49

Cash and cash equivalents at end of year	—	13	80	—	93
Less cash of discontiued operations	—	—	(5)	—	(5)

Cash and cash equivalents of conntinuing operations	$—	$13	$75	$—	$88

TRAVELPORT BUSINESSES OF AVISBUDGET CORPORATION (PREDECESSOR)
COMBINING CONDENSED CASH FLOWS
(Unless otherwise noted, all amounts are in millions, except share data)
For the Year Ended December 31, 2004

	Parent Guarantor	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Predecessor Combined
Operating activities of continuing operations
Net income	$249	$83	$166	$(249)	$249
Loss from discontinued operations	—	—	1	—	1

Income from continuing operations	249	83	167	(249)	250
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	—	85	39	—	124
Deferred income taxes	—	72	6		78
Provision for bad debts	—	10	6	—	16
Equity in earnings of subsidiaries	(249)	—	—	249	—
Changes in assets and liabilities, net of effects from acquisitions and disposals
Accounts receivable	—	(2)	(2)	—	(4)
Other current assets	—	1	(10)	—	(9)
Accounts payable, accrued expenses and other current liabilities		(9)	9		—
Other	—	(60)	(14)	—	(74)

Net cash provided by operating activities of continuing operations	—	180	201	—	381

Investing activities of continuing operations
Property and equipment additions	—	(84)	(19)	—	(103)
Net assets acquired, net of cash acquired and acquisition-related payments	—	(1,101)	(62)	—	(1,163)
Net intercompany funding to AvisBudget	—	945	(1,329)	—	(384)
Proceeds from asset sales	—	66	5	—	71
Decrease in restricted cash	—	4	—	—	4

Net cash used in investing activities of continuing operations	—	(170)	(1,405)	—	(1,575)

Financing activities of continuing operations
Proceeds from borrowings	—	(6)	6	—	—
Principal payments on borrowings	—	—	(14)		(14)
Capital contributions from AvisBudget	—	—	1,227	—	1,227

Net cash provided by (used in) financing activities of continuing operations	—	(6)	1,219	—	1,213

Net increase in cash and cash equivalents of continuing operations	—	4	15	—	19

Cash provided by (used in) discontinued operations
Operating activities	—	—	1	—	1
Investing activities	—	—	(11)	—	(11)

	—	—	(10)	—	(10)
Cash and cash equivalents at beginning of year	—	(6)	46	—	40

Cash and cash equivalents at end of year	—	(2)	51	—	49
Less cash of discontinued operations	—	—	(7)	—	(7)

Cash and cash equivalents of continuing operations	$—	$(2)	$44	$—	$42

TRAVELPORT LIMITED

NOTES TO FINANCIAL STATEMENTS
(Unless otherwise noted, all amounts are in millions, except share data) (Continued)

23.    Related Party Transactions

Capital Transactions with AvisBudget

        In 2005 the Company received a $1,703 million capital contribution from AvisBudget primarily in connection with the acquisitions of Gullivers and ebookers and paid a $350 million dividend to AvisBudget in connection with the repatriation of foreign earnings (See Note 15—Long-term debt for further description). During 2004 the Company received a $1,227 million capital contribution from AvisBudget in connection with the acquisition of Orbitz.

Due from AvisBudget, Net

        The following table summarizes related party transactions occurring between the Predecessor and AvisBudget:

	January 1, 2006 through August 22, 2006	Years Ended December 31,
		2005	2004
Due from (to) AvisBudget, beginning balance	$874	$395	$(5)
Corporate-related functions	(84)	(132)	(127)
Related party agreements	16	30	40
Income taxes, net	266	49	18
Net interest on amounts due to and from AvisBudget	(5)	(10)	(9)
Advances to AvisBudget and affiliates, net	(151)	542	478
Non-cash forgiveness of intercompany debt	(916)	—	—

Due from AvisBudget, ending balance	$—	$874	$395

Corporate-Related Functions

        The Predecessor was allocated general corporate overhead expenses from AvisBudget for corporate-related functions based on a percentage of the Predecessor's forecasted revenue. General corporate overhead expense allocations include executive management, tax, insurance, accounting, legal and treasury services and certain employee benefits, information technology, telecommunications, call centers and real estate usage for common space. During the period January 1, 2006 through August 22, 2006, and the years ended December 31, 2005 and 2004 the Predecessor was allocated $22 million, $28 million and $22 million, respectively, of general corporate expenses from AvisBudget, which are included within selling, general and administrative expenses on the accompanying Statements of Operations.

        AvisBudget also incurred certain expenses on behalf of the Predecessor. These expenses, which directly benefited the Predecessor, were allocated to the Predecessor based upon the Predecessor's actual utilization of the services. Direct allocations included costs associated with information technology, telecommunications, call centers and real estate usage. During the period January 1, 2006 through August 22, 2006, and the years ended December 31, 2005 and 2004, the Predecessor was allocated $62 million, $104 million and $105 million, respectively, of expenses directly benefiting the Predecessor, which are included within selling, general and administrative expenses on the accompanying Statements of Operations.

        The Predecessor believes the assumptions and methodologies underlying the allocations of general corporate overhead and direct expenses from AvisBudget are reasonable. However, such expenses are not indicative of, nor is it practical or meaningful for the Predecessor to estimate for all historical periods presented, the actual level of expenses that would have been incurred had the Predecessor been operating as an separate, stand-alone public company.

Related Party Agreements with AvisBudget

        The Predecessor conducts the following business activities with AvisBudget and its other subsidiaries: (i) provides corporate travel management services to AvisBudget and its affiliates, and (ii) maintains marketing agreements with AvisBudget affiliates. In connection with these activities, the Predecessor recorded net revenue of $16 million, $30 million and $40 million during the period January 1, 2006 through August 22, 2006, and the years ended December 31, 2005 and 2004, respectively.

Income Taxes, net

        As discussed in Note 3—Summary of Significant Accounting Policies, the Predecessor is included in the consolidated federal and state income tax returns of AvisBudget. The income tax payable to AvisBudget approximated $47 million and $313 million as of August 22, 2006 and December 31, 2005, respectively, and is recorded as a component of the due from AvisBudget, net line on the Balance Sheets.

Net Interest on Amounts Due to AvisBudget

        Also in the ordinary course of business prior to the Acquisition, AvisBudget swept cash from the Predecessor's bank accounts and the Predecessor maintains certain loan balances due to AvisBudget. Inclusive of unpaid corporate allocations, the Predecessor had net amounts due from AvisBudget, exclusive of income taxes totaling approximately $1,187 million as of December 31, 2005. In connection with the acquisition all amounts due from AvisBudget at August 22, 2006 were forgiven. Certain of the advances made to or from AvisBudget are interest bearing. In connection with the interest bearing activity, the Predecessor recorded net interest expense of $5 million, $10 million and $9 million during the period January 1, 2006 through August 22, 2006, and the years ended December 31, 2005 and 2004, respectively.

Transition Services Agreement

        The Company entered into a transition services agreement with AvisBudget, Wyndham Worldwide Corporation and Realogy Corporation in order to maintain certain critical general and administrative functions immediately after the Acquisition and continuing for various periods of time, none of which extend beyond December 2007. Avis Budget, Wyndham and Realogy have agreed to provide certain payroll, human resources, systems support, records management and other services to the Company, for which the Company was charged approximately $1 million for the period July 13, 2006 (Formation Date) through December 31, 2006.

Transactions with Entities Related to Owners

        The Blackstone Group is the ultimate majority shareholder in the Company. The Blackstone Group invests in a wide variety of companies operating in many industries. The Company pays an annual management fee to Blackstone and TCV. For 2006 this management fee approximated $2 million. In addition the company recorded $45 million in transaction costs for advisor services provided by Companies controlled by Blackstone and TCV.

*****

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion and analysis of our results of operations and financial condition covers periods prior to the consummation of the Acquisition. Accordingly, the discussion and analysis of historical periods does not reflect the significant impact that the Acquisition will have on us, including significantly increased leverage and liquidity requirements, new stand-alone costs, as well as cost savings initiatives (and related costs) to be implemented in connection with the Transactions. You should read the following discussion of our results of operations and financial condition with the audited financial statements appearing elsewhere in this Form 8-K. This discussion contains forward-looking statements and involves numerous risks and uncertainties. Actual results may differ materially from those contained in any forward-looking statements. The following management's discussion and analysis of financial condition and results of operations is as of the original filing date and does not reflect any subsequent information or events other than the restatement as described in Note 2—Restatement to the Financial Statements. Unless otherwise noted, all dollar amounts are in millions.

Overview

        We provide a highly effective worldwide system for the distribution of travel and travel-related products and services. Our comprehensive portfolio of Business to Business, or B2B, and Business to Consumer, or B2C, businesses spans the spectrum of travel distribution channels, allowing us to achieve significant geographic breadth and business diversity. We believe our breadth and diversity are core strengths of our business. We distribute content we aggregate from airlines, hotels, car rental companies, cruise lines and other travel suppliers through more than 227,000 global points of sale in our B2B businesses and to millions of travelers that visit our wholly owned online travel agencies in our B2C businesses. We are an important component of the worldwide travel industry as we provide travel suppliers with access to an extensive customer base of travelers, and provide travel agencies and consumers with robust booking technology and access to considerable supplier inventory.

        We have established a strong competitive position in the travel industry through our two segments:

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  Our B2B businesses primarily focus on electronic travel distribution services that connect travel suppliers to travel agencies, who in turn distribute travel and travel-related products and services to their customers. In addition, our B2B businesses provide wholesale accommodation and destination services as well as offer transaction processing solutions for travel suppliers and other travel industry customers. Our B2B businesses represented approximately 70% of our revenue for the year ended December 31, 2006.

  •
  Our B2C businesses focus on offering travel products and services directly to consumers, largely through online travel agencies that offer a full range of travel products and services easily and efficiently. Our B2C businesses represented approximately 30% of our revenue for the year ended December 31, 2006.

Reorganization

        Prior to January 1, 2007, we operated in two segments: Business to Business and Business to Consumer. On September 27, 2006, we announced that we will be organized under three global businesses—Galileo, Orbitz Worldwide, and GTA—effective January 1, 2007. Galileo is now comprised of our GDS business and our supplier services offerings, including United Airlines reservations, Global Fares and Shepherd Systems. Orbitz Worldwide is now comprised of our business to consumer businesses, including Orbitz, CheapTickets, ebookers, Flairview Travel, our Supplier.com hosting business and our corporate travel business. Gullivers Travel Associates is now comprised of GTA, our leading wholesaler, TRUST International and OctopusTravel.

The Acquisition

        On August 23, 2006, Travelport completed the acquisition of the Travelport businesses of Avis Budget for a total purchase price of $4.1 billion, which was funded with $900 million of equity contributions of the sponsors as well as debt proceeds of $2,200 million in term loans under a new senior secured credit facility, the issuance of $899 million of senior notes and the issuance of $504 million of senior subordinated notes (the "Acquisition"). Prior to the Acquisition, the Company's operations were limited to the formation of the Company and entering into derivative transactions related to the debt that was subsequently issued. As a result, the Travelport businesses of Avis Budget are considered a predecessor company (the "Predecessor") to Travelport. The Consolidated Financial Statements as of December 31, 2006 and for the period July 13, 2006 (Formation Date) through December 31, 2006, include the financial condition, results of operations and cash flows for Travelport on a successor basis, reflecting the impact of the preliminary purchase price allocation. The Combined Financial Statements for periods prior to August 23, 2006 include the financial condition, results of operations and cash flows for the Travelport Business of Avis Budget on a predecessor basis, reflecting the historical carrying values of the Travelport businesses of Avis Budget.

  Stand-alone Company

        As the Predecessor, we historically operated as a business segment of Avis Budget and not as a stand-alone company. The combined financial statements for all periods prior to August 23, 2006 included have been derived from the historical condensed combined financial statements of Avis Budget using the historical results of operations and the historical basis of assets and liabilities of Avis Budget's travel distribution services segment. The historical financial information included may not reflect what our results of operations, financial position and cash flows would have been had we operated as a separate, stand-alone company without the shared resources of Avis Budget for the periods presented, and may not be indicative of our future results of operations, financial position and cash flows.

        As the Predecessor, we were allocated general corporate overhead expenses from Avis Budget for corporate-related functions based on a percentage of our forecasted revenue. General corporate overhead expense allocations include executive management, tax, insurance, accounting, legal and treasury services and certain costs for employee benefits. During the period January 1, 2006 to August 22, 2006, we were allocated $22 million and during the years ended December 31, 2005 and 2004, we were allocated $28 million and $22 million, respectively, of general corporate expenses from Avis Budget.

        Avis Budget also incurred certain expenses on our behalf. These expenses, which directly benefited us, were allocated based upon our actual utilization of the services. Direct allocations included costs associated with information technology, telecommunications, call centers and real estate usage. During the period January 1, 2006 to August 22, 2006, we were allocated $62 million and during the years ended December 31, 2005 and 2004, we were allocated $104 million and $105 million, respectively, of expenses.

        We believe the assumptions and methodologies underlying the allocations of general corporate overhead and direct expenses from Avis Budget are reasonable. However, such expenses are not indicative of, nor is it practical or meaningful for us to estimate for all historical periods presented, the actual level of expenses that would have been incurred had we been operating as a separate, stand-alone public or private company.

        Incremental costs associated with operating as an independent company may include: changes in our labor and wage base, additional facilities and equipment, legal fees, insurance, and costs which might be incurred as a public registrant, including Board of Directors fees and filing related fees. For the period January 1, 2006 to August 22, 2006 and the year ended December 31, 2005, we estimate the incremental costs would have been approximately $5 million and $14 million, respectively.

Critical Accounting Policies

        In presenting the financial statements in conformity with generally accepted accounting principles, we are required to make estimates and assumptions that affect the amounts reported therein. Several of the estimates and assumptions required relate to matters that are inherently uncertain as they pertain to future events. However, events that are outside of our control cannot be predicted and, as such, they cannot be contemplated in evaluating such estimates and assumptions. If there is a significant unfavorable change to current conditions, it could result in a material adverse impact to the combined results of operations, financial position and liquidity. We believe that the estimates and assumptions used when preparing the financial statements were the most appropriate at that time. Presented below are those accounting policies that we believe require subjective and complex judgments that could potentially affect reported results. We believe these accounting policies are applicable to both the Company and the Predecessor. However, the majority of our businesses operate in environments where a fee is paid for a service performed, and therefore the results of the majority of our recurring operations are recorded in the financial statements using accounting policies that are not particularly subjective, nor complex.

Global Distribution System Revenue Recognition

        Fees are collected from travel suppliers based upon the bookings made by travel agencies, internet sites and other subscribers. We also collect fees from travel agencies, internet sites and other subscribers for providing the ability to access schedule and fare information, book reservations and issue tickets for air through the use of the Galileo GDS. We record revenue for air travel reservations processed through the Galileo GDS at the time of the booking of the reservation. In cases where the airline booking is canceled, the booking fee must be refunded to the customer less any cancellation fee. As a result, we record revenue net of any estimated future cancellation reserve, which is calculated based on the historical cancellation rates. When we determine the estimate of future cancellations, we assume that a significant number of cancellations are immediately replaced with a new reservation, without loss of revenue. This assumption, which is supported by the historical rates of cancellations that resulted in a new reservation, has a significant impact on the amount reserved. In circumstances where expected cancellation rates increased or booking behavior changed, future cancellation estimates could be increased materially and as result revenue decreased by a corresponding amount.

        We distribute our products through a combination of owned sales and marketing organizations, or SMOs, and a network of non-owned national distribution companies, or NDCs. The NDCs are used in markets where we do not have our own SMOs to distribute our own products. In cases where NDCs are owned by airlines, we may pay a commission to the NDCs/airlines for the sales of distribution services to the travel agencies and also receive revenue from the same NDCs/airlines for the sales of segments through the Galileo GDS. We account for the fees received from the NDCs/airlines as revenue, and commissions paid to NDCs/airlines, as cost of revenue. Fees received and commissions paid are presented on the statement of operations on a gross basis, as the benefits derived from the sale of the segment is sufficiently separable from the commissions paid, and we can reasonably estimate the fair value of both the marketing services and the segment fees, although the determination of the objective and reliable evidence of fair value requires judgment.

Accounts Receivable

        We evaluate the collectibility of accounts receivable based on a combination of factors. In circumstances where we are aware of a specific customer's inability to meet its financial obligations (e.g., bankruptcy filings, failure to pay amounts due us or others), we record a specific reserve for bad debts in order to reduce the receivable to the amount reasonably believed to be collectable. For all other customers, we recognize reserves for bad debts based on past write-off history (average percentage of receivables written off historically) and the length of time the receivables are past due. Overall, airlines are experiencing financial difficulty, and some (including United Air Lines, Inc., U.S. Airways, Inc., ATA Holdings Corporation, Northwest Airlines, Inc. and Delta Air Lines, Inc.) have sought bankruptcy protection and still others may consider bankruptcy relief. We believe that we have appropriately considered the effects of these factors as of the date of the financial statements, as well as any other known customer liquidity issues, on the ability of customers to pay amounts owed. However, if demand for commercial air travel softens due to prevailing economic conditions, terrorist acts, war or other incidents involving commercial air transport, or other factors, the financial condition of customers may be adversely impacted.

        The allowance is based on the assessment of the collectibility of customer accounts. We regularly review the allowance by considering factors such as historical experience, credit quality, the age of the accounts receivable balances, and current economic conditions that may affect a customer's ability to pay.

Business Combinations and the Recoverability of Goodwill and Indefinite and Definite Long-Lived Intangible Assets

        A component of our growth strategy has been to acquire and integrate businesses that complement the existing operations. We account for business combinations in accordance with SFAS No. 141, "Business Combinations" and related literature. Accordingly, the purchase price of acquired companies is allocated to the tangible and intangible assets acquired and liabilities assumed based upon their estimated fair value at the date of purchase. The difference between the purchase price and the fair value of the net assets acquired is recorded as goodwill.

        In determining the fair value of assets acquired and liabilities assumed in a business combination, the Company uses various recognized valuation methods including present value modeling and referenced market values (where available). Further, we make assumptions within certain valuation techniques including discount rates and timing of future cash flows. Valuations are performed by management or independent valuation specialists under management's supervision, where appropriate. We believe that the estimated fair value assigned to the assets acquired and liabilities assumed are based on reasonable assumptions that marketplace participants would use. However, such assumptions are inherently uncertain and actual results could differ from those estimates.

        With regard to goodwill and other indefinite-lived intangible assets recorded in connection with business combinations, we review the carrying values annually or, more frequently if circumstances indicate impairment may have occurred, as required by SFAS No. 142 "Goodwill and Other Intangible Assets." In performing this review, we are required to make an assessment of fair value of goodwill and other indefinite-lived intangible assets. When determining fair value, we utilize various assumptions, including projections of future cash flows and discount rates. A change in these underlying assumptions could cause a change in the results of the tests and, as such, could cause the fair value to be less than the respective carrying amount. In such event, we would then be required to record a charge, which would impact earnings. In connection with the Transactions, we were required to test the carrying value of goodwill and indefinite-lived assets for impairment. We normally perform an annual impairment testing in the fourth quarter of each year subsequent to completing our annual forecasting process although we were required to perform this testing in conjunction with the Transactions. In performing this test, we determine fair value using the present value of expected future cash flows. As a result of the impairment test performed we recorded a pretax charge of $2,379 million during 2006, including $2,364 million related to goodwill, $14 million related to long-lived software licenses and $1 million related to definite lived intangible assets. In addition, as a result of the analysis performed in 2005, we determined that the carrying values of goodwill and certain other indefinite-lived intangible assets, primarily in our consumer travel businesses, exceeded their estimated fair values. Consequently, we also tested our other long-lived assets for impairment. In connection with the impairment assessments performed, we recorded a pretax charge of $422 million during 2005, of which $251 million reduced the value of goodwill and $171 million reduced the value of other intangibles assets (including $120 million related to trademarks and tradenames). This impairment resulted from a decline in future anticipated cash flows generated primarily by our consumer travel businesses. The aggregate carrying values of goodwill and other indefinite-lived intangible assets were $2.9 billion and $4.5 billion, as of December 31, 2006 and 2005, respectively.

        With regard to definite-lived intangible assets recorded in connection with business combinations, we review the carrying value if indicators of impairment are present, and determine whether the sum of the estimated undiscounted future cash flows attributable to the long-lived asset is less than our carrying value. If less, we recognize an impairment loss based on the excess of the carrying amount of the long-lived asset over its respective fair value. In performing this review, we are required to make an assessment of whether indicators of impairment are present, the estimate of future cash flows, and ultimately the fair value of the definite-lived intangible assets. When determining fair value, we utilize various assumptions, including projections of future cash flows and discount rates. A change in these underlying assumptions could cause a change in the results of the tests and, as such, could cause the fair value to be less than the respective carrying amount. As discussed above, we recorded a $1 million impairment charge to definite lived intangible assets as a result of impairment tests performed in connection with the acquisition. The aggregate carrying value of definite-lived intangible assets was $1.6 billion and $668 million as of December 31, 2006 and 2005, respectively.

Upfront Inducement Payments

        We pay inducements to traditional and online travel agencies for their usage of the Galileo GDS. These inducements may be paid at the time of signing a long-term agreement, at specified intervals of time, upon reaching specified transaction thresholds or for each transaction processed through the Galileo GDS. Inducements that are payable on a per transaction basis are expensed in the month the transactions are generated. Inducements paid at contract signing or payable at specified dates are capitalized and amortized over the expected life of the travel agency contract. Inducements payable upon the achievement of specified objectives are assessed as to the likelihood and amount of ultimate payment and expensed as incurred. If the estimate of the inducements to be paid to travel agencies in future periods changes, based upon developments in the travel industry or upon the facts and circumstances of a specific travel agency, cost of revenue could increase or decrease accordingly. In addition, we estimate the recoverability of capitalized inducements based upon the expected future cash flows from transactions generated by the related travel agencies. If the estimate of the future recoverability of amounts capitalized changes, cost of revenue will increase as the amounts are written-off. As of December 31, 2006 and 2005 we recorded upfront inducement payments of $79 million and $67 million, respectively, included within other assets in our balance sheet.

Income Taxes

        We recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities. We regularly review deferred tax assets to assess their potential realization and establish a valuation allowance for portions of such assets that we believe will not be ultimately realized. In performing this review, we make estimates and assumptions regarding projected future taxable income, the expected timing of the reversals of existing temporary differences and the implementation of tax planning strategies. A change in these assumptions could cause an increase or decrease to the valuation allowance resulting in an increase or decrease in the effective tax rate, which could materially impact the results of operations.

Acquired Company Tax Sharing Liability

        The acquired company tax sharing liability is related to an agreement between Orbitz and its former owners or their affiliates (the "Founding Airlines") governing the allocation of approximately $307 million of tax benefits resulting from a taxable exchange affected at the time of the Orbitz initial public offering in December 2003 ("Orbitz IPO"). For each tax period during the term of the tax agreement, we are obligated to pay the the Founding Airlines a percentage of the amount of any tax benefit realized as a result of additional deductions taken as a result of the taxable exchange. The term of the tax agreement commenced upon consummation of the Orbitz IPO and continues until all tax benefits have been utilized. With respect to each applicable tax period, the tax benefit payment is payable to the Founding Airlines when we receive the tax benefit. The carrying value of this liability is subject to certain assumptions, including the timing of the receipt of such benefits, the estimated tax rate when such benefits are realized and the discount rate. As of December 31, 2006 and 2005 this liability had a balance of $135 million and $175 million, respectively, representing the net present value of the liability based upon the expected realization of such benefits and the related payment to the Founding Airlines. We accreted interest expense related to this liability of approximately $5 million for the period July 13, 2006 (formation date) through December 31, 2006. The Predecessor accreted interest expense related to this liability of $14 million and $16 million for the period January 1, 2006 to August 22, 2006 and for the year ended December 31, 2005, respectively. Based upon the payments expected to be made over the next twelve months as of the balance sheet dates, $10 million and $42 million of the liability is included as a component of accrued expenses and other current liabilities at December 31, 2006 and 2005, respectively. The actual timing of benefits received and payments made under the agreement could differ from the assumptions used to value the liability, including the portion classified as current. Avis Budget agreed to indemnify us for any tax benefits that accrue to Avis Budget related to deductions taken prior to the closing of the Acquisition.

Segments

Business to Business

        Our B2B businesses primarily focus on electronic travel distribution services that connect travel suppliers to travel agencies, who in turn distribute travel and travel-related products and services to their customers. In addition, our B2B businesses provide wholesale accommodation and destination services as well as offer transaction processing solutions for travel suppliers and other travel industry customers. Our B2B businesses consist principally of:

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  Galileo, an electronic global distribution system, or GDS.

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  GTA, a global travel wholesaler that packages hotel, car, and sightseeing services for sale to travel agencies and tour operators who distribute these vacation packages to leisure and group travelers.

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  Supplier Services, which provide comprehensive technology products and services designed to enhance travel suppliers' and distributors' critical business processes including central reservation and related services, website hosting and other data processing services for airlines.

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  Travelport for Business and Orbitz for Business, which provide corporate travel fulfillment solutions to a broad array of enterprises, ranging from Fortune 500 companies with sophisticated travel policies and global travel management requirements to small businesses.

  Net Revenue

        B2B revenue is primarily derived from transaction fees paid by travel suppliers for electronic travel distribution services, and to a lesser extent, revenue earned by GTA and other transaction and subscription fees. Galileo operates an electronic marketplace in which travel suppliers such as airlines, hotels, car rental companies, cruise lines, rail companies and other travel suppliers can store, display, manage and sell their products and services, and in which online and traditional travel agencies are able to electronically locate, price, compare and purchase travel suppliers' services. As compensation for our services, fees are earned, on a per segment or per booking basis, from airline, car rental, hotel and other travel-related suppliers for reservations booked through our GDS. We record and charge one transaction for each segment of an air travel itinerary (e.g., four transactions for a round-trip airline ticket with one connection each way), and one transaction for each car rental, hotel or cruise booking, regardless of the length of time associated with the booking.

        Fees paid by travel suppliers vary according to the levels of functionality at which they can participate in our GDS. These levels of functionality generally depend upon the type of communications and real-time access allowed with respect to the particular travel supplier's internal systems. Revenue for air travel reservations is recognized at the time of the booking of the reservation, net of estimated cancellations. Cancellations are estimated based on the historical level of cancellations, which are not significant. Revenue for car and hotel reservations is recognized upon fulfillment of the reservation. The later recognition of car and hotel reservation revenue reflects the difference in the contractual rights related to such services as compared to the airline reservation services.

        GTA is a leading wholesaler of accommodation and destination services to travel agencies and tour operators, who then sell to individual travelers or groups of travelers. Services provided by GTA include reservation services for hotel, ground transportation and other travel related services, exclusive of airline reservations. The components of the packaged vacations are based on the specifications requested by the travel agencies and tour operators. The revenue generated from the sale of packaged vacation components is recognized upon departure of the individual traveler or the group of travelers, as GTA has performed all services for the travel agency and the tour operator at that time.

        We also provide technology services and solutions for the airline and hotel industry focusing on marketing and sales intelligence, reservation and passenger service system and e-commerce solutions. Such revenue is recognized as the service is performed.

        In international markets, Galileo employs a hybrid sales and marketing model consisting of direct sales SMOs and indirect NDCs. In the United States, Galileo only employs an SMO model.

        In markets supported by our SMOs, Galileo enters into agreements with subscribers which provide for inducements in the form of cash payments, equipment or other services. The amount of the inducements varies depending upon the volume of the subscriber's business. We establish liabilities for these inducements and recognize the related expense as the revenue is earned in accordance with the contractual terms. Where incentives are provided at inception, we defer and amortize the expense over the life of the contract.

        In markets not supported by our SMOs, Galileo utilizes an NDC structure, where feasible, in order to take advantage of the NDC partner's local market knowledge. The NDC is responsible for cultivating the relationship with subscribers in its territory, installing subscribers' computer equipment, maintaining the hardware and software supplied to the subscribers and providing ongoing customer support. The NDC earns a commission based on the booking fees generated in the NDC's territory.

  Operating Expenses

        Cost of revenue consists of direct costs incurred to generate our revenue, including inducements paid to travel agencies who subscribe to the Galileo GDS, commissions and costs incurred for NDCs and costs for call center operations, data processing and related technology costs.

        Selling, general and administrative, or SG&A, expenses consist primarily of sales and marketing, labor and associated costs, advertising services, professional fees, and expenses for finance, legal, human resources and other administrative functions, including amounts allocated to us from Avis Budget in historic periods.

Business to Consumer

        We provide air, car, hotel, vacation packages, cruise and other travel reservation and fulfillment services to our customers primarily through our network of online travel agencies in the U.S. and internationally that cater to different customer segments in the travel industry. The key consumer brands include:

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  Orbitz, acquired in November 2004, a full service online travel agency in the U.S. providing customers the ability to search for and book a wide array of travel products and services;

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  CheapTickets, acquired in October 2001, a full service online travel agency in the U.S. designed for the more price-driven traveler who is focused on value;

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  ebookers, acquired in February 2005, a full service travel agency serving Europe with an extensive product range, which includes tours, excursions, hotels, car rental, vacation packages and insurance; and

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  Other B2C businesses including hotel accommodation businesses RatesToGo and HotelClub (acquired in April 2004 as part of the acquisition of Flairview Travel), Needahotel.com (acquired in February 2006) and OctopusTravel (acquired with GTA in April 2005); long haul, tailor-made tour operator business Travelbag (acquired in February 2005 in conjunction with ebookers); and the specialty travel information business The Away Network (acquired in January 2005).

  Net Revenue

        Our B2C businesses offer their products and services on a stand-alone and packaged basis, primarily through the agency and merchant business models. Under the agency model, we pass on reservations booked by travelers to the travel supplier. We receive commissions or fees from the travel supplier and/or traveler, and may also receive fees from companies operating computer systems through which the reservations are booked. Air agency revenue is generally recorded when the reservation is made and secured with a credit card, net of estimated future cancellations. Non-air agency revenue is generally recognized upon utilization of the reservation by the consumer. Under the merchant model, we negotiate with suppliers for access to travel content at negotiated net rates. We facilitate the booking of those travel products and services by consumers, either on a stand-alone basis or as part of a packaged combination of products, at a price that includes an amount sufficient to pay the travel supplier the net rate along with an estimate of the amount of any occupancy and other local taxes, plus an additional amount we charge for service fees. Consumers pay for merchant transactions prior to departing on their trip, generally when the reservation is booked, and such amounts are included in accrued travel supplier payments, deferred revenue and customer advances until the reservation is utilized. Our B2C businesses do not have purchase obligations for any unsold inventory. We record revenue on a net basis, based upon the amount collected from consumers net of all amounts paid to suppliers. Merchant air revenue is recognized when our obligations are met, which generally occurs when payment is received and the travel voucher is issued to the consumer. Merchant hotel and car booking revenue is recorded upon utilization of the reservation by the consumer. We accrue the estimated amount of the supplier invoice at the time revenue is recognized. In certain cases, the actual amount owed differs from the estimated amount, and the difference is recognized as revenue.

        Revenue recognition for the components of a vacation package is based upon the policy of each separate component of the vacation package as discussed above.

        In connection with the Orbitz acquisition, we recorded a deferred credit relating to the below market rate terms of assumed contracts. Such amounts are recognized into net revenue ratably over the life of the respective contracts. For the years ended December 31, 2006 and 2005, such amounts were $31 million and $52 million, respectively.

        We receive inducements under access agreements with GDSs for travel bookings made through their systems. The level of inducements earned is based on contractual agreements and increases based on the annual volume of bookings. These inducements are collected monthly, based on estimated annual volumes, but are recognized as revenue at the time of booking based on the applicable contractual rate and volume achieved to date.

        Other revenue is primarily comprised of revenue from advertising, sponsoring links on our websites and commissions from sales of various third party travel-related products on the websites. Advertising revenue is derived primarily from the delivery of advertisements on our websites and is recognized either on display of each individual advertisement or ratably over the advertising period, depending on the terms of the advertising contract. Revenue from sponsoring links is recognized upon notification of entitlement from the alliance partner.

  Operating Expenses

        Cost of revenue consists of direct costs incurred to generate our revenue, including costs for call center operations, data processing and related technology costs.

        Selling, general and administrative expenses consist primarily of sales and marketing, labor and associated costs, advertising services, professional fees, and expenses for finance, legal, human resources and other administrative functions, including amounts allocated to us from Avis Budget for historic periods.

Trends

Business to Business

        A GDS system creates value within the travel distribution chain by aggregating supply from multiple suppliers and offering travel agencies streamlined capabilities to provide choice, price and ticket itineraries for their customers. GDS systems face certain challenges such as increasing use of supplier direct sites, emerging technologies that allow travel agencies to directly connect to suppliers, lower airline booking fees, fewer travel agencies leasing computer equipment from GDSs, and potential deregulation of the European GDS industry; however, total worldwide GDS air segments have grown in each of the last two years.

        International markets remain strong with substantial growth in less mature regions including the Middle East and Asia where segment volumes increased by 9% and 6%, respectively, in 2005.

        The European GDS industry is regulated, unlike the U.S. where deregulation occurred several years ago. In regulated GDS industries, airlines who own a GDS are required to treat other GDSs in the same way as their own GDS. This means that the airlines are required to participate in all GDSs to the same extent. There is the potential for deregulation in Europe, but, if this does happen, we do not believe it would occur until 2009 and would only occur in the event that no airline has an ownership interest in any GDS.

        In order to provide differentiated services and efficiency for suppliers and travel agencies, GDS companies must have broad and competitive access to the content of travel suppliers, including full content from key airline customers. Galileo has negotiated long-term contracts with the six largest U.S. airlines, although pricing is set at lower levels under the new contracts. Certain GDSs have announced an alternative business and financial model known as the "opt-in" model which previously was only prevalent outside of the U.S. in countries such as the U.K. and Australia. Under the opt-in model, travel agencies have the option of either paying a fee or agreeing to a reduction of all or a portion of their inducement payments if they want to be assured of receiving full content from the participating airlines and avoiding a surcharge on GDS-based bookings. This results in a lower fee paid by the airline to the GDS. We believe the "opt-in" model will have a modest impact on our future operations.

Business to Consumer

        OTAs offer customers the ability to research travel options, search for the best prices or itineraries and book travel directly online. OTAs offer inventory from multiple airlines, hotels and car rental companies, enabling customers to select from a broad range of products in one aggregated display. OTAs offer suppliers access to a broad set of target customers that visit OTA websites with a travel purchase in mind. OTAs also invest in technologies to optimize Internet travel bookings, including dynamic packaging engines where travelers can create their own customized vacations. Also, OTAs have added features to improve the customer experience and increase purchase conversion rates. For example, OTAs continue to make advances in Internet technology, allowing for greater customization of bookings and improved online experiences. Customer interest and proprietary packaging capabilities have bolstered sales of packaged travel on OTA websites. OTAs also offer other services such as trip insurance, destination services (show tickets, tours and other events), reservation change hotlines and live help, as well as technology driven customer service and customer-care. Several trends suggest continued growth for OTAs. Continued customer acceptance of booking travel online and growing Internet access and usage are expected to drive global growth in online travel. PhoCusWright projects rapid growth of U.S. online packaged travel, increasing 82% from $5 billion in 2005 to $9 billion in 2007. There is also significant potential to serve small, medium and large businesses through OTA interfaces rather than traditional corporate travel agencies. New technologies are being designed to improve yield management for suppliers and improve the online experience for customers.

Seasonality

        Some of our businesses experience seasonal fluctuations, reflecting seasonal trends for the products and services we offer. These trends cause our revenue to be generally higher in the second and third calendar quarters of the year as travelers plan and purchase their spring and summer travel, and then flatten in the fourth and first calendar quarters of the year. Our results may also be affected by seasonal fluctuations in the inventory made available to us by our travel suppliers.

Results of Operations

        We evaluate the performance of our segments based on Segment EBITDA, which includes cost of revenue, sales and marketing expenses, technology, other overhead charges directly attributable to the segment, including certain amounts allocated to us by Avis Budget, and impairment of intangible assets. Certain expenses which are managed outside of the segments are excluded from Segment EBITDA. These consist primarily of corporate and unallocated expenses, other income and expense items, and other non-recurring charges such as restructuring and related activities, and gains and losses associated with sale of businesses and investments. Corporate and unallocated expenses consist primarily of indirect expenses, including corporate administrative services that are separately managed. SEC rules regulate the use in filings with the SEC of "non-GAAP financial measures," such as EBITDA and segment EBITDA, that are derived on the basis of methodologies other than in accordance with generally accepted accounting principles, or GAAP. We present certain non-GAAP measures in order to provide supplemental information that we consider relevant for the readers of the financial statements, and such information is not meant to replace or supersede GAAP measures. The non-GAAP measures may not be the same as similarly titled measures used by other companies.

RESULTS OF OPERATIONS

Year Ended December 31, 2006 (Combined) Compared to Year Ended December 31, 2005

        The financial statements present our results for the period January 1, 2006 to August 22, 2006 and all periods of 2005 on a "predecessor basis" (reflecting Travelport's ownership by Avis Budget). The Company was formed on July 13, 2006, however, its operations were limited to entering into derivative transactions related to the debt that was subsequently issued, until the acquisition of the Travelport businesses of Avis Budget on August 23, 2006. See notes to the Financial Statements for further discussion of the Acquisition.

        For the purpose of management's discussion and analysis of the results of operations, we have compared the combined results of the Successor and the Predecessor for the periods in 2006 with that of the Predecessor in 2005. The results of the two periods are not necessarily comparable due to the change in basis of accounting resulting from the Company's acquisition of the Predecessor and the change in capital structure which primarily impact depreciation and amortization and interest expense. The captions included within our statements of operations that are materially impacted by the change in basis of accounting include net revenue, separation and restructuring charges, depreciation and amortization, impairment of long-lived assets and interest expense. We have disclosed the impact of the change in basis of accounting for each of these captions in the following discussion of our results of operations. While the presentation of the 2006 results on this combined basis does not comply with generally accepted accounting principles, management believes that this provides useful information to assess the relative performance of the businesses in all periods presented in the financial statements.

        In accordance with SFAS No. 141 "Business Combinations" at the date of the Acquisition, the acquired assets and liabilities were recorded at their estimated fair values. This resulted in an increase in value of intangible assets and a corresponding increase in amortization expense. The Company also has a significantly different capital structure to that of the predecessor and therefore incurred additional interest expense.

        Our combined results for the Year Ended December 31, 2006 compared to the Year Ended December 31, 2005 are as follows:

			Combined	Predecessor
	Company	Predecessor	Year Ended December 31,	Year Ended December 31,
					Change
	July 13, 2006 (Formation Date) to December 31, 2006	January 1, 2006 to August 22, 2006
			2006	2005	$	%
Net revenue	$833	$1,710	$2,543	$2,409	$134	6%

Costs and expenses
Cost of revenue	378	721	1,099	1,006	93	9%
Selling, general and administrative	349	654	1,003	851	152	18%
Separation and restructuring charges	16	92	108	22	86	*
Depreciation and amortization	78	125	203	204	(1)	0%
Other income, net	—	(7)	(7)	(4)	(3)	75%
Impairment of long-lived assets	14	2,365	2,379	422	1,957	*

Total costs and expenses	835	3,950	4,785	2,501	2,284	91%

Operating loss	(2)	(2,240)	(2,242)	(92)	(2,150)	*
Interest expense, net	(150)	(39)	(189)	(27)	(162)	*
Other expense, net	(1)	(1)	(2)	(1)	(1)	*

Loss from continuing operations before income taxes	(153)	(2,280)	(2,433)	(120)	(2,313)	*
Provision (benefit) for income taxes	3	(116)	(113)	(76)	(37)	*

Loss from continuing operations, net of tax	(156)	(2,164)	(2,320)	(44)	(2,276)	*
Loss from discontinued operations net of tax	(2)	(6)	(8)	(6)	(2)	33%
(Loss) gain on disposal of discontinued operations, net of tax	8	(6)	2	—	2	*

Net loss	$(150)	$(2,176)	$(2,326)	$(50)	$(2,276)	*

(*)
Not meaningful

        Our results on a segment basis for the Year Ended December 31, 2006 as compared to the Year Ended December 31, 2005 are as follows:

			Combined	Predecessor
		Predecessor	Year Ended December 31,	Year Ended December 31,
					Change
	July 13, 2006 (Formation Date) to December 31, 2006	January 1, 2006 to August 22, 2006
			2006	2005	$	%
Business to Business
Net revenue	$603	$1,198	$1,801	$1,738	$63	4%
Segment EBITDA	110	(1,728)	(1,618)	477	(2,097)	*
Business to Consumer
Net revenue	250	543	793	703	90	13%
Segment EBITDA	8	(277)	(269)	(303)	34	12%
Other EBITDA(a)	(43)	(111)	(154)	(63)	(91)	144%
Intersegment Eliminations
Net revenue	(20)	(31)	(51)	(32)	(19)	59%
Combined Totals
Net revenue	833	1,710	2,543	2,409	134	6%
EBITDA	$75	$(2,116)	$(2,041)	$111	$(2,152)	*

(*)
Not meaningful

(a)
Other includes the following:

			Combined	Predecessor
		Predecessor	Year Ended December 31,	Year Ended December 31,
	July 13, 2006 (Formation Date) to December 31, 2006	January 1, 2006 to August 22, 2006
			2006	2005
Corporate and unallocated expenses	$(21)	$(26)	$(47)	$(39)
Gain (loss) on foreign currency	(5)	1	(4)	(5)
Other income (expense), net	(1)	6	5	3
Separation costs	(13)	(74)	(87)	—
Restructuring and related activities	(3)	(18)	(21)	(22)

Total	$(43)	$(111)	$(154)	$(63)

        Provided below is a reconciliation of EBITDA to loss from continuing operations before income taxes.

			Combined	Predecessor
		Predecessor	Year Ended December 31,	Year Ended December 31,
	July 13, 2006 (Formation Date) to December 31, 2006	January 1, 2006 to August 22, 2006
			2006	2005
EBITDA	$75	$(2,116)	$(2,041)	$111
Depreciation and amortization	(78)	(125)	(203)	(204)
Interest expense, net	(150)	(39)	(189)	(27)

Loss from continuing operations before income taxes	$(153)	$(2,280)	$(2,433)	$(120)

Net Revenue

        The net revenue increase of $134 million (6%) on a combined basis includes a $65 million reduction to revenue due to the impact of fair value adjustments to our balance sheet recorded as a result of the Acquisition. The adjustments resulted in a reduction to deferred revenue as of the opening balance sheet date of August 23, 2006, of which $65 million impacted the results of operations for the period July 13, 2006 (Formation Date) to December 31, 2006 as a reduction to net revenue and Segment Adjusted EBITDA within our B2C and B2B segments of $45 million and $20 million, respectively.

        Excluding the deferred revenue adjustment of $65 million, net revenue increased $199 million (8%), including $131 million (5%) on an organic basis and $68 million from the businesses we acquired during or subsequent to 2005, including GTA in April 2005 and ebookers in February 2005. These business contributed net revenue, cost of revenue and SG&A of $68 million, $16 million and $64 million, respectively.

        Organic revenue increased $131 million as a result of incremental revenue of B2C and B2B of $102 million (15%) and $48 million (3%), respectively, including incremental intersegment revenue of $19 million.

        Excluding the deferred revenue adjustment of $20 million, B2B net revenue increased $83 million (5%) primarily due to a $35 million increase from acquisitions and $48 million of organic growth. We experienced organic growth of $32 million within our Group and Tour business and $31 million (2%) from our GDS business, partially offset by a net decline in revenues generated from our subscribers of $12 million (12%) and a $3 million decline in other revenues. Group and Tour business growth is due to the 20% growth in transactions in both our domestic and international markets. The GDS business growth of $31 million is primarily the result of a 2% growth in segments, driven by 5% growth domestically and 5% in Asia, partially offset by a 2% decline in Europe, the Middle East and Africa. Effective yield remained constant, however we experienced 4% growth internationally offset by a 5% decline domestically primarily due to new long-term agreements signed in the third quarter of 2006 under the Galileo Content Continuity program that assure that our travel agency customers have full airline content. Our subscriber fees decrease of $18 million was partially offset by $6 million of incremental revenue generated by our Galileo Content Continuity program.

        Excluding the previously discussed acquisitions of GTA and ebookers and the deferred revenue adjustment, B2C net revenue increased $102 million (15%) primarily as a result of a 27% increase in online gross bookings, principally at Orbitz and CheapTickets and $24 million of incremental revenues from our recently acquired online hotel booking business, NeedAHotel. The increase in gross bookings has resulted in incremental hotel booking revenue, dynamic packaging revenue, air booking revenue and other revenue of $17 million, $24 million, $29 million and $8 million, respectively. We believe these increases are attributable to enhanced supplier content, including additional online hotel offerings, more dynamic packaging options and a more robust marketing campaign in 2006.

Cost of Revenue

        Cost of revenue increased $93 million (9%) on a combined basis, including $16 million from acquisitions. Organic cost of revenue increased $77 million (8%) primarily as a result of incremental cost of revenue of B2B and B2C of $40 million (5%) and $56 million (33%), respectively, including intersegment cost of revenue of $19 million.

        B2B cost of revenue increased $52 million (6%), including $12 million from the GTA acquisition. Organic cost of revenue increased $40 million (5%) due to a $56 million increase in inducements and support payments to travel agencies to support our increase in worldwide air booking volumes and increased costs on domestic air bookings resulting from higher contractual rates during 2006.

Approximately $19 million of the increase is attributable to support payments made to travel agencies within our B2C segment. This increase in inducements and support payments is partially offset by a $17 million decrease in telecom and technology costs realized primarily as a result of the efforts to improve efficiency in our distribution network.

        B2C cost of revenue increased $60 million (35%), including $4 million from acquisitions. Organic cost of revenue increased $56 million (32%) primarily associated with the 27% increase in gross bookings. The increase in transaction volume has resulted in increased costs associated with credit card processing, customer service costs and information technology costs. In addition we incurred $24 million incremental commissions paid to airlines by our recently acquired online hotel booking business, NeedAHotel.

SG&A

        SG&A increased $152 million on a combined basis, including $64 million related to acquisitions. Organic SG&A increased $88 million (10%), primarily as a result of $59 million (16%) and $22 million (5%) of incremental expenses within B2B and B2C, respectively and $7 million incremental costs within corporate and unallocated expenses and net losses on foreign currency.

        B2B SG&A expenses increased $93 million, including $34 million from the acquisitions. Organic SG&A increased $59 million, primarily attributable to (i) a $44 million increase in salaries and wages as a result of the growth in our operations, (ii) a $16 million increase in bad debt expense primarily from reserves recorded in 2006 related to airlines in bankruptcy and benefits realized in 2005 due to cash collections of amounts previously reserved, (iii) a $10 million increase in facilities expenses due primarily to the absence in 2006 of a benefit realized in 2005 related to a facility sub-lease and increased costs incurred. Such increases to SG&A were partially offset by a $8 million reduction in overhead costs allocated from AvisBudget as we received these charges only through August 22, 2006 as compared to a full year in 2005.

        B2C SG&A increased $52 million, which includes $30 million of incremental SG&A from acquisitions. On an organic basis, SG&A increased $22 million as a result of an increase of $42 million in marketing and advertising expenses related to expanded advertising campaigns promoting our Orbitz brand and $17 million increase in salaries and wages primarily as a result of increased staff levels to support our growth in operations. These increases were offset in part by $24 million of integration charges incurred during 2005, a $5 million reduction in software costs in 2006 as we were able to capitalize additional salaries and wages costs in 2006 that related to the development of our online consumer platform that will soon be launched, and a $3 million reduction in technology and general corporate overhead costs allocated from AvisBudget as we received these charges only through August 22, 2006 as compared to a full year in 2005.

Separation and Restructuring Charges

        Separation and restructuring charges of $108 million on a combined basis consisted of $87 million in separation costs on a combined basis and $21 million of restructuring charges on a combined basis. Separation costs of $13 million for the period July 31, 2006 (Formation Date) through December 31, 2006 consist primarily of payments made to employees related to retention and bonus plans of $6 million as well as $7 million in professional fees and other costs directly related to the separation plan. Separation costs of $74 million recorded by the Predecessor include $29 million of non-cash compensation expense related to the accelerated vesting of stock options and restricted stock units, $16 million for employee severance, $15 million for employee retention and $14 million in various other separation costs including consulting and accounting fees. We also incurred $21 million in restructuring costs during 2006 (of which $18 million was recorded by the Predecessor and $3 million was recorded by the Company), including employee severance costs and contract termination costs, as compared to $22 million in 2005.

Other Income

        Other income increased $3 million on a combined basis. The 2006 amount includes $7 million from the sale of a facility. The 2005 amount includes $4 million from the sale of an investment in a publicly traded company.

Depreciation and Amortization

        Depreciation and amortization decreased $1 million on a combined basis primarily due to the effect of the acceleration of depreciation in 2005 of $30 million primarily related to the revised useful lives of certain assets as a part of the integration of CheapTickets and Orbitz, substantially offset by $29 million incremental amortization expense as a result of the step up in fair value of our definite-lived intangible assets as a result of the Acquisition.

Impairment of Intangible Assets

        As a result of the impairment tests performed, we recorded a total impairment charge of $2,365 million, including $2,364 million related to goodwill and $1 million related to definite lived intangible assets for the period January 1, 2006 through August 22, 2006. In preparing the current calculation of the impairment, the Predecessor utilized the updated purchase price allocation of the buyer to determine the fair value of assets and liabilities, including intangible assets. Of the total goodwill impairment of $2,364 million, $2,008 million and $356 million related to reporting units comprising B2B and B2C, respectively. At the time of testing goodwill for impairment, we also tested other intangible assets for impairment as required by SFAS 142 and SFAS 144. As a result of these tests, we recorded an impairment of $1 million which related to definite lived intangible assets related to a reporting unit comprising B2C. Due to a change in the operations after the Acquisition was completed, we recorded an additional impairment of $14 million related to long-lived software marketing licenses for the period July 13, 2006 (Formation Date) through December 31, 2006.

Interest Expense

        Interest expense increased $162 million on a combined basis primarily as a result of the interest expense on our new debt issuances used to finance the Acquisition on August 23, 2006. The Acquisition was financed in part with the proceeds of $2,200 million in term loans under a new senior secured credit facility, the issuance of $899 million of senior notes, the issuance of $504 million of senior subordinated notes. Interest on such financing was $120 million during the year ended December 31, 2006, including $7 million of amortization of deferred financing fees. In addition, we incurred approximately $10 million of interest expense during the years related to borrowings under our interim credit agreement prior to the Acquisition and $10 million of interest related to our existing long term debt borrowed in the fourth quarter of 2005 in connection with the repatriation of foreign earnings to Avis Budget. We also incurred $10 million of fees related to an unused bridge financing arrangement and approximately $11 million related to interest rate hedges prior to the Acquisition for the period July 13, 2006 (Formation Date) through December 31, 2006 that did not meet the criteria for classification within accumulated other comprehensive income.

Benefit for Income Taxes

        Benefit for income taxes increased $37 million on a combined basis.

        Our effective tax rate is impacted on a recurring basis by earnings in foreign jurisdictions which are generally taxed at a rate lower than the United States federal statutory rate of 35%. During the period January 1, 2006 to August 22, 2006 we recorded a tax benefit of $116 million. In addition to the impact of earnings taxed in foreign jurisdictions at a rate lower than the United States rate, during this period the effective tax rate was significantly impacted by the impairment, as the majority of the impairment related to non-deductible goodwill, as well as by costs associated with the Spin-Off from Avis Budget, as these were generally incurred in the United States. In addition the effective tax rate was significantly impacted by a favorable tax ruling received in a foreign jurisdiction, as well as by the impact of an increase in our state tax rate which had the impact of increasing our deferred tax assets, which resulted in a benefit to the effective tax rate. The income tax benefits recorded on the impairment, separation costs, foreign tax ruling and state tax impact on deferred taxes were approximately $87 million, $30 million, $9 million and $21 million, respectively. Excluding these items, the effective tax rate for the period January 1, 2006 to August 22, 2006 was 17%, reflecting the impact of earnings in foreign jurisdictions.

        For the period August 23, 2006 to December 31, 2006 we recorded a tax expense of $3 million. This primarily related to foreign taxes as well as a valuation allowance on certain deferred tax assets recorded during the period, as it is more likely than not that such assets will not be realized.

        The income tax benefit in 2005 is primarily driven by the loss from operations, offset by taxes due to the repatriation of foreign earnings. The American Jobs Creation Act of 2004, which became effective October 22, 2004, provides a one-time dividends received deduction on the repatriation of certain foreign earnings to a U.S. taxpayer, provided certain criteria are met. The Company has applied the provisions of this act to qualifying earnings repatriations through December 31, 2005. In December 2005, we repatriated $350 million of unremitted earnings, which resulted in income tax expense of approximately $28 million.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

	Predecessor
	Year Ended December 31,
			Change
(dollars in millions)
	2005	2004	$	%
Net revenue	$2,409	$1,758	$651	37

Costs and expenses
Cost of revenue	1,006	855	151	18
Selling, general and administrative	851	438	413	94
Restructuring charges	22	—	22	*
Depreciation and amortization	204	124	80	65
Other income, net	(4)	—	(4)
Impairment of long-lived assets	422	—	422	*

Total costs and expenses	2,501	1,417	1,084	76

Operating income (loss)	(92)	341	(433)	*
Interest expense, net	(27)	(6)	(21)	*
Other expense, net	(1)	—	(1)	*

Income (loss) from continuing operations before income taxes	(120)	335	(455)	*
Provision (benefit) for income taxes	(76)	85	(161)	*

Income (loss) from continuing operations, net of tax	(44)	250	(294)	*
Loss from discontinued operations, net of tax	(6)	(1)	(5)	*

Net income (loss)	$(50)	$249	$(299)	*

*
Not meaningful.

        The following is a discussion of the results of B2B and B2C:

	Predecessor
	Year Ended December 31,
			Change
(dollars in millions)
	2005	2004	$	%
Business to Business
Net revenue	$1,738	$1,546	$192	12
Segment EBITDA	477	499	(22)	(4)
Business to Consumer
Net revenue	703	181	522	*
Segment EBITDA	(303)	(22)	(281)	*
Other EBITDA(c)	(63)	(12)	(51)	*
Intersegment Eliminations(a)
Net revenue	(32)	(24)	(8)	*
Combined Totals
Net revenue(b)	$2,409	$1,703	$706	41
EBITDA	$111	$465	$(354)	76

(*)
Not meaningful
(a)
Consists primarily of eliminations related to the inducements paid by B2B to B2C.
(b)
Segment revenue for 2004 excludes $55 million of revenue contributed by the membership travel activities, which were transferred effective January 1, 2005.
(c)
Other includes the following:

	Predecessor
	Year Ended December 31,
(dollars in millions)
	2005	2004
Corporate and unallocated expenses	$(39)	$(24)
Gain (loss) on foreign currency	(5)	3
Membership travel activities	—	9
Other income (expense), net	3	—
Restructuring and related activities	(22)	—

Total	$(63)	$(12)

  Provided below is a reconciliation of EBITDA to income (loss) from continuing operations before income taxes:

	Predecessor
	Year Ended December 31,
(dollars in millions)
	2005	2004
EBITDA	$111	$465
Depreciation and amortization	(204)	(124)
Interest expense, net	(27)	(6)

Income (loss) from continuing operations before income taxes	$(120)	$335

Net Revenue

        Net revenue increased $651 million primarily as a result of acquisitions in late 2004 and 2005, including Orbitz, GTA, ebookers and Flairview Travel, offset partially by the transfer of our membership travel activities to Avis Budget, effective January 1, 2005. The businesses acquired in 2004 and 2005 contributed to the increase in net revenue, cost of revenue and SG&A of $661 million, $156 million and $428 million, respectively.

        Apart from these acquisitions, the transfer of our membership travel activities, which contributed $55 million in net revenue in 2004, net revenue on an organic basis increased $45 million (3%), primarily due to $38 million of incremental revenue of B2C and $15 million of incremental revenue of B2B, offset in part by incremental intersegment revenue eliminations of $8 million.

        B2C net revenue increased $522 million primarily as a result of recent acquisitions, which contributed incremental revenue of $482 million in the aggregate. Excluding the impact of acquisitions, B2C net revenue on an organic basis increased $40 million (22%) due to a $22 million increase in air transaction revenue and a $18 million increase in non-air transaction revenue. The increase in air revenue was principally driven by a 21% increase in online gross bookings, primarily at our CheapTickets.com website, due to improved site functionality, greater conversion rates, and enhanced content. The increase in non-air revenue is principally due to increased revenue at Flairview resulting primarily from an increase in site visits.

        B2B net revenue increased $192 million, primarily as a result of recent acquisitions, which contributed incremental revenue of $179 million. Excluding the impact of acquisitions, B2B net revenue on an organic basis increased $13 million (1%), primarily as a result of a $36 million (3%) increase in air booking fees, offset by a decline in other distribution revenue of $23 million for the period. By geographic region, international air booking fees increased $50 million (6%) whereas the Americas (defined as the United States, Canada, Mexico and Latin America) booking fees declined $14 million (3%). The increase in international air booking fees is driven by higher booking volumes of 3%, primarily as a result of an increase in travel demand within the Middle East and the Asia/Pacific regions offset in part by a decline in demand in Europe. The total number of air segments in international markets totaled 159 million in 2005. The effective yield on international air bookings remained relatively constant period over period. International air bookings represented approximately two thirds of total air bookings during 2005 and 2004. The decrease in Americas air booking fees is driven by a 8% decline in the effective yield, consistent with our pricing program with major U.S. carriers, which was designed to gain access to all public fares made available by the participating airlines. The volume of air bookings in the Americas increased 5% to approximately 100 million segments.

        B2B other distribution revenue declined $23 million as a result of lower subscription revenue of $46 million, partially offset by an increase of $23 million in solutions revenue from arrangements where the Company provides technology services to airlines. Subcriber fees decline because fewer travel agencies are leasing computer equipment from Galileo and we believe that this trend will continue. The solution revenue increase primarily resulted from $12 million increase in our Web Hosting business, a $6 million increase in our hosting agreement from United Airlines due to increased volume and a $3 million increase in other vendor fees.

Cost of Revenue

        Cost of revenue increased $151 million, primarily as a result of acquisitions, which contributed incremental cost of revenue of $156 million in aggregate and offset partially by $2 million related to the transfer of our membership travel activities to Avis Budget. Organic cost of revenue decreased $3 million, reflecting an increase of $10 million in our B2B segment, offset by a decrease of $13 million in our B2C segment.

        B2B cost of revenue increased $49 million (6%), including $39 million related to the acquisitions. B2B organic cost of revenue increased $10 million (1%) primarily as a result of (i) $20 million of higher commissions attributable to higher booking volumes, primarily within the Middle East and Asia Pacific regions, and a greater mix of booking volumes in higher commission rate countries, partially offset by (ii) $10 million of expense savings on network communications and equipment maintenance and installation due, in part, to the reduction in subscriber computer equipment as discussed above.

        B2C cost of revenue increased $104 million (155%), including $117 million related to the acquisitions. B2C organic cost of revenue decreased $13 million (20%) primarily as a result of integration efforts executed domestically at our CheapTickets.com and Lodging.com businesses, including the migration of technology to a common platform.

SG&A

        SG&A increased $413 million, primarily as a result of the acquisitions offset partially by the transfer of our membership travel activities. The acquisitions contributed incremental SG&A of $428 million in aggregate. The membership travel activities contributed $44 million of SG&A in 2004. Apart from these factors, organic SG&A increased $29 million (4%), reflecting an increase of $46 million in our B2B segment, a decrease of $31 million in our B2C segment and a $14 million increase within corporate and unallocated expenses.

        B2B SG&A increased $154 million (67%), including $119 million related to the acquisitions. Organic SG&A increased $35 million (15%) primarily as a result of (i) the absence in 2005 of a $41 million expense reduction realized in 2004 in connection with a benefit plan amendment and (ii) $12 million of incremental salaries and wages primarily as a result of an increase in headcount as part of the growth in our business and (iii) and $6 million of additional integration costs incurred in 2005 within our existing B2B businesses associated with our recent acquisitions of Orbitz, GTA and ebookers. Such amounts were offset in part by (i) an $8 million reduction in costs as a result of savings realized on vacated facilities and (ii) a $10 million reduction in bad debt expense primarily as a result of collections on customer accounts in 2005 which were specifically reserved for in prior years and improved collection patterns.

        B2C SG&A increased $289 million (214%), including $309 million related to the acquisitions. B2C Organic SG&A decreased $20 million (15%) due primarily to (i) $18 million of lower wages and benefits due to decreased headcount as a result of integrating our online businesses and (ii) $5 million of savings on advertising and marketing expenditures as a result of a re-alignment of marketing programs across brands.

Restructuring Charges

        Restructuring charges increased $22 million as a result of our restructuring initiatives that we committed to in the first quarter of 2005 targeted principally at reducing costs, enhancing organizational efficiency and consolidation and rationalizing existing processes and facilities, including approximately $15 million of employee severance costs.

Depreciation and Amortization

        Depreciation and amortization increased $80 million (65%), including $59 million related to the Acquisitions and organic incremental depreciation of $12 million related to the revised useful lives of certain assets of CheapTickets in 2005 related to the integration of CheapTickets and Orbitz.

Impairment of Intangible Assets

        Impairment of intangible assets consists of a non-cash impairment charge associated primarily with our B2C segment (see note 6 to our financial statements included elsewhere herein).

Interest Expense

        Interest expense, net increased $21 million primarily as a result of imputed interest on several long-term unfavorable contracts we assumed in connection with our recent acquisitions, including imputed interest on the tax sharing liability related to the Orbitz acquisition. In addition, we borrowed $350 million during the course of 2005 in order to fund the $350 million repatriation of certain foreign earnings to Avis Budget, resulting in increased interest expense of $1 million.

Provision (Benefit) for Income Taxes

        We recorded an income tax benefit of $76 million for 2005 versus an income tax expense of $85 million in 2004. The income tax benefit in 2005 is primarily driven by the loss from operations, offset by taxes due to the repatriation of foreign earnings. The American Jobs Creation Act of 2004, which became effective October 22, 2004, provides a one-time dividends received deduction on the repatriation of certain foreign earnings to a U.S. taxpayer, provided certain criteria are met. The Company has applied the provisions of this act to qualifying earnings repatriations through December 31, 2005. In December 2005, we repatriated $350 million of unremitted earnings, which resulted in income tax expense of approximately $28 million. The income tax expense in 2004 is primarily driven by the income from operations. The effective tax rate for 2005 was 63%, compared to 25% in 2004. The effective tax rate for 2005 differs from the federal statutory rate for various reasons, including taxes on foreign operations at alternate rates, the tax differential on the impairment of intangible assets, state and local taxes, and taxes on repatriated earnings. The effective tax rate for 2004 differs from the federal statutory rate for various reasons, including taxes on foreign operations at alternate rates and state and local taxes.

LIQUIDITY AND CAPITAL RESOURCES

        Our principal source of liquidity is cash flow generated from operations, including working capital. The principal uses of cash are to fund planned operating expenditures, capital expenditures, including investments in products and technology offerings, interest payments on debt and any mandatory or discretionary principal payments of debt issuances. As of December 31, 2006, our financing needs were supported by $275 million of available capacity in our revolving credit agreement.

Cash Flows

        The following table summarizes the changes to our cash flows from continuing operations:

		Company	Combined	Predecessor
	Predecessor
		July 13, 2006 (Formation Date) to December 31, 2006	Year Ended December 31,
(in millions)	January 1, 2006 to August 22, 2006
			2006	2005	Change
Cash provided by (used in):
Operating activities	$273	$12	$285	$552	$(267)
Investing activities	82	(4,311)	(4,229)	(2,123)	(2,106)
Financing activities	(382)	4,394	4,012	1,653	2,359
Effects of exchange rate changes	8	2	10	(36)	46

Net change in cash and cash equivalents	$(19)	$97	$78	$46	$32

Note that cash of $69 million as of the Acquisition date is included as a reduction in the purchase price, and thus is reflected as a source of cash within cash flow from investing activities of continuing operations for the period July 13, 2006 (formation date) through December 31, 2006.

	Predecessor
	Year Ended December 31,
(in millions)
	2005	2004	Change
Cash provided by (used in):
Operating activities	$552	$381	$171
Investing activities	(2,123)	(1,575)	(548)
Financing activities	1,653	1,213	440
Effects of exchange rate changes	(36)	—	(36)

Net change in cash and cash equivalents	$46	$19	$27

        Operating Activities.    On a combined basis for the year ended December 31, 2006, cash inflow from operations was $285 million, a decrease of $267 million as compared to the year ended December 31, 2005. The decrease is primarily the result of $103 million in incremental interest payments, $58 million in one time cash separation costs, $20 million of first half employee bonuses paid in 2006, and $13 million of contract termination costs as well as the impact on operating cash flows from a decrease in our operating results.

        At December 31, 2005, we had $88 million of cash and cash equivalents, an increase of $46 million as compared to December 31, 2004. Cash inflow from operations was $552 million, an increase of $171 million as compared to the year ended December 31, 2004. The increase primarily represented higher operating results, including amounts generated from the recent acquisitions Orbitz and GTA.

        At December 31, 2006 and December 31, 2005, the working capital deficit (defined as current assets net of cash, and intercompany balances to Avis Budget as of December 31, 2005, minus current liabilities) was $551 million and $367 million, respectively. The increase in the working capital deficit was primarily the result of the timing of collections of our accounts receivable, additional accrued travel supplier payments, deferred revenue, customer advances which relate primarily to merchant model transactions and accrued interest expense. Under the merchant model, we generally receive cash from consumers at the booking date. Such amounts are recorded within accrued travel supplier payments, deferred revenue and customer advances until the revenue is recognized. Typically, hotel suppliers invoice us after the consumers travel is completed, whereas air carriers invoice us shortly after booking.

        Investing Activities.    The use of cash from investing activities for the year ended December 31, 2006 was driven by the use of $4,110 million for the Acquisition and $125 million loaned to Worldspan, offset in part by $199 million of intercompany funding from Avis Budget. The use of cash from investing activities for the year ended December 31, 2005 was driven by $1,100 million for the acquisition of GTA, $403 million for the acquisition of ebookers, and $482 million of intercompany funding to Avis Budget.

        Capital expenditures were $169 million in the year ended December 31, 2006, an increase of $17 million as compared to the year ended December 31, 2005. The increase was due in part to strategic initiatives, including the new global online platform.

        Our cash flow used in investing activities for the year ended December 31, 2005 was $2.1 billion compared to $1.6 billion for the year ended December 31, 2004, an increase of $548 million. Such change primarily reflected (i) the use of $1.5 billion in cash for the 2005 acquisitions, consisting primarily of GTA and ebookers, as compared to $1.2 billion used for the 2004 acquisitions of Orbitz and Flairview, (ii) an increase of $98 million used on intercompany funding primarily as a result of an increase in cash advances made to Avis Budget during 2005, (iii) a $61 million decline in cash proceeds from assets sales in 2005 as a result of investments sold in 2004 that were acquired as part of Orbitz and (iv) an increase of $49 million in capital expenditures during 2005.

        Financing Activities.    On a combined basis, our cash flow provided by financing activities for the year ended December 31, 2006 was $4,012 million as compared to cash from financing activities of $1,653 million for the year ended December 31, 2005. The 2005 amount related to cash transferred from Avis Budget to affect the purchase of GTA and ebookers. The source of cash in 2006 related primarily to the $3,603 million of debt proceeds and $902 million in capital contributions received in connection with the Acquisition, less $350 million of existing debt repaid in 2006 and $105 of debt issuance costs.

        Our cash flow from financing activities was $1.7 billion for the year ended December 31, 2005 as compared to $1.2 billion for the year ended December 31, 2004, an increase of $440 million. Such change principally reflected (i) an incremental capital contribution from Avis Budget of $476 million used to fund the additional acquisitions consideration made in 2005 as compared to 2004, and (ii) cash proceeds of $350 million received from the issuance of long term debt in connection with Avis Budget's repatriation of $350 million of foreign earnings. These increases were partially offset by a decrease to cash of $350 million for dividends paid to Avis Budget in connection with the repatriation of foreign earnings.

Debt and Financing Arrangements

Senior Secured Credit Facilities

        Our senior secured credit facilities provide senior secured financing of $2,600 million, consisting of: (i) a $2,200 million term loan facility; (ii) a $275 million revolving credit facility; and (iii) a $125 million synthetic letter of credit facility.

        The revolving credit facility includes borrowing capacity available for letters of credit and for short-term borrowings referred to as the swingline borrowings.

        Travelport LLC is the borrower under the senior secured credit facilities. All obligations under the senior secured credit agreement are unconditionally guaranteed by the Parent Guarantor, Intermediate Parent Guarantor and, subject to certain exceptions, each of our existing and future domestic wholly-owned subsidiaries.

        All obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured by substantially all the following assets of the Borrower and each guarantor, subject to certain exceptions: (i) a pledge of 100% of the capital stock of the Borrower, 100% of the capital stock of each guarantor and 65% of the capital stock of each of our wholly-owned foreign subsidiaries that are directly owned by us or one of the guarantors; and (ii) a security interest in, and mortgages on, substantially all tangible and intangible assets of the Borrower and each guarantor.

        Borrowings under the U.S. term loan facility bear interest at LIBOR plus 3.00% with respect to the dollar-denominated facility, and EURIBOR plus 2.75% with respect to the Euro-denominated facility. Borrowings under the $275 million revolving credit facility bear interest at LIBOR plus 2.75%. Under the $125 million synthetic letter of credit facility, we must pay a facility fee equal to the applicable margin under the U.S. term loan facility on the amount on deposit. At December 31, 2006, there were no borrowings outstanding under the revolving credit facility and we had commitments of approximately $106 million outstanding under our synthetic letter of credit facility.

        The applicable margin for borrowings under the term loan facility, the revolving credit facility and the synthetic letter of credit facility may be reduced subject to our attaining certain leverage ratios.

        In addition to paying interest on outstanding principal under the senior secured credit facilities, we are required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder. The initial commitment fee rate is 0.50% per annum. The commitment fee rate may be reduced subject to our attaining certain leverage ratios. We are also required to pay customary letter of credit fees.

        The senior secured credit facilities are subject to amortization and prepayment requirements and contain the covenants, events of default and other provisions.

Senior Notes and Senior Subordinated Notes

        On August 23, 2006, in connection with the Acquisition, we issued $150 million of dollar-denominated senior dollar floating rate notes, €235 million euro-denominated senior floating rate notes ($299 million dollar equivalent) and $450 million 9 7/8% senior fixed rate notes. The dollar-denominated floating rate senior notes bear interest at a rate equal to LIBOR plus 4 5/8%. The euro-denominated floating rate senior notes bear interest at a rate equal to EURIBOR plus 4 5/8%. The senior notes are unsecured senior obligations and are subordinated to all of our existing and future secured indebtedness (including the senior secured credit facility) and will be senior in right of payment to any existing and future subordinated indebtedness (including the senior subordinated notes). The senior notes are redeemable at our option at any time, in whole or in part, at the appropriate redemption prices plus accrued interest through the redemption date.

        On August 23, 2006, in connection with the Acquisition, we issued $300 million of 11 7/8% dollar-denominated notes and €160 million of 10 7/8% Euro-denominated notes ($204 million dollar equivalent). The senior subordinated notes are unsecured senior subordinated obligations and are subordinated in right of payment to all of our existing and future senior indebtedness and secured indebtedness (including the senior credit facilities and the senior notes).

        The indentures governing the senior notes and senior subordinated notes limit the Parent Guarantor's (and most or all of its subsidiaries') ability to:

  •
  incur additional indebtedness or issue certain preferred shares;

  •
  pay dividends on, repurchase or make other distributions in respect of their capital stock or make other restricted payments;

  •
  make certain investments;

  •
  sell certain assets;

  •
  create liens on certain assets to secure debt;

  •
  consolidate, merge, sell or otherwise dispose of all or substantially all of their assets;

  •
  enter into certain transactions with affiliates; and

  •
  designate subsidiaries as unrestricted subsidiaries.

        From time to time, depending upon market, pricing and other conditions, as well as on our cash balances and liquidity, we may seek to repurchase a portion of the senior notes and/or senior subordinated notes in the open market.

        Subject to certain exceptions, the indentures governing the notes permit us and our restricted subsidiaries to incur additional indebtedness, including secured indebtedness. None of Travelport (Bermuda) Ltd. and its subsidiaries, which together comprise the non-U.S. operations of Travelport, guarantee the notes offered hereby. These entities will be more restricted than the Issuer and the guarantors in their ability to incur indebtedness.

New Parent Company PIK Loans

        Our parent company, Travelport Holdings Limited, has recently entered into a credit agreement for a $1.1 billion senior unsecured pay-in-kind ("PIK") term loan. Interest is payable quarterly in arrears at a rate starting at LIBOR + 700 base points for the first 18 months, increasing to LIBOR + 750 for the next 12 months and then increasing to LIBOR plus 800 thereafter. Interest may be paid in kind unless our parent company elects to pay in cash. The PIK loans are not prepayable for the first eight months and then would be prepayable at par for the next 13 months and then at declining premiums thereafter. The PIK loans are due five years after they are made. Travelport Holdings Limited is using the net proceeds from the borrowings of the PIK term loans to pay a dividend to its shareholders.

Proposed Worldspan Acquisition

        The proposed acquisition of Worldspan would be funded with an additional $1,040 million of senior secured term loans. In addition, the senior secured revolving credit facility would increase by $25 million as would the synthetic letter of credit facility.

Interest Rate Risk

        A portion of the debt used to finance much of our operations is exposed to interest rate fluctuations. We use various hedging strategies and derivative financial instruments to create an appropriate mix of fixed and floating rate assets and liabilities. The primary interest rate exposure at December 31, 2006 was to interest rate fluctuations in the United States and Europe, specifically LIBOR and EURIBOR interest rates. We currently use interest rate swaps as the derivative instrument in these hedging strategies. The derivatives used to manage the risk associated with our floating rate debt were designated as cash flow hedges.

Commitments and Contingencies

        Orbitz sued Worldspan in Illinois state court in September 2005. The complaint alleged that Worldspan misrepresented and omitted material facts in connection with the parties' negotiation of amendments to the parties' CRS access contract ("The CRS Agreement") in 2002 and 2004, and that the omissions and misrepresentations violated the Illinois Consumer Fraud Act. Orbitz's complaint sought to rescind the amendments to the CRS Agreement and unspecified monetary damages. On September 19, 2005, Worldspan removed Orbitz's state court case to federal court. On April 3, 2006, the case was remanded back to state court. On July 5, 2006, Orbitz filed an Amended Complaint against Worldspan, asserting 8 causes of action including Director Conflict of Interest, Fraudulent Inducement under the Illinois Consumer Fraud Act, Common Law Fraud, Equitable Estoppel, two Breach of Contract counts, and Declaratory Relief. In the Amended Complaint, Orbitz seeks rescission of the contract, unspecified monetary damages and costs, and a Declaratory Judgment. On August 14, 2006, Worldspan filed a motion to dismiss 4 of Orbitz's claims in the Amended Complaint (consumer fraud, fraud, director conflict and equitable estoppel). The parties have briefed the issues raised by Worldspan's motion, but the case has been stayed by agreement of the parties.

        Worldspan sued Orbitz in federal court in Chicago in September 2005. The complaint alleged breach of contract and the violation of the federal Computer Fraud and Abuse Act. Worldspan alleged that Orbitz violated the parties' CRS Agreement by using certain Worldspan data to support Orbitz's Supplier Link product, and by using the services of non-Worldspan CRS's to support Supplier Link bookings. Additionally, Worldspan alleged that Orbitz's shopping provider, ITA, is a CRS and that the use of ITA's non-CRS related services breached the CRS Agreement. Worldspan's Computer Fraud and Abuse Act claim related to Orbitz's alleged impermissible use of Worldspan's system for use or support of Supplier Link bookings. The complaint sought in excess of $50 million as damages. On April 19, 2006, Worldspan's federal complaint was dismissed in its entirety. Worldspan appealed the order, and filed its opening brief in support of the appeal with the Seventh Circuit on November 6, 2006. The appeal has been stayed by agreement of the parties, and no hearing or ruling date has been set.

        Worldspan filed a separate Illinois state court case against Orbitz on April 24, 2006. In that complaint, Worldspan alleged the same state law claims as its dismissed federal suit. Worldspan filed an amended complaint on October 16, 2006 adding a claim under the Georgia Computer Systems Protection Act and contract claims alleging failure by Orbitz to mediate certain issues and breach of the covenant of good faith and fair dealing. On November 17, 2006, Orbitz filed a motion to dismiss Worldspan's complaint, and the parties have briefed the issues. This case has been stayed by the agreement of the parties.

        We and certain of our online travel businesses are parties to litigation brought by consumers and municipalities and other governmental entities involving hotel occupancy taxes. We believe that the claims in such litigation lack merit and we will continue to defend vigorously against them.

        We believe that we have adequately accrued for such matters as appropriate or, for matters not requiring accrual, believe that such matter will not have a material adverse effect on our results of operations, financial position or cash flows based on information currently available. However, litigation is inherently unpredictable and, although we believe that our accruals are adequate and/or that we have valid defenses in these matters based upon advice of counsel, unfavorable resolutions could occur. As such, an adverse outcome from such unresolved proceedings for which claims are awarded in excess of the amounts accrued for could be material to us with respect to earnings or cash flows in any given reporting period. However, we do not believe that the impact of such unresolved litigation would result in a material liability to us in relation to our combined financial position or liquidity.

Contractual Obligations

        The following table summarizes our future contractual obligations as of December 31, 2006. The table below does not include future cash payments related to (i) contingent payments that may be made to Avis Budget and/or third parties at a future date, (ii) payments that may result from the transfer to us of certain assets by Avis Budget or (iii) the various guarantees described in the notes to the financial statements included elsewhere herein.

(in millions)	2007	2008	2009	2010	2011	Thereafter	Total
Debt(a)	$24	$24	$22	$22	$22	$3,533	$3,647
Interest payments(b)	341	338	336	334	332	717	2,398
Operating leases	33	31	31	27	23	90	235
Other purchase commitments(*)	125	82	69	61	48	—	385

Total	$523	$475	$458	$444	$425	$4,340	$6,665

(*)
Primarily reflects our agreement with IBM for data center services.

(a)
The information above excludes the $1.1 billion of senior PIK term loans due 2012 of our parent company, Travelport Holdings Limited.

(b)
Includes interest payments on fixed and floating rate long term debt. Interest rate assumption for all periods presented is based on the actual weighted average interest rate for 2006.

Other Commercial Commitments and Off-Balance Sheet Arrangements

        Purchase Commitments.    In the normal course of business, we make various commitments to purchase goods or services from specific suppliers and for other capital expenditures. As of December 31, 2006, the Company had approximately $385 million of outstanding purchase commitments, primarily relating to service contracts for information technology. These purchase obligations extend through 2011.

        Standard Guarantees/Indemnifications.    In the ordinary course of business, we enter into numerous agreements that contain standard guarantees and indemnities whereby we indemnify another party for breaches of representations and warranties. In addition, many of these parties are also indemnified against any third-party claim resulting from the transaction that is contemplated in the underlying agreement. Such guarantees and indemnifications are granted under various agreements, including those governing (i) purchases, sales or outsourcing of assets or businesses, (ii) leases of real estate, (iii) licensing of trademarks or other intellectual property, (iv) access to credit facilities and use of derivatives and (v) issuances of debt securities. The guarantees and indemnifications issued are for the benefit of the (i) buyers in sale agreements and sellers in purchase agreements, (ii) landlords in lease contracts, (iii) financial institutions in credit facility arrangements and derivative contracts and (iv) underwriters in debt security issuances. While some of these guarantees and indemnifications extend only for the duration of the underlying agreement, many survive the expiration of the term of the agreement or extend into perpetuity (unless subject to a legal statute of limitations). There are no specific limitations on the maximum potential amount of future payments that we could be required to make under these guarantees and indemnifications, nor are we able to develop an estimate of the maximum potential amount of future payments to be made under these guarantees and indemnifications as the triggering events are not subject to predictability. With respect to certain of the aforementioned guarantees and indemnifications, such as indemnifications of landlords against third-party claims for the use of real estate property leased by us, insurance coverage is maintained that mitigates any potential payments to be made.

        Other.    Bastion Surety, a joint venture with Orbis Capital Limited, is a bond provider on behalf of travel agencies and tour operators in the United Kingdom. It is authorized and regulated by the UK Financial Services Authority to provide bonding insurance in the United Kingdom, Belgium, France, Ireland and the Netherlands as an alternative to cash and bank bonds to protect consumers in the event of business failure of a travel agent or tour operator. From time to time, travel agents and/or tour operators fail, requiring a draw down on these bonds, which can result in the loss of the amount of the bond provided on behalf of such travel agent or tour operator. The total bonds outstanding as of March 30, 2007 are approximately $105 million. We were notified of potential defaults on bonds totaling approximately $6 million during 2006 and approximately $1 million in 2007. The majority of bonds have an expiration date during 2007, and we are not currently actively issuing new bonds at this time, other than renewals for existing clients. While we endeavor to only issue bonds after appropriate credit diligence on the travel agent or tour operator, we can provide no assurance that such agents or operators will not ultimately default on their bond obligations to Travelport.

Changes in Accounting Policies

        We have adopted the recently issued standards as required, SFAS No. 154, "Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3".

        For detailed information regarding recently issued accounting pronouncements and the impact thereof on our business, see note 3 to the financial statements included elsewhere herein.

Quantitative and Qualitative Disclosures About Market Risk

        We may hedge, as appropriate, our interest rate and currency exchange rate exposure. We use foreign currency forwards to manage and reduce the foreign currency exchange rate risk associated with our foreign currency denominated receivables, forecasted earnings of foreign subsidiaries and other transactions.

        We are exclusively an end user of these instruments, which are commonly referred to as derivatives. We do not engage in trading, market making or other speculative activities in the derivatives markets. More detailed information about these financial instruments is provided in note 15 to the combined financial statements. Our principal market exposure is foreign currency rate risks.

        We have foreign currency rate exposure to exchange rate fluctuations worldwide and particularly with respect to the pound sterling, the euro and the Australian dollar. We anticipate that such foreign currency exchange rate risk will remain a market risk exposure for the foreseeable future.

        We assess our market risk based on changes in foreign currency exchange rates utilizing a sensitivity analysis. The sensitivity analysis measures the potential impact in earnings, fair values and cash flows based on a hypothetical 10% change (increase and decrease) in currency rates.

        The fair values of cash and cash equivalents, trade receivables, accounts payable and accrued expenses and other current liabilities approximate carrying values due to the short-term nature of these assets. We use a current market pricing model to assess the changes in the value of the U.S. dollar on foreign currency denominated monetary assets and liabilities and derivatives. The primary assumption used in these models is a hypothetical 10% weakening or strengthening of the U.S. dollar against all our currency exposures as of December 31, 2006 and 2005.

        Our total market risk is influenced by a wide variety of factors including the volatility present within the markets and the liquidity of the markets. There are certain limitations inherent in the sensitivity analyses presented. While probably the most meaningful analysis, these "shock tests" are constrained by several factors, including the necessity to conduct the analysis based on a single point in time and the inability to include the complex market reactions that normally would arise from the market shifts modeled.

        We used December 31, 2006, 2005 and 2004 market rates on outstanding financial instruments to perform the sensitivity analyses separately for each of our currency rate instruments. The estimates are based on the market risk sensitive portfolios described in the preceding paragraphs and assume instantaneous, parallel shifts in exchange rates.

        We have determined that the impact of a 10% change in foreign currency exchange rates and prices on our earnings, fair values and cash flows would not be material. While these results may be used as benchmarks, they should not be viewed as forecasts.

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Travelport Limited Financial Statements
TRAVELPORT LIMITED INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
TRAVELPORT LIMITED STATEMENTS OF OPERATIONS (in millions)
TRAVELPORT LIMITED BALANCE SHEETS (in millions, except share data)
TRAVELPORT LIMITED STATEMENTS OF CASH FLOWS (in millions)
TRAVELPORT LIMITED STATEMENTS OF CHANGES IN EQUITY (in millions)
TRAVELPORT LIMITED NOTES TO FINANCIAL STATEMENTS (Unless otherwise noted, all amounts are in millions, except share data)
STATEMENTS OF OPERATIONS
BALANCE SHEETS
STATEMENT OF CASH FLOWS
TRAVELPORT LIMITED CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS (Unless otherwise noted, all amounts are in millions, except share data) July 13, 2006 (Formation Date) through December 31, 2006
TRAVELPORT LIMITED CONSOLIDATING CONDENSED BALANCE SHEET (Unless otherwise noted, all amounts are in millions, except share data) As of December 31, 2006
TRAVELPORT LIMITED CONSOLIDATING CONDENSED CASH FLOWS (Unless otherwise noted, all amounts are in millions, except share data) For the Period July 13, 2006 (Formation Date) through December 31, 2006
TRAVELPORT BUSINESSES OF AVISBUDGET CORPORATION (PREDECESSOR) COMBINING CONDENSED STATEMENT OF OPERATIONS For the Period January 1, 2006 through August 22, 2006
TRAVELPORT BUSINESSES OF AVISBUDGET CORPORATION (PREDECESSOR) COMBINING CONDENSED STATEMENT OF OPERATIONS (Unless otherwise noted, all amounts are in millions, except share data) For the Year Ended December 31, 2005
TRAVELPORT BUSINESSES OF AVISBUDGET CORPORATION (PREDECESSOR) COMBINING CONDENSED STATEMENT OF OPERATIONS (Unless otherwise noted, all amounts are in millions, except share data) For the Year Ended December 31, 2004
TRAVELPORT BUSINESSES OF AVISBUDGET CORPORATION (PREDECESSOR) COMBINING CONDENSED BALANCE SHEET (Unless otherwise noted, all amounts are in millions, except share data) As of December 31, 2005
TRAVELPORT BUSINESSES OF AVISBUDGET CORPORATION (PREDECESSOR) COMBINING CONDENSED CASH FLOWS (Unless otherwise noted, all amounts are in millions, except share data) For the Period January 1, 2006 through August 22, 2006
TRAVELPORT BUSINESSES OF AVISBUDGET CORPORATION (PREDECESSOR) COMBINING CONDENSED CASH FLOWS (Unless otherwise noted, all amounts are in millions, except share data) For the Year Ended December 31, 2005
TRAVELPORT BUSINESSES OF AVISBUDGET CORPORATION (PREDECESSOR) COMBINING CONDENSED CASH FLOWS (Unless otherwise noted, all amounts are in millions, except share data) For the Year Ended December 31, 2004
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS